QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.2

AMENDMENT NO. 1 TO TERM LOAN AGREEMENT

Dated as of December 6, 2002

Between

FREEMANTLE LIMITED
as Lender

and

SENECA NIAGARA FALLS GAMING CORPORATION,
as Borrower

AMENDMENT NO. 1 TO TERM LOAN AGREEMENT

        THIS AMENDMENT NO. 1 to TERM LOAN AGREEMENT (this "Amendment") is made as of the 6th day of December, 2002, with reference to the Term Loan Agreement dated as of November 22, 2002, by and between Freemantle Limited, a corporation organized in the Isle of Man ("Lender"), and Seneca Niagara Falls Gaming Corporation ("Borrower"), a tribally chartered corporation formed by the Seneca Nation of Indians, a federally recognized Indian Tribe and Native American sovereign nation (the "Nation"). Capitalized terms used but not defined herein are used with the meanings set forth for those terms in the Term Loan Agreement.

W I T N E S S E T H

        WHEREAS, pursuant to the Term Loan Agreement the Borrower agreed to borrow from Lender, and the Lender agreed to lend to the Borrower, an aggregate amount equal to Eighty Million Dollars ($80,000,000) (the "Loan"), of which an aggregate amount equal to Twenty Seven Million Dollars ($27,000,000) has previously been disbursed in three disbursements: (i) two disbursements in an aggregate amount equal to Thirteen Million Dollars ($13,000,000) have been disbursed pursuant to an interim term loan agreement dated October 23, 2002 (the "Interim Term Loan Agreement"), of which (a) on October 23, 2002, the first disbursement of Eight Million Dollars ($8,000,000) (the "First Interim Disbursement") was used solely for the purpose of financing the certain costs of the Project, as provided in the Interim Term Loan Agreement; and (b) on November 1, 2002, the second disbursement of Five Million Dollars ($5,000,000) (the "Second Interim Disbursement") was used by the Borrower to reimburse the Nation for the cost of certain pre-development activities, and to distribute to the Nation additional funds for operating costs of the Nation; and (ii) on November 22, 2002, the third disbursement of Fourteen Million Dollars ($14,000,000) (the "Third Disbursement") has been disbursed pursuant to the Term Loan Agreement (which Term Loan Agreement superceded the Interim Term Loan Agreement) for the purpose of financing the Construction and Indirect Costs and expenses of the Project, including, without limitation, costs and expenses associated with pre-development, pre-opening, development, personnel and other similar costs (the "Approved Costs"), as described in the Term Loan Agreement.

        WHEREAS, pursuant to the Term Loan Agreement, the Lender is this day making an additional disbursement of the Loan, in an aggregate amount equal to Six Million Six Hundred Thousand Dollars ($6,600,000), to Borrower, to be allocated and used solely for the purpose of financing certain Approved Costs as described herein.

        NOW, THEREFORE, Borrower, acting with the consent of the Lender in accordance with Section 14.7 of the Term Loan Agreement, hereby agrees to amend the Term Loan Agreement as follows:

        1.1.    Amendment to Section 2.1—Advances.

        Section 2.1 of the Term Loan Agreement is hereby supplemented as follows:

        The Borrower acknowledges that Lender has previously disbursed, as part of the Second Disbursement, the amount of $1,950,000 for purposes of acquisition of the approximately 5.25 acre parking lot parcel, currently owned by the City of Niagara Falls ("City") and located immediately adjacent, to the east, to the Facility (the "Parking Lot"), but that such Parking Lot has not yet been acquired. Due to various costs of developing the Project, Borrower has informed Lender that it may need additional funds to complete acquisition of such Parking Lot. Accordingly, Borrower has requested that Two Million Dollars ($2,000,000) of the Six Million Six Hundred Thousand Dollars ($6,600,000) Advance to be disbursed on the date hereof (the "Fourth Disbursement") be allocated and available to fund any or all of (i) a portion of the acquisition cost of the Parking Lot, to the extent the Borrower does not have sufficient funds remaining from prior Advances for purposes of completing such acquisition, and/or (ii) other Approved Costs.

        To the extent and at the time that Borrower requires some or all of the aforesaid $2,000,000 to complete acquisition of the Parking Lot and/or for payment of other Approved Costs such funds shall promptly be made available to Borrower for such purpose. Pending submission of evidence reasonably satisfactory to the Lender demonstrating such requirements, including a budget detailing the other Approved Costs, such $2,000,000 shall be held back by Lender in an interest bearing escrow account, provided that such funds shall nevertheless be treated as an Advance as of the date hereof and shall accordingly bear interest at the Fixed Rate. To the extent that Borrower does not require some or all of the aforesaid $2,000,000 to complete acquisition of the Parking Lot or to pay other Approved Costs, in either event prior to December 22, 2002, such funds shall be made available to Borrower in connection with the next Advance under the Term Loan Agreement, currently anticipated to be made on or about December 22, 2002, for Approved Costs.

        1.2.    Amendments to Section 8.1—Affirmative Covenants and Environmental Agreement of Borrower Applicable throughout the Term.

        Section 8.1 of the Term Loan Agreement is hereby amended to add affirmative covenants as Sections 8.1(uu) and (vv):

          (uu) At the time of purchase of the Parking Lot by the Borrower, the Borrower shall execute and deliver an amendment to the Leasehold Mortgage (Indirect Costs) so as to spread the collateral granted thereunder to include a first priority fee mortgage on the Parking Lot in favor of the Lender as additional collateral for the Lan, and shall comply with all requirements of the Term Loan Agreement relating to the status of the Parking Lot as After-Acquired Property, including the delivery of a satisfactory lender's title insurance policy (subject only to Permitted Encumbrances), satisfaction of applicable Legal Requirements (including approval of the Secretary of such mortgage, if required) and compliance with the provisions of Section 8.1(hh) of the Term Loan Agreement. Such mortgage, when properly recorded in the appropriate records, together with any Uniform Commercial Code financing statements required to be filed in connection therewith, will create a valid, enforceable, perfected first priority interest in the Parking Lot herein securing the Loan, subject only to Permitted Encumbrances.

          (vv) Borrower intends to sell the Parking Lot to the Nation at a later date. Such sale shall be subject to the following conditions: (i) simultaneously with such sale, the Nation shall lease back the Parking Lot to the Borrower on terms and conditions that are satisfactory to the Lender, provided further that any rent paid to the Nation with respect to such Parking Lot shall in all events be subordinate to payment of (a) Current Interest, Variable Interest, Fixed Interest and principal under the Term Loan Agreement, and (b) required deposits into the Sinking Fund Account; (ii) the mortgaged property granted in the Leasehold Mortgage (Indirect Costs) will be spread to include a perfected first priority leasehold mortgage on its leasehold interest in the Parking Lot, and shall satisfy all applicable requirements of the Term Loan Agreement relating to the status of the Parking Lot as After-Acquired Property; (iii) to the extent that the cash portion of the sale price to the Nation that is paid to the Borrower at the time of transfer is less than the price paid by the Borrower to acquire the Parking Lot, such difference shall be deemed a distribution by the Borrower to the Nation at the time of such transfer, and Borrower agrees that it will not consummate such sale to the Nation until such time as Borrower would be permitted to make a distribution in such amount as a Permitted Transfer in conformance with Section 8.3(e); (iv) such deemed distribution shall be treated as a distribution for all purposes under the Term Loan Agreement, including without limitation Section 8.3(e); and (v) the proceeds of sale to the Nation shall be invested by the Borrower in the Project. Any transfer of the Parking Lot without satisfaction of the foregoing conditions shall be a breach of the Term Loan Agreement. Subject to satisfaction of the foregoing conditions at the time of such transfer, Lender shall subordinate and/or release its fee mortgage on the Parking Lot to the interest of the Nation, such that it thereafter holds solely the leasehold mortgage described in clause (ii) above.

2

        By way of illustration of subparagraph (vv), clause (iii), assume that the Borrower purchases the Parking Lot for $2,000,000 and sells the Parking Lot to the Nation for $1,500,000. Such transaction will be treated as though the Nation actually paid $2,000,000 to the Borrower for the Parking Lot, and the Borrower immediately made a $500,000 distribution to the Nation. The Borrower would not be permitted to engage in such transaction unless at the time of transfer it is otherwise permitted to make a $500,000 distribution to the Nation.

        By way of illustration of subparagraph (vv), clause (iv), assume that the sale of the Parking Lot occurred in June 2004 as described in the preceding paragraph and that, at the end of calendar year 2004, the Borrower would be entitled to make a distribution to the Nation of $20,000,000 as a Permitted Transfer in respect of calendar year 2004. In making such distribution, the actual amount of cash distributable to the Nation would be $19,500,000 since the Borrower would be deemed already to have made a distribution of $500,000.

        1.3.    Representations and Warranties.    The Borrower hereby represents and warrants as follows:

          (a)   Borrower has full power, authority and legal right to execute, deliver and perform this Amendment, and has taken all necessary corporate and other action to authorize the execution, delivery and performance by Borrower of this Amendment. This Amendment has been duly executed and delivered by a duly authorized officer of Borrower, and this Amendment constitutes a valid, legal and binding obligation of Borrower, enforceable against Borrower in accordance with the terms set forth in the Term Loan Agreement;

          (b)   Giving effect to the execution, delivery and performance of this Amendment and the agreements referred to herein, and to the consummation of the transactions contemplated hereby, no Event of Default under the Term Loan Agreement has occurred and remains continuing;

          (c)   Each of the representations and warranties set forth in Section 7 of the Term Loan Agreement, as amended hereby, are true and correct as of the date of this Amendment.

        1.4.    Conditions; Effectiveness.    The effectiveness of this Amendment shall be subject to the condition precedents that:

          (a)   The Lender shall have received counterparts of this Amendment executed by the Borrower;

          (b)   The Borrower shall have adopted such authorizing resolutions as are appropriate, in the reasonable opinion of Lender's counsel, for such parties to execute, deliver and perform their obligations under this Amendment.

        1.5.    No Waiver.    The waivers and consents contained in this Amendment are limited to the matters expressed herein and do not constitute, nor should they be construed as, a waiver of any other right, power or privilege under the Loan Documents, or under an agreement, contract, indenture, document or instrument mentioned in the Loan Documents.

        1.6.    Effectiveness of the Term Loan Agreement.    Except as hereby expressly amended, the Term Loan Agreement remains in full force and effect, and is hereby ratified and confirmed in all respects, including without limitation (i) the Borrower's waiver of sovereign immunity and consent to suit, consent to personal jurisdiction and service of process and waiver of right to jury trial, and (ii) the governing law provisions thereof.

        1.7.    Counterparts.    This Amendment may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original for all purposes, but all such counterparts shall together constitute but one and the same instrument.

(signatures follow immediately)

3

        IN WITNESS WHEREOF, Borrower and Lender have each caused this Amendment to be duly executed as of the date and year first above written.

THE SENECA NIAGARA FALLS GAMING CORPORATION, AS BORROWER:
By:	/s/ CYRUS SCHINDLER Printed Name: Cyrus Schindler Title: Chairman, Seneca Niagara Falls Gaming Corporation
FREEMANTLE LIMITED, AS LENDER:
By:	/s/ TAN SRI LIM KOK THAY Printed Name: Tan Sri Lim Kok Thay Title:

4

TERM LOAN AGREEMENT

Dated as of November 22, 2002

Between

FREEMANTLE LIMITED
as Lender

and

SENECA NIAGARA FALLS GAMING CORPORATION,
as Borrower

i

SECTION 11.	REMEDIES	58
11.1.	Remedies	58
11.2.	Remedies Cumulative, Concurrent and Nonexclusive	60
11.3.	No Conditions Precedent to Exercise of Remedies	60
11.4.	Waivers	60
11.5.	Discontinuance of Proceedings	60
11.6.	Costs	61
11.7.	Liquidated Damages	61
11.8.	Remedy upon Suspension or Revocation of Non-Class III Gaming Registration	61
SECTION 12.	RECOURSE	62
SECTION 13.	INFORMATION AND REPORTING REQUIRMENTS	62
13.1.	Financial and Business Information	62
SECTION 14.	MISCELLANEOUS	65
14.1.	Costs and Expenses	65
14.2.	Indemnification	66
14.3.	Nonliability of the Lenders	66
14.4.	Relationship with the Lender	66
14.5.	Further Assurances	67
14.6.	Integration	67
14.7.	Amendments	67
14.8.	Assignment; Binding Effect; Successors and Assigns	67
14.9.	Captions; References	68
14.10.	Counterparts	68
14.11.	Severability	68
14.12.	Survival of Representations, Etc.	68
14.13.	Notices	68
14.14.	Compliance with 25 U.S.C. § 81	69
14.15.	Waivers	69
14.16.	Waiver of Immunity and Consent to Suit	70
14.17.	Personal Jurisdiction and Service of Process	70
14.18.	Jurisdiction and Governing Law	70
14.19.	Waiver of Trial by Jury	70
14.20.	Effect of Waivers and Consents	71
14.21.	Confidentiality	71

ii

SCHEDULE I:	LITIGATION AND CLAIMS
SCHEDULE II:	PERMITS, LICENSES, CONSENTS, APPROVALS
SCHEDULED III:	INTENTIONALLY OMITTED
SCHEDULE IV:	SCHEDULE OF INSURANCE
EXHIBIT A-1:	DESCRIPTION OF STATE'S LAND
EXHIBIT A-2:	DESCRIPTION OF PRIVATE LAND
EXHIBIT A-3:	DESCRIPTION OF PROJECT
EXHIBIT B:	FORM OF LEASEHOLD MORTGAGE
EXHIBIT C:	REQUEST FOR ADVANCE
EXHIBIT D:	DEFEASANCE
EXHIBIT E:	FORM OF BORROWER'S CERTIFICATE
EXHIBIT F:	FORM OF OPINION OF COUNSEL FOR BORROWER
EXHIBIT G:	INSURANCE
EXHIBIT H:	FORM OF ORDINANCE
EXHIBIT I.	FORM OF TITLE INSURANCE POLICY
EXHIBIT J:	SCHEDULE OF PERMITTED ENCUMBRANCES
EXHIBIT K:	TERM SHEETS WITH IGT AND BALLY
EXHIBIT L:	NATION AGREEMENT
EXHIBIT M:	CASH COLLATERAL AGREEMENT
EXHIBIT N:	FORM OF AMENDED AND RESTATED PROMISSORY NOTE
EXHIBIT O:	PROJECTIONS

iii

TERM LOAN AGREEMENT

        THIS TERM LOAN AGREEMENT (as supplemented, modified, amended, restated or extended from time to time, the "Agreement") is made as of the 22nd day of November, 2002, by and between Freemantle Limited, a corporation organized in the Isle of Man ("Lender"), and Seneca Niagara Falls Gaming Corporation ("Borrower"), a tribally chartered corporation formed by the Seneca Nation of Indians, a federally recognized Indian Tribe and Native American sovereign nation (the "Nation").

W I T N E S S E T H

        WHEREAS, the State of New York was the owner and seller of those certain parcels of land located in Niagara Falls, New York, upon which the Niagara Falls Convention Center (the "Facility") is located, as more particularly described in Exhibit A-1 attached hereto (such parcels and buildings, together with all rights and interests appurtenant thereto, the "State's Land") and on October 25, 2002, transferred such property by quit claim deed to the Nation in fee simple; and

        WHEREAS, Nation intends to acquire various additional parcels of land contiguous to the State's Land, as more particularly described in Exhibit A-2 attached hereto, from certain private and municipal parties (such parcels and buildings, together with all rights and interests appurtenant thereto, the "Private Land", and, together with the State's Land, the "Land"), provided that "Land" as used herein shall include any real property that is owned or leased by the Nation (or any Affiliate thereof) and leased or subleased to the Borrower, as well as any other real property leased or subleased by the Borrower, including any improvements on the Land but not (i) real property not owned or leased by Nation or the Borrower or (ii) property and buildings owned by the Saint Mary's Roman Catholic Church Society of Niagara Falls; and

        WHEREAS, Borrower has commenced construction of the Seneca Niagara Falls casino (the "Seneca Niagara Falls Casino") in the Facility and desires to operate the Seneca Niagara Falls Casino therein and to construct and operate certain ancillary facilities adjacent to the Facility (collectively, the "Project," and more particularly described in Exhibit A-3), all to be located on the Land; and

        WHEREAS, the Nation has entered into the Compact with the State; and

        WHEREAS, the Compact submitted by the Nation for approval by the Secretary pursuant to IGRA has been deemed approved by the Secretary on October 25, 2002;

        WHEREAS, the Nation has submitted to the Secretary for approval an application to hold the State's Land in restricted fee status pursuant to the Seneca Nation Land Claims Settlement Act, 25 U.S.C.§1774(f)(c);

        WHEREAS, the Secretary by letter dated November 12, 2002, has stated that (a) lands placed in restricted fee status pursuant to the Seneca Nation Land Claims Settlement Act, 25 U.S.C. §1774, et. seq., meet the definition of "Indian country" under 18 U.S.C. §1151 and are subject to the Nation's jurisdiction; (b) are subject to Section 20 of IGRA, 25 U.S.C. §2719; and (c) are exempt from the prohibition on gaming contained in Section 20 because they are lands acquired as part of the settlement of a land claim, and thus fall within the exception in 25 U.S.C. §2719(b)(1)(B)(i).

        WHEREAS, it is expected that the Nation shall file applications with the Secretary to have various parcels of Private Land held in restricted fee status as it acquires title to them;

        WHEREAS, the Nation has leased the Facility to the Borrower pursuant to a certain lease agreement dated as of October 25, 2002 (the "Head Lease") for a term of approximately twenty-one years;

        WHEREAS, the Borrower has leased the Facility to Empire State Development Corporation ("ESD"), formerly known as the New York State Urban Development Corporation, a corporate governmental agency of the State constituting a political subdivision and public benefit corporation, pursuant to a certain sublease agreement dated as of October 25, 2002 (the "Sublease") for an annual rent of One Dollar ($1.00) for a term of approximately twenty-one (21) years;

        WHEREAS, ESD has subleased back the Facility to the Borrower under a certain sub-sublease agreement dated as of dated as of October 25, 2002 (the "Sub-Sublease");

        WHEREAS, the Nation and ESD entered into a non-disturbance and attornment agreement dated as of October 25, 2002 (the "Non-Disturbance and Attornment Agreement") to assure ESD's possession of the Facility under the Sublease upon the terms and conditions therein mentioned;

        WHEREAS, as part of the documentation relating to the lease arrangements, the Nation executed and delivered a reaffirmation (the "Reaffirmation"), pursuant to which the Nation reaffirmed to the State the Nation's obligations under Section 11(b)(2) of the Compact concerning the title transfer and leasing arrangements;

        WHEREAS, the Borrower has granted to the Lender the Leasehold Mortgages of its interest in the Sub-Sublease, such Leasehold Mortgages in the form substantially set forth in Exhibit B;

        WHEREAS, as part of its application to have the State's Land held in restricted status pursuant to the Seneca Nation Land Claims Settlement Act, the Nation has requested that the Secretary approve the Leases and the Non-Disturbance and Attornment;

        WHEREAS Borrower desires to borrow from Lender an aggregate amount equal to Eighty Million Dollars ($80,000,000) (the "Permanent Loan"), of which an aggregate amount equal to Thirteen Million Dollars ($13,000,000) has been disbursed pursuant to an interim term loan agreement dated October 23, 2002 (the "Interim Term Loan Agreement") in two disbursements: (a) on October 23, 2002, the first disbursement of Eight Million Dollars ($8,000,000) (the "First Interim Disbursement"), used solely for the purpose of financing the Interim Construction costs of the Project, including payment of interest on the Loan to the extent provided in the Interim Term Loan Agreement; and (b) on November 1, 2002, the second disbursement of Five Million Dollars ($5,000,000) (the "Second Interim Disbursement"), to be used solely (i) in the amount of Four Million Dollars ($4,000,000) by the Borrower to reimburse the Nation for the cost of certain pre-development activities, and (ii) One Million Dollars ($1,000,000) for the Borrower to distribute to the Nation for operating costs of the Nation, for such purposes as the Nation may elect, and Lender loaned such amounts to Borrower upon the terms and conditions set forth in the Interim Term Loan Agreement.

        WHEREAS, the portion of the Permanent Loan remaining to be disbursed, in an aggregate amount equal to Sixty-Seven Million Dollars ($67,000,000), shall be disbursed by Lender to Borrower as set forth herein, to be allocated and used solely for the purpose of financing the Construction and Indirect Costs and expenses of the Project, including, without limitation, costs and expenses associated with pre-development, pre-opening, development, personnel and other similar costs (the "Approved Costs"), and Lender is willing to lend such amounts to Borrower upon the terms and conditions set forth herein.

        WHEREAS, the Permanent Loan and the documentation relating hereto supercedes the Interim Loan and the documentation relating thereto (including the Interim Term Loan Agreement).

        NOW, THEREFORE, in consideration of the terms and conditions contained herein, and of any extension of credit now and hereafter made by Lender to Borrower, the parties hereto hereby agree as follows:

        SECTION 1.    DEFINITIONS AND MISCELLANEOUS

          1.1.    Defined Terms.    When used herein, the following terms have the following meanings:

        "Additional Amount" has the meaning set forth in Section 3.11(b).

        "Additional Development" has the meaning specified in Section 5.1.

        "Advance" means, with respect to any Disbursement Date, any advance made hereunder by Lender on such Disbursement Date in respect of the Permanent Loan financing of Approved Costs.

        "Affidavit" means the affidavit provided by Borrower under Section 22 of the Lien Law of the State of New York as described in Section 6.2(i).

        "Affiliate" means any Person which, directly or indirectly, controls, is controlled by or is under common control with, any other Person, or is an officer, director or member of any other Person. The term control (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the Person in question.

        "After-Acquired Property" shall have the meaning set forth in Section 8.1(hh).

        "Agreement" has the meaning set forth in the opening paragraph.

        "Approved Costs" has the meaning set forth in the Recitals hereto.

        "Available Assets and Revenues" means, at any time, (a) the security granted to secure Borrower's obligations hereunder and under the Leasehold Mortgages and the Note, including without limitation the Cash Account, (b) all of the Property of Borrower at such time, including, without limitation, the Leased Property and the Personalty and all Property contributed to Borrower by the Nation or generated through operation of the Facility, and (c) any transfer of funds or Property to the Nation or any Affiliate, or any Restricted Investment made by the Borrower, that does not constitute a Permitted Transfer.

        "Available Cash Balance" means cash or Permitted Investments that are maintained by the Borrower, not subject to any Lien in favor of any person, whether in the form of cash in slot machines or the cage at the Seneca Niagara Falls Casino or deposits in the Borrower's Cash Account or Operating Account; provided that, Available Cash Balances shall not include (i) any deposits in the Sinking Fund Account or any Restricted Investments, or (ii) any cash or Permitted Investments held by the Nation or any Affiliate of the Borrower.

        "Available Cash Flow" means, for any fiscal period, whether a month, fiscal year or 12-month period, (a) EBITDA for that period, minus (b) the amount of Maintenance Capital Expenditures made during that period, minus (c) any principal repayments with respect to Indebtedness and capital leases constituting Recourse Obligations required to be made during that period in cash, minus (d) amounts paid to the State pursuant to the revenue sharing requirements of the Compact during that period (provided, that such amounts shall not be deducted if they have already been deducted in computing the Net Income component of EBITDA), minus (e) the amount of cash Interest Charges during that period, minus (f) the pro rata accrued portion of the unpaid annual Sinking Fund Account deposit due in respect of such period, (i.e., for the 12-month period ending June 30, 2004, assuming that the Sinking Fund Account deposit due on December 31, 2003 had been paid, such portion would equal $6,000,000, or one-half of the Sinking Fund Account deposit due for fiscal year 2004 and payable on December 31, 2004), and minus (g) an amount equal to the accrued monthly pro rata portion of any bullet-type principal payments (i.e., excluding Recourse Obligations having monthly amortizing principal payments) with respect to Indebtedness and capital leases constituting Recourse Obligations required to be made during any remaining portion of the fiscal year during which such month falls, so as to accrue an amount sufficient to pay such principal on the due date thereof (e.g., if a bullet principal payment were due on December 31 of a given year, an amount equal to 1/12 of such principal payment would be accrued in each month of such year for purposes of calculating Available Cash Flow).

        "Bally" has the meaning set forth in Section 8.3(e)(i)(A).

        "Banking Day" means a day on which banks are not required or authorized by law to close in New York City.

        "Bankruptcy Estate" has the meaning set forth in Section 3.6.

        "Borrower" has the meaning set forth in the Recitals hereto.

        "Building Loan Agreement" means the building loan agreement executed by the Borrower pursuant to the Lien Law of the State of New York, as described in Section 6.2(i).

        "Buildings" means any and all buildings, structures, utility sheds, workrooms, air conditioning towers, open parking areas, and all other structures and improvements of every kind whatsoever, and any and all additions, alterations, betterments or appurtenances thereto, now or at any time hereafter situated, placed or constructed on, over or under the Land or any part thereof, including, without limitation, the Facility (but excluding the property owned by the Saint Mary's Roman Catholic Church Society of Niagara Falls).

        "Capital Expenditures" means all payments due (whether or not paid) during any fiscal year or portion thereof in respect of the cost of any fixed asset or improvement, or replacement, substitution, or addition thereto, which has a useful life of more than one (1) year, including, without limitation, those arising in connection with the direct or indirect acquisition of assets by way of increased product or service charges or offset items or in connection with capital leases.

        "Cash Account" means that segregated account established and maintained with a depository institution organized under the laws of the United States or any one of the States thereof, including the District of Columbia, which account will be pledged to the Lender as additional collateral for the Loan such that Lender shall hold a first priority perfected security interest therein, in accordance with a cash collateral agreement to be entered in connection with the making of the Loan, provided that the unsecured long-term debt securities issued by such depository institution shall have a credit rating from Moody's Investors Service, Inc. or Standard & Poor's Corporation or any successor of either of them in one of its top three generic rating categories.

        "Cash Collateral Agreement" shall mean the cash collateral account agreement between the Borrower, the Lender and the Cash Collateral Account Bank, in a form substantially as set forth in Exhibit M.

        "Cash Collateral Account Bank" means Fleet National Bank, a national banking institution (together with its successors and assigns).

        "Casualty" means any damage to, or destruction or loss of, any Leased or Owned Property, Buildings or Personalty, whether caused by fire or other cause.

        "Change in Control" means the occurrence of any one or more of the following: (a) Borrower ceases to be a wholly-owned unit, instrumentality or subdivision of the government of the Nation; (b) Borrower ceases to have the exclusive legal right to operate the gaming operations of the Nation to the extent described in the Borrower's corporate charter; or (c)  Borrower sells, assigns, transfers, leases or otherwise disposes of all or substantially all of its assets to, any Person (except for any sale, assignment, transfer, lease or other disposition to a Subsidiary of Borrower permitted hereunder).

        "Chief Executive Officer" means the President and/or Chief Executive Officer of Borrower appointed from time to time in accordance with Borrower's corporate charter and bylaws and the laws of the Seneca Nation of Indians.

        "Code" means the United States Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.

        "Collateral" has the meaning set forth in the Leasehold Mortgages and the Security Agreement.

        "Commission" means the National Indian Gaming Commission, a commission within the United States Department of the Interior.

        "Compact" means the Nation -State Gaming Compact, entered into by the Nation and the State of New York on August 18, 2002, and deemed approved by the Secretary of the Interior pursuant to 25 U.S.C. § 2710(d)(7)(B)(vii) on October 25, 2002.

        "Comparable Treasury Issue" means, with respect to any Tax Event Redemption Date, the United States Treasury security selected by the Lender, as approved by the Borrower (such approval not to be unreasonably withheld, conditioned or delayed), as having a maturity comparable to the Remaining Life that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues or corporate debt securities of comparable maturity to the Remaining Life. If no United States Treasury security has a maturity which is within a period from three months before to three months after the Remaining Life, the two most closely corresponding United States Treasury securities shall be used as the Comparable Treasury Issue, and the Treasury Rate shall be interpolated or extrapolated on a straight-line basis, rounding to the nearest month using such securities.

        "Comparable Treasury Price" means (A) the average of five Reference Treasury Dealer Quotations of such Tax Event Redemption Date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if fewer than five such Reference Treasury Dealer Quotations are obtained, the average of all such Quotations.

        "Construction Consultant" means a construction consultant designated by the Lender for purposes of monitoring the progress of construction of the Project.

        "Construction Costs" means the payments to be made to contractors, subcontractors, laborers and materialmen for the improvements as more particularly set forth in the Affidavit.

        "Construction Progress Report" means a report prepared by the Construction Consultant for the Lender describing the progress of construction of the Project.

        "Contaminants" means those substances which are regulated by or form the basis of liability under any Environmental Law applicable to Borrower, the Leased Property or the Personalty or which could subject Lender to any liability in connection with the Loan, the Leased Property or the Personalty, including, without limitation, asbestos, PCBs, petroleum (including crude oil and any fractions thereof), natural gas, synthetic gas and any mixtures thereof, hazardous materials (including hazardous wastes), pollutants, chemicals or any other material or substance which now or in the future constitutes or is deemed by any Governmental Authority with jurisdiction over Borrower, the Leased Property or the Personalty or, with respect to its activities in connection with the Loan, the Leased Property, or the Personalty, Lender, to constitute a health or environmental hazard to any Person or property.

        "Contest Procedure" means, with respect to the contest of the validity, scope, applicability or amount of any matter or item being contested, a contest pursuant to an appropriate proceeding in an appropriate forum prosecuted diligently and in good faith, so long as (a) if the amount in question is greater than $500,000, Borrower has notified Lender of its intent to contest the validity, applicability or amount of such matter or item, (b) no risk of sale, forfeiture or loss of any interest in the Leased Property, the Project or the Personalty or any part thereof arises during the pendency of such contest and such contest does not materially adversely affect the construction, development or operation of the Facility or the Project, as contemplated hereby, (c) such contest does not have a material adverse effect on the business, operations, assets or financial or other condition of Borrower or the Project, as contemplated hereby, or the ability of Borrower to perform its obligations under this Agreement and/or the other Loan Documents, and (d) Borrower establishes adequate reserves in its books and records in respect of the matter or item being contested to the extent required by GAAP.

        "Contingent Obligation" means, as to any Person, any (a) direct or indirect guarantee of Indebtedness of, or other obligation performable by, any other Person, including any endorsement (other than for collection or deposit in the ordinary course of business), co-making or sale with recourse of the obligations of any other Person or (b) contractual assurance (not arising solely by operation of Law) given to an obligee with respect to the performance of an obligation by, or the financial condition of, any other Person, whether direct, indirect or contingent, including any purchase or repurchase agreement covering such obligation or any collateral security therefor, any agreement to provide funds (by means of loans, capital contributions or otherwise) to such other Person, any agreement to support the solvency or level of any balance sheet item to such other Person, or any other arrangement of whatever nature having the effect of assuring or holding harmless any obligee against loss with respect to any obligation of such other Person including without limitation any "keep-well", "take-or-pay" or "through put" agreement or arrangement. As of each date of determination, the amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation (unless the Contingent Obligation is limited by its terms to a lesser amount, in which case to the extent of such amount) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the Person in good faith.

        "Current Interest" means the amount of interest payable on each Interest Payment Date at the Current Rate on the principal then outstanding under the Loan, pursuant to Section 3.1(b) hereof.

        "Current Rate" means the sum of (i) three percent (3%) plus (ii) LIBOR.

        "Debt Coverage Ratio" means, with respect to Borrower for any fiscal year or portion thereof, the ratio of (a) Borrower's EBITDA to (b) the sum of (i) Borrower's total Interest Charges (whether paid or accrued, cash or non-cash; provided, that Interest Charges shall be computed so as to avoid duplication, and any interest paid in cash shall not be included to the extent the accrual thereof in a prior period was previously included in the determination of the Debt Coverage Ratio) plus (ii) any scheduled principal payments with respect to Indebtedness and capital leases required to be made during that period, plus (iii) Maintenance Capital Expenditures for that period.

        "Debt Coverage Ratio Threshold" means that the Borrower's Debt Coverage Ratio is equal to or greater than the Debt Coverage Ratio levels set forth in Section 8.3(e); provided, however, that, for the purpose of this definition and the definition of Permitted Transfer, such ratio shall be calculated on both a monthly and 12-month trailing basis (using a blended ratio to the extent that such 12 months fall in two fiscal years); provided that for any such transfer made during calendar year 2003, instead of calculating the Debt Coverage Ratio Threshold on a 12-month trailing basis, such threshold shall be calculated both for the month ended immediately prior to the month in which such transfer or Restricted Investment is made, and on a cumulative basis for the months elapsed from January 1, 2003 through the end of such immediately preceding month. By way of illustration as regards the blended ratio concept, assume that the Borrower makes a distribution in July, 2004. For such distribution to satisfy the Debt Coverage Ratio Threshold and constitute a Permitted Transfer, the Debt Coverage Ratio for the month of June, 2004 must be at least 1.9, and the Debt Coverage Ratio for the 12 months ending June 30, 2004 must be at least 1.8, reflecting six months during 2003 (with a Debt Coverage Ratio requirement of 1.7) and six months during 2004 (with a Debt Coverage Ratio requirement of 1.9).

        "Debtor Relief Law" means the Bankruptcy Code of the United States of America, as amended from time to time, and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief Laws from time to time in effect affecting the rights of lenders generally.

        "Deed" has the meaning set forth in the Recitals hereto.

        "Default" means any of the events specified in Section 10.1, whether or not any requirements in connection with such event set forth in such Section 10.1 for the giving of notice or the lapse of time, or both, shall have been satisfied.

        "Default Rate" means five percent (5%) plus the Fixed Rate.

        "Defeasance Borrower" has the meaning set forth in Section 3.7(b) of Exhibit D.

        "Defeasance Collateral" means non-callable securities that are backed by the full faith and credit of the United States of America, plus an interest rate cap agreement provided or assigned to the Defeasance Borrower by a counter-party that either is an Eligible Institution or has a credit rating and financial strength that are acceptable to the Lender.

        "Defeasance Pledge Agreement" has the meaning set forth in Section 3.7(a)(iii) of Exhibit D.

        "Defease" means to deliver Defeasance Collateral as substitute Collateral for the Loan in accordance with Section 3.7 of Exhibit D; and the terms "Defeased" and "Defeasance" have meanings correlative to the foregoing.

        "Disbursement Dates" has the meaning set forth in Section 2.2 hereto.

        "EBITDA" means, for any period, (a) Net Income of the Borrower and any Affiliate of Borrower derived from the Project, including, without limitation, net income derived from the operation on the Land or in the Facility of any gaming activities, casino facilities, hotel facilities, shopping, restaurant, lounge and entertainment facilities, parking garage, food and beverage preparation and other service and related amenities, all pre-opening services, and all facilities and activities related to the conduct or operation of the Facility for that period, plus (b) Interest Charges of Borrower for that period, plus (c) (without duplication) the aggregate amount, if any of federal and state taxes on or measured by income of the Borrower for that period (whether or not payable during that period), but excluding any amount payable to the State under the Compact, plus (d) depreciation and amortization of Borrower for that period, and (e) plus any management fees for that period, in each case as determined in accordance with GAAP consistently applied.

        "Eligible Account" means (i) a segregated account maintained with a federal or state-chartered depository institution or trust company which complies with the definition of Eligible Institution, or (ii) a segregated trust account maintained with the corporate trust department of a federal depository institution or state-chartered depository institution which has an investment-grade rating and is subject to regulations regarding fiduciary funds on deposit under, or similar to, Title 12 of the Code of Federal Regulations Section 9.10(b) which, in either case, has corporate trust powers, acting in its fiduciary powers.

        "Eligible Institution" means an institution whose commercial paper, short-term debt obligations or other short-term deposits are rated at least A-1, Prime-1 or F-1, as applicable, by each of the Rating Agencies and whose long-term senior unsecured debt obligations are rated at least AA- or Aa2, as applicable, by each of the Rating Agencies, and whose deposits are insured by the FDIC.

        "Environmental Claim" means any accusation, allegation, notice of violation, claim, demand, cause of action, abatement or other order or direction (conditional or otherwise) by any Governmental Authority or any Person for personal injury (including sickness, disease or death), tangible or intangible property damage, damage to the environment, nuisance, pollution, contamination or other adverse effects on the environment, or for fines, penalties, injunctive relief, or restrictions (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs and natural resource damages), resulting from or based upon (a) the existence, or the continuation of the existence, of a presence or Release or threatened Release of, or exposure to, any Contaminant, odor or audible noise, at, in, by, from, or related to all or any portion of the Leased Property, (b) the transportation, storage, treatment or disposal of Contaminants in connection with the operation of the Leased Property, or (c) circumstances forming the basis of any violation or alleged violation of any Environmental Law.

        "Environmental Laws" means any and all present and future laws or regulations, codes, plans, requirements, criteria, standards, orders, decrees, judgments, injunctions, determinations, awards,

permits, approvals, authorizations, licenses, variances, permissions, notices, demands or binding agreements issued, promulgated or entered by any Governmental Authority with jurisdiction over Borrower, the Leased Property or the Personalty or, with respect to Borrower's activities in connection with the Loan, the Leased Property or the Personalty or Lender, relating to the environment or health, or to the Release or threatened Release of any Contaminants or other materials into or onto the environment (including, without limitation, those relating to preservation or reclamation of natural resources, land, waterways, scenic vistas or otherwise relating to the manufacture, processing, registration, introduction into commerce, labeling, distribution, use, generation, treatment, storage, disposal, transport or handling of any Contaminants, chemicals or industrial, toxic or hazardous substances or wastes).

        "Environmental Permit" means any permit, approval, authorization, license, variance or permission required from any Governmental Authority pursuant to any applicable Environmental Law.

        "Equipment" means all "equipment," as such term is defined in Section 9-102(a)(33) of the UCC, now or hereafter existing, now owned or hereafter acquired by Borrower and used in or in connection with the Buildings, the Land or now owned or hereafter acquired by Borrower and used primarily in or in connection with the Buildings, the Land, including, but not limited to, all machinery, equipment, furnishings, fixtures and other electronic data-processing, video and other gaming, office or other equipment now owned or hereafter acquired by the Borrower and used in or in connection with the Buildings, the Project or the Land or now owned, leased, licensed or hereafter acquired by Borrower and used primarily in or in connection with the Buildings, the Project, the Land, and any and all additions, substitutions and replacements of any of the foregoing, wherever located, together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto.

        "ERISA" means the United States Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

        "ERISA Affiliate" means each trade or business (whether or not incorporated) that would be treated together with the Borrower as a single employer under Title IV or Section 302 of ERISA or Section 412 of the Code at the time of the occurrence or existence of any circumstance, event or condition giving rise to any liability under Title IV or Section 302 of ERISA or Section 412 of the Code.

        "ERISA Event" means (i) the occurrence of a "reportable event" described in Section 4043 of ERISA or (ii) the provision or filing of a notice of intent to terminate a Plan other than in a standard termination within the meaning of Section 4041 of ERISA or the treatment of a Plan amendment as a distress termination under Section 4041 of ERISA, or (iii) the institution of proceedings to terminate a Plan by the PBGC, or (iv) the incurrence of a material liability by the Borrower or any ERISA Affiliate as a result of the withdrawal of the Borrower or any ERISA Affiliate from a Multiple Employer Plan during a plan year in which it was a "substantial employer" as defined in Section 4001(a)(2) of ERISA or by reason of the provisions of Section 4064 of ERISA upon the termination of a Multiple Employer Plan, or (v) the existence of any "accumulated funding deficiency" or "liquidity shortfall" (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived, or the filing of an application pursuant to Section 412(e) of the Code or Section 304 of ERISA for any extension of an amortization period, or (vi) the occurrence or existence of any other event or condition which might reasonably be expected to constitute grounds for the termination of, or the appointment of a trustee to administer, any Plan (other than in a standard termination within the meaning of Section 4041 of ERISA) or the imposition of any lien on the assets of the Borrower under ERISA, including as a result of the operation of Section 4069 of ERISA or (vii) the Borrower or any ERISA Affiliate has been notified by the sponsor of a MultiEmployer Plan that it has incurred Withdrawal Liability to such MultiEmployer Plan or has incurred any unsatisfied, or is reasonably expected to incur any, Withdrawal Liability to any MultiEmployer Plan, or (viii) the Borrower or any ERISA Affiliate has committed a failure described in Section 302(f)(1) of ERISA or Section 412(n)(1) of the Code, or (ix) the Borrower or any ERISA Affiliate has been notified by the sponsor of a MultiEmployer Plan that such Multiemployer Plan is in reorganization or is being terminated, partitioned or reorganized, within the meaning of Title IV of ERISA.

        "ERISA Plan" means an employee benefit plan, other than a Multiemployer Plan, (i) which is maintained for employees of the Borrower or any ERISA Affiliate and which is subject to Title IV of ERISA or (ii) with respect to which the Borrower or any ERISA Affiliate could be subject to any liability under Title IV of ERISA (including Section 4069 of ERISA). Without limitation on the foregoing, the term "ERISA Plan" includes any employee benefit plan for which the Borrower may have any liability (A) arising from the joint and several liability provisions of Title IV of ERISA, (B) arising from the maintenance or participation in any such plan by the Borrower, or (C) as a result of the Borrower being the successor in interest to any person maintaining or participating in any such plan or otherwise.

        "Escrow Agreement" has the meaning set forth in the Recitals hereto.

        "ESD" has the meaning set forth in the Recitals hereto.

        "Event of Default" means any of the events specified in Section 10.1, provided that any requirement in connection with such event for the giving of notice or the lapse of time, or both, shall have been satisfied.

        "Facility" has the meaning set forth in the Recitals hereto.

        "First Closing Date" means the closing date of the Interim Term Loan, October 23, 2002.

        "First Interim Disbursement" has the meaning set forth in the Recitals hereto.

        "Fixed Interest" means the fixed interest that accrues at the Fixed Rate and is payable on the Loan pursuant to Section 3.1 hereof.

        "Fixed Rate" means twenty-nine percent (29%) per annum plus one-month LIBOR for the month in respect of which interest is payable.

        "Fixtures" means Equipment now owned or the ownership of which is hereafter acquired by Borrower which is located on, in or over, and which is so related to, the Land and Buildings forming part of the Leased Property and the Project that it would be deemed real property under the laws of the State of New York (whether or not such laws are applicable), including, without limitation, all building or construction materials intended for construction, reconstruction, alteration or repair of or installation on the Leased Property, construction equipment, appliances, machinery, plant equipment, fittings, apparatuses, fixtures and other items now or hereafter attached to, installed in or used in connection with (temporarily or permanently) any of the Buildings, the Project or the Land, including, but not limited to, Equipment, gaming devices of every type to the extent constituting Fixtures, engines, devices for the operation of pumps, pipes, plumbing, cleaning, call and sprinkler systems, fire extinguishing apparatuses and equipment, water tanks, heating, ventilating, plumbing, laundry, incinerating, electrical, air conditioning and air cooling equipment and systems, gas and electric machinery, appurtenances and equipment, pollution control equipment, disposals, dishwashers, refrigerators and ranges, recreational and gaming equipment and facilities of all kinds, and water, gas, electrical, storm and sanitary sewer facilities, utility lines and equipment (whether owned individually or jointly with others, and, if owned jointly, to the extent of Borrower's interest therein) and all other utilities whether or not situated in easements, all water tanks, water supply, water power sites, fuel stations, fuel tanks, fuel supply, and all other structures, together with all accessions, appurtenances, additions, replacements, betterments and substitutions for any of the foregoing and the proceeds thereof.

        "FONSI" has the meaning set forth in Section 6.1(g).

        "GAAP" means, as of any date of determination, accounting principles set forth as generally accepted in the effective Statements of the Auditing Standards Board of the American Institute of Certified Public Accountants as of the date of this Agreement, or if such statements are not then in effect, accounting principles that are then approved by a significant segment of the accounting profession in the United States of America. The term "consistently applied," as used in connection therewith, means that the accounting principles applied are consistent in all material respects to those applied at prior dates or for prior periods.

        "Governmental Authority" means any court, board, agency, commission, office or authority of any nature whatsoever for any governmental unit (international, foreign, federal, state, county, district, municipal, city, tribal or otherwise) whether now or hereafter in existence.

        "Head Lease" has the meaning set forth in the Recitals hereto.

        "IGRA" means the Indian Gaming Regulatory Act, 100 Stat. 2467 (Pub. L. 100-497), 25 U.S.C. § 2701 et. seq., as amended from time to time.

        "IGT" has the meaning set forth in Section 8.3(e)(i)(A).

        "Impositions" means all real estate and personal property taxes imposed upon or in respect of the Leased Property, the Personalty or Borrower (including, without limitation, all ad valorem, sales and use, single business, gross receipts, transaction privilege, rent or similar taxes as the same relate to or are imposed upon any rents from the applicable Leased Property or upon Borrower or its business conducted upon the applicable Leased Property); assessments (including, without limitation, all assessments for public improvements or benefits, whether or not commenced or completed prior to the date hereof and whether or not to be completed within the Term of the Loan); water, gas, sewer, vault, electricity and other utility rates and charges (including, without limitation, license, permit, inspection, authorization and similar fees); rent and other charges payable under any ground lease relating to the Leased Property or other Property of the Borrower; charges for any easement, license or agreement maintained for the benefit of the Leased Property; and all other taxes, levies, claims, charges and assessments, general and special, ordinary and extraordinary, foreseen and unforeseen, of every kind and nature whatsoever which at any time at or after the execution hereof may be assessed, levied or imposed upon or in respect of the Leased Property or the Personalty or the ownership, use, occupancy or enjoyment thereof, including, without limitation, any tax, fee, revenue share or contribution to the State of New York paid by Borrower pursuant to the Compact, and any interest, costs or penalties with respect to any of the foregoing.

        "improvements" means all buildings, structures and other improvements, now or at any time situated, placed or constructed upon the Land.

        "Indebtedness" means, as to any Person, without duplication, (a) all indebtedness of such Person for borrowed money, (b) that portion of the obligations of such Person under capital leases which should properly be recorded as a liability on a balance sheet of that Person prepared in accordance with GAAP, (c) any obligation of such Person that is evidenced by a promissory note or other instrument representing an extension of credit to such Person, whether or not for borrowed money, (d) any obligation of such Person for the deferred purchase price of Property or services (other than trade or other accounts payable in the ordinary course of business in accordance with customary terms), (e) any obligation of such Person that is secured by a Lien on assets of such Person, whether or not that Person has assumed such obligation or whether or not such obligation is non-recourse to the credit of such Person, but only to the extent of the lesser of (i) the outstanding principal amount of the obligation (or, with respect to any letter of credit, the amount available for drawing thereunder), and (ii) the fair market value of the assets so subject to the Lien, (f) obligations of such Person arising under acceptance facilities or under facilities for the discount of accounts receivable of such Person, and (g) obligations of such Person for unreimbursed draws under letters of credit issued for the account of such Person.

        "Indemnified Claim" has the meaning set forth in Section 8.1(l)(ii).

        "Indemnified Parties" means Lender, any assignee of or participant in all or any portion of the Loan, and the directors, officers, agents, employees, successors and assigns of each of the foregoing.

        "Indemnity Obligations" has the meaning set forth in Section 8.1(v)(i).

        "Indirect Costs" means the indirect costs of improvement (as defined under the Ne York Lien Lien Law and as more particularly set forth in the Affidavit).

        "Inflation Index" means the 2002 Consumer Price Index for All Urban Consumers, U.S. City Average—All Items, as prepared by the United States Bureau of Labor Statistics, or such equivalent index as may be made available by such agency or its successor from time to time.

        "Initial Disbursement Date" means the first Disbursement Date on or following the date hereof with respect to the Loan.

        "Insolvency Proceeding" has the meaning set forth in Section 3.6.

        "Insurance Premiums" means all premiums required to be paid in order to maintain the insurance coverages required hereunder.

        "Interest Accrual Period" means, with respect to any specified Interest Payment Date, the period from and including the first (1st) day of the calendar month preceding such Interest Payment Date to but excluding the first (1st) day of the calendar month containing such specified Interest Payment Date (or, if either such first (1st) day is not a Banking Day, the Interest Accrual Period shall be based upon the immediately succeeding Banking Day). Notwithstanding the foregoing, the first Interest Accrual Period shall commence on the First Closing Date.

        "Interest Charges" means, with respect to any fiscal period, the sum of (a) all interest (cash and non-cash), fees, charges and related expenses accrued or payable (including Fixed Interest hereunder) with respect to the fiscal period to a lender in connection with borrowed money or the deferred purchase price of assets that is treated as interest in accordance with GAAP, plus (b) the portion of rent payable with respect to that fiscal period under capital leases that should be treated as interest in accordance with GAAP.

        "Interest Determination Date" means, in connection with the calculation of interest accrued for any Interest Accrual Period, the second (2nd) Banking Day preceding the first (1st) day of such Interest Accrual Period, provided that in the case of an advance of principal made after an Interest Determination Date for a given month, such date shall be the second (2nd) Banking Day preceding such advance.

        "Interest Payment Date" means the fifteenth (15th) calendar day of each month during the Term, provided that if the fifteenth (15th) calendar day of the month is not a Banking Day, such interest shall be payable on the first Banking Day preceding such fifteenth (15th) calendar day of the month.

        "Interim Term Loan Agreement" has the meaning set forth in the Recitals hereof.

        "Land" has the meaning set forth in the Recitals hereto.

        "Laws" means, collectively, all international, foreign, federal, tribal, state and local constitutions, statutes, treaties, rules, regulations, ordinances, codes and administrative or judicial precedents.

        "Leases" means, collectively, the Head Lease, the Sublease, the Sub-Sublease and any further subleases entered into by the Borrower pursuant to the terms of the Sub-Sublease.

        "Leased Property" means the Land, Buildings and Fixtures, to the extent that the interest of the Borrower therein is in the nature of a lease, sublicense, easement, license or similar conveyance, together with, if any:

        (a)   all rights, privileges, tenements, licenses, hereditaments, rights-of-way, easements, utility use, air rights, appendages and appurtenances in anywise appertaining thereto, and all right, title, interest or estate of Borrower in and to any streets, ways, alleys, roadbeds, inclines, tunnels, culverts, strips or gores of land adjoining or serving the Land or any part thereof, whether now owned or hereafter acquired by Borrower.

        (b)   all betterments, additions, alterations, appurtenances, substitutions, replacements and revisions thereof and thereto and all reversions and remainders therein;

        (c)   all of Borrower's right, title and interest to the extent appurtenant to the Leases, in and to any awards, remuneration, settlements or compensation hereafter made by any insurer, Governmental Authority or other person as a result of the destruction, loss, theft, taking by eminent domain or other involuntary conversion of whatever nature (whether occurring prior to or after the date of this Agreement) of any of the Buildings or Fixtures, including, without limitation, those for any condemnation of, or change of grade in, any streets affecting the State's Land or the Buildings;

        (d)   all water and water rights (whether riparian, appropriative, or otherwise and whether or not appurtenant) in or hereafter relating to or used in connection with the Land;

        (e)   any leasehold right, title, interest or estate hereafter acquired by Borrower in any of the foregoing and in and to the Buildings and Fixtures and all or any portion of the interest of Lender in the Leases; and

        (f)    all proceeds and products of the foregoing. As used in this Agreement, the Term "Leased Property," including each component thereof, shall be expressly interpreted as meaning all or, where the context permits or requires, any portion of the above, and all or, where the context permits or requires, any interest of Borrower therein.

        "Leasehold Mortgage" means, collectively, the Leasehold Mortgages executed by Borrower in favor of the Lender covering the leasehold interest of Borrower (i) under the Sub-sublease of the Facility and the related improvements and fixtures used in connection with the Project, given to secure that portion of the Loan disbursed for Project Construction Costs pursuant to that certain Building Loan Leasehold Mortgage, Assignment of Rents and Leases, Security Agreement and Fixture Filing (Construction Costs) (the Construction Costs Mortgage"); (ii) under the Sub-Sublease of the Facility and the related improvements and fixtures used in connection with the Project, given to secure that portion of the Loan disbursed for Indirect Costs pursuant to that certain Leasehold Mortgage, assignment of Rents and Leases, Security Agreement and Fixture Filing (Indirect Costs) ("Leasehold Mortgage (Indirect Costs)") of the Project; and (iii) in all After-Acquired Property, either as originally executed or as the same may from time to time be supplemented, modified, amended, renewed, extended or supplanted.

        "Legal Requirements" means any and all present and future judicial, administrative and tribal rulings or decisions, and any and all present and future federal, state, local and tribal laws, ordinances, rules, regulations, permits and certificates, in each case, in any way applicable to Borrower, the Leased Property, the Project or the Personalty (or the ownership or use thereof), or this transaction, including, without limitation, IGRA, the Compact and the Ordinance.

        "Lender" has the meaning set forth in the Recitals hereto.

        "Lender Approval Event" means (i) the occurrence and continuance of any Event of Default or (ii) the application by Borrower of any Advance for purposes other than as permitted hereby.

        "LIBOR" means the interest rate per annum calculated as set forth below:

        (a)   With respect to any Interest Determination Date, LIBOR for the next Interest Accrual Period shall be the offered rates for deposits in U.S. dollars for a period of one (1) month which appears on the Reuters screen entitled "British Bankers Assoc. Interest Settlement Rate" (or such other screen page as may replace that screen page on that service, or such screen page or replacement therefor on any successor service) as of 11:00 a.m., London time.

        (b)   With respect to an Interest Determination Date on which no such rate appears as the offered rate on the Reuters screen entitled "British Bankers Assoc. Interest Settlement Rate" (or such other screen page as may replace that screen page on that service, or such screen page or replacement therefor on any successor service) as described above, LIBOR for the applicable period will be determined on the basis of the rates at which deposits in United States dollars are offered by the Reference Banks at approximately 11:00 a.m., London time, on such date to prime banks in the London interbank market for a one-month period (each a "Reference Bank Rate"). Lender shall request the principal London office of each of the Reference Banks to provide a quotation of its Reference Bank Rate. If at least two such quotations are provided, LIBOR for such period will be the arithmetic mean of such quotations. If fewer than two quotations are provided, LIBOR for such period will be the arithmetic mean of the rates quoted by major banks in New York City, selected by Lender, at approximately 11:00 a.m., New York City time, on such date for deposits in the amount of Five Million Dollars ($5,000,000) in United States dollars offered to leading European banks for a one-month period.

        (c)   If, on any Interest Determination Date, Lender is required but unable to determine LIBOR in the manner provided in paragraphs (a) and (b) above, LIBOR for the applicable period shall be LIBOR as determined on the next Banking Day when such information becomes available.

        All percentages resulting from any calculations or determinations referred to in this definition will be rounded upwards to the nearest multiple of 1/100 of 1%.

        "License" means the License Agreement dated as of the 17th day of September, 2002 entered into by the Nation and the State permitting the Nation to undertake certain Project-related construction activities prior to approval by the Secretary of the Compact and of the transfer of the State's Land to the Nation, a true copy of which has been delivered to the Lender.

        "Lien" means any mortgage, lien (statutory or other, and including judgment lien and tax lien filings), pledge, hypothecation, assignment, preference, priority, security interest, or any other encumbrance or charge on or affecting any Collateral or any portion thereof, or any interest therein (including any conditional sale or other title retention agreement, any sale-leaseback, any financing lease or similar transaction having substantially the same economic effect as any of the foregoing, the filing of any financing statement or similar instrument under the Uniform Commercial Code or comparable law of any other jurisdiction, domestic or foreign, and mechanics', materialmen's and other similar liens and encumbrances, as well as any option to purchase, right of first refusal, right of first offer which, by its terms, lasts for a period in excess of thirty days, or other right to acquire the Collateral).

        "Loan" means, as of any date of determination, the aggregate amount of the Disbursements theretofore made hereunder.

        "Loan Documents" means this Agreement (including all amendments), the Note, the Security Agreement, the Leasehold Mortgages, the Building Loan Agreement and all other documents,

instruments and certificates executed and delivered to Lender by or on behalf of the Borrower in connection with the execution and delivery of this Agreement.

        "Maintenance Capital Expenditure" means a Capital Expenditure for the maintenance, repair, restoration or refurbishment of the Facility, but excluding any Capital Expenditure which adds to or further improves the Facility.

        "Maturity Date" means the date corresponding to the fifth (5th) anniversary of the Second Closing Date.

        "Maximum Pay Rate" means the cap rate in the interest rate cap agreement that is assigned to the Defeasance Borrower and pledged to the Lender.

        "Multiemployer Plan" means a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA.

        "Multiple Employer Plan" means an employee benefit plan described in Section 4063 of ERISA.

        "Nation" has the meaning set forth in the Recitals hereto.

        "Nation Agreement" means the agreement regarding certain representations and covenants of the Seneca Nation of Indians to be executed prior to or simultaneous with the Second Closing Date, as attached hereto as Exhibit L.

        "NEPA" has the meaning set forth in Section 6.1(g).

        "Net Income" means, with respect to any fiscal period, the net income from continuing operations before extraordinary or non-recurring items of Borrower for that period, determined in accordance with GAAP, consistently applied.

        "New Mortgage" has the meaning set forth in Section 8.3(l).

        "Non-Class III Gaming Registration" has the meaning set forth in Section 6.2(d).

        "Non-Disturbance and Attornment Agreement" has the meaning set forth in the Recitals hereto.

        "Non-Disturbance and Attornment Agreement (Head Lease)" has the meaning set forth in Section 6.2(m).

        "Non-Disturbance and Attornment Agreement (Sub-Sublease)" has the meaning set forth in Section 6.2(m).

        "Note" means the amended and restated promissory note evidencing the Loan executed by Borrower, substantially in the form of Exhibit N attached hereto.

        "Notice of Lending" has the meaning set forth in Section 6.2(g).

        "Obligations" means all present and future obligations of every kind or nature of the Borrower or any party at any time and from time to time owed to the Lender under any one or more of the Loan Documents, whether due or to become due, matured or unmatured, liquidated or unliquidated, or contingent or noncontingent, including obligations of performance as well as obligations of payment and including interest that accrues after the commencement of any proceeding under any Debtor Relief Law by or against the Borrower or any such party.

        "Operating Account" has the meaning set forth in Section 3.3.

        "Ordinance" means the Seneca Nation of Indians Class III Ordinance of 2002, which was submitted for approval to the Commission on August 29, 2002, and which was subsequently amended on November 16, 2002, and which, as amended, would authorize the conduct of Class III gaming by Borrower in the Project in accordance with the provisions of IGRA and the Compact, including, without limitation, the operation of the Facility and the conduct therein as contemplated hereby of casino gaming.

        "Owned Property" means any Real Property now owned by the Borrower (provided that the same is property depicted in Exhibit A-2, other than the land owned by the Saint Mary's Roman Catholic Church Society of Niagara Falls) and real, mixed and personal Property hereafter acquired by Borrower (whether or not otherwise designated as property of Borrower), together with:

        (a)   all rights, privileges, tenements, licenses, hereditaments, rights-of-way, easements, utility use, air rights, appendages and appurtenances in anywise appertaining thereto, and all right, title, interest or estate of Borrower in and to any streets, ways, alleys, roadbeds, inclines, tunnels, culverts, strips or gores of land adjoining or serving such real property or any part thereof, whether now owned or hereafter acquired by Borrower.

        (b)   all betterments, additions, alterations, appurtenances, substitutions, replacements and revisions thereof and thereto and all reversions and remainders therein;

        (c)   all of Borrower's right, title and interest, to the extent appurtenant to such Owned Property, in and to any awards, remuneration, settlements or compensation hereafter made by any insurer, Governmental Authority or other person as a result of the destruction, loss, theft, taking by eminent domain or other involuntary conversion of whatever nature (whether occurring prior to or after the date of this Agreement) of any of the Buildings or Fixtures, including, without limitation, those for any condemnation of, or change of grade in, any streets affecting such real property or the Buildings;

        (d)   all water and water rights (whether riparian, appropriative, or otherwise and whether or not appurtenant) in or hereafter relating to or used in connection with such real property;

        (e)   any right, title, interest or estate hereafter acquired by Borrower in any of the foregoing and in and to the Buildings and Fixtures; and

        (f)    all proceeds and products of the foregoing.

        "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

        "PCBS" means polychlorinated biphenyls.

        "Permanent Loan" means the Eighty Million Dollars ($80,000,000) term loan entered into by the Borrower and the Lender pursuant to this Agreement, subject to the satisfaction of certain conditions, as described herein.

        "Permitted Encumbrances" means those encumbrances identified in Exhibit J attached hereto and the liens and encumbrances created or permitted to be created pursuant to this Agreement including, without limitation: (a) inchoate Liens incident to construction or maintenance of real property, or Liens incident to construction or maintenance of real property, now or hereafter filed of record for which adequate accounting reserves have been set aside and which are being contested in good faith by appropriate proceedings and have not proceeded to judgment, provided that, by reason of nonpayment of the obligations secured by such Liens, no such real property is subject to a material risk of loss or forfeiture; (b) Liens for taxes and assessments on Property which are not yet past due, or Liens for taxes and assessments on Property for which adequate reserves have been set aside and are being contested in good faith by appropriate proceedings and have not proceeded to judgment, provided that, by reason of nonpayment of the obligations secured by such Liens, no such Property is subject to a material risk of loss or forfeiture; (c) minor defects and irregularities in title to any real property which in the aggregate do not materially impair the fair market value or use of the real property for the purposes for which it is or may reasonably be expected to be held; (d) easements, exceptions, reservations, or other agreements granted or entered into after the date hereof for the purpose of pipelines, conduits, cables, wire communication lines, power lines and substations, streets, trails, walkways, drainage, irrigation, water, and sewerage purposes, dikes, canals, ditches, the removal of oil, gas, coal, or other minerals, and other like purposes affecting real property which in the aggregate do not materially burden or impair the fair market value or use of such real property for the purposes for which it is or may reasonably be expected to be held; (e) rights reserved to or vested in any Governmental Agency by Law to control or regulate, or obligations or duties under Law to any Governmental Agency with respect to, the use of any real property; (f) rights reserved to or vested in any Governmental Agency by Law to control or regulate, or obligations or duties under Law to any Governmental Agency with respect to, any right, power, franchise, grant, license, or permit; (g) present or future zoning laws and ordinances or other laws and ordinances restricting the occupancy, use, or enjoyment of real property; (h) statutory Liens, other than those described in clauses (a) or (b) above, arising in the ordinary course of business with respect to obligations which are not delinquent or are being contested in good faith by appropriate proceedings, provided that, if delinquent, adequate reserves have been set aside with respect thereto and, by reason of nonpayment, no Property is subject to a material risk of loss or forfeiture; (i) Liens consisting of pledges or deposits made in connection with obligations under workers' compensation laws, unemployment insurance or similar legislation, including Liens of judgments thereunder which are not currently dischargeable; (j) Liens consisting of pledges or deposits of Property to secure performance in connection with operating leases made in the ordinary course of business to which Borrower is a party as lessee, provided the aggregate value of all such pledges and deposits in connection with any such lease does not at any time exceed ten percent (10%) of the annual fixed rentals payable under such lease; (k) Liens consisting of deposits of Property to secure statutory obligations of Borrower in the ordinary course of its business; (l) Liens consisting of deposits of Property to secure (or in lieu of) surety, appeal or customs bonds in proceedings to which Borrower is a party in the ordinary course of its business; (m) Liens created by or resulting from any litigation or legal proceeding involving Borrower in the ordinary course of its business which is currently being contested in good faith by appropriate proceedings, provided that adequate reserves have been set aside with respect thereto, and such Liens are discharged or stayed within ninety (90) days of creation and no Property is subject to a material risk of loss or forfeiture and (n) Liens in connection with physical access to the property, including, without limitation, agreements with utility companies and other providers of services.

        "Permitted Investments" means the following, subject to qualifications hereinafter set forth:

        (a)   obligations of, or obligations guaranteed as to principal and interest by, the U.S. government or any agency or instrumentality thereof, when such obligations are backed by the full faith and credit of the United States of America;

        (b)   any obligation of a federal agency, provided such obligation is rated AAA (or the equivalent) by each of the Rating Agencies;

        (c)   commercial paper with a maturity of not more than 90 days issued by any issuer that maintains an A-1+/P-1 rating (or the equivalent) from each of the Rating Agencies, provided that the Lender may revise the approved list of issuers upon written notice at any time to Borrower and the Cash Collateral Account Bank; and

        (d)   such other investments as to which the Lender shall have consented in its sole discretion.

Notwithstanding the foregoing, "Permitted Investments" (i) shall exclude any security with the Standard & Poor's "r" symbol (or any other Rating Agency's corresponding symbol) attached to the rating (indicating high volatility or dramatic fluctuations in their expected returns because of market risk), as well as any mortgage-backed securities and any security of the type commonly known as "strips"; (ii) shall not have maturities in excess of one year; (iii) shall be limited to those instruments that have a predetermined fixed dollar of principal due at maturity that cannot vary or change; and (iv) shall exclude any investment where the right to receive principal and interest derived from the underlying investment provide a yield to maturity in excess of one hundred twenty percent (120%) of the yield to maturity at par of such underlying investment. Interest may either be fixed or variable, and any variable interest must be tied to a single interest rate index plus a single fixed spread (if any), and move proportionately with that index. No investment shall be made which requires a payment above par for an obligation if the obligation may be prepaid at the option of the issuer thereof prior to its maturity. All investments shall mature or be redeemable upon the option of the holder thereof on or prior to the Banking Day preceding the day before the date such amounts are required to be applied hereunder.

        "Permitted Transfer" means, provided no Event of Default has occurred and is continuing and no Default would occur as a result of such transfer, any transfer of funds from Borrower to the Nation or any Affiliate of either, or any Restricted Investment made by Borrower, during any month, 12-month period or fiscal year so long as, immediately before and immediately after the time of making such transfer or Restricted Investment, (a) the aggregate amount of all such transfers during such month, 12-month period or fiscal year does not exceed an amount equal to the Available Cash Flow for such corresponding period; (b) such transfer would not materially adversely affect the business, assets, operations or financial or other condition of Borrower, as contemplated hereby, or have a material adverse effect on the ability of Borrower to perform its obligations hereunder or under the other Loan Documents; (c) the Borrower's Available Cash Balance satisfies the requirements of Section 3.3; (d) the Borrower satisfies the then applicable Debt Coverage Ratio Threshold, which for this purpose shall be calculated both for the month ended immediately prior to the month in which such transfer or Restricted Investment is made, and for the 12-month trailing period ending in such immediately preceding month; provided that for any such transfer made during calendar year 2003, instead of calculating the Debt Coverage Ratio Threshold on a 12-month trailing basis, such threshold shall be calculated both for the month ended immediately prior to the month in which such transfer or Restricted Investment is made, and on a cumulative basis for the months elapsed from January 1, 2003 through the end of such immediately preceding month; (e) the Borrower is in compliance with Section 8.3(e)(ii)(C) with respect to the current payment of Trade Payables; (f) the Borrower shall not be delinquent in the making of any required deposit in the Sinking Fund Account; (g) such transfer is not made in breach of Borrower's obligations under Section 3.3(e;) and (h) there exists no breach of any of the matters set forth in Section 5.2 clauses (a) through (g) of the Nation Agreement attached as Exhibit L hereto; provided further, that any funds so transferred by Borrower or used for a Restricted Investment which do not constitute a Permitted Transfer shall be held in trust by the Nation or such Affiliate for the benefit of the Borrower and the Lender and returned or reimbursed to Borrower by the Nation or such Affiliate when such funds are required by Borrower for operation of the Project or for payment of debt service due hereunder.

        "Permitted Uses of Cash Flow" has the meaning set forth in Section 3.3.

        "Person" means an individual, corporation, partnership, trust, unincorporated association, instrumentality or division, Governmental Authority, Indian tribe (including any instrumentality thereof), or other entity.

        "Personalty" means the "Collateral," as defined in the Leasehold Mortgages and the Security Agreement excluding any of it that constitutes Fixtures.

        "Plan" means an ERISA Plan and any employee benefit plan that would be covered by the definition of ERISA Plan but for any potential statutory or judicially interpreted exemptions or exclusions from ERISA for federally recognized Indian tribes.

        "Primary Treasury Dealer" means a primary U.S. Government securities dealer in New York City.

        "Private Land" has the meaning set forth in the Recitals hereto.

        "Project" has the meaning set forth in the Recitals hereto.

        "Project Completion" means, with respect to the Facility, the first date upon which the casino gaming area within such Facility is open to the public for business.

        "Projections" means the financial projections dated as of the Second Closing Date heretofore furnished by the Borrower to the Lender, true and correct copies of which are attached hereto as Exhibit O.

        "Property" means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

        "Rating Agency" means Standard & Poor's, Moody's and Fitch IBCA.

        "Reaffirmation" has the meaning set forth in the Recitals hereto.

        "Real Property" means the Land, the Buildings and the Fixtures.

        "Recourse Obligations" means, as of each date of determination, and without duplication, (a) all Indebtedness and Contingent Obligations as to which Borrower has any direct or indirect liability or obligation (whether as the primary obligor or as a surety, and whether or not Borrower is the nominal obligor with respect thereto), including without limitation Indebtedness for borrowed money, obligations with respect to capital leases, amounts available for drawing under letters of credit and other similar instruments, and the aggregate amount drawn under letters of credit and other similar instruments not then reimbursed, (b) all Indebtedness, Contingent Obligations and other obligations secured by any Lien upon any Property of the Borrower, and (c) all Indebtedness and Contingent Obligations held by any Person who may take recourse to any Property of the Borrower, the revenues of Borrower, or any other Property of Borrower for the satisfaction of such Indebtedness and other obligations.

        "Reference Bank Rate" has the meaning set forth in the defined term, "LIBOR."

        "Reference Banks" means four leading banks in the London interbank market selected by the Lender.

        "Reference Treasury Dealer" means any Primary Treasury Dealer selected by the Lender, with the approval of the Borrower (such approval not to be unreasonably withheld, conditioned or delayed).

        "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any Tax Event Redemption Date, the average, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Lender and Borrower by such Reference Treasury Dealer at 5:00 p.m. New York City time, on the third Business Day preceding such Tax Event Redemption Date.

        "Release" means any material release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, emanation or migration in, into or onto the environment (including, without limitation, ambient air, surface water, ground water, land surface, subsurface strata or workplace), at, in, by or related to the facilities of any Person, including, without limitation, the movement of any Contaminant or other substance through or in the air, soil, surface water or groundwater.

        "Remaining Life" has the meaning set forth in Section 3.11(h).

        "Remedial Action" means any material action required or voluntarily undertaken to (a) clean up, remove, treat or in any other way address any Contaminant in the environment or workplace, (b) prevent the Release or threat of Release, or minimize the further Release of any Contaminant so it does not migrate or endanger or threaten to endanger public health or welfare of the environment or workplace, or (c) perform pre-remedial studies and investigations and post-remedial monitoring and care.

        "Requirement of Law" means, as to any Person, the constitution, the articles or certificate of incorporation and bylaws, the partnership agreement and any related certificate of partnership, or other organizational or governing documents of such Person, and any Law, or judgment, order, award, decree, writ or determination of a Governmental Agency, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

        "Resolution" means the resolution of the Nation enacted as of August 1, 2002, establishing Borrower as an instrumentality of the Nation and empowering Borrower to operate the Facility and to conduct gaming activities therein.

        "Restoration" of any portion of the Leased Property or the Personalty following any Casualty means the restoration of the Leased Property or the Personalty in all material respects to its condition immediately prior to such Casualty.

        "Restricted Investment" means any acquisition of Property by Borrower in exchange for cash or other Property, whether in the form of an acquisition of stock, Indebtedness or other obligation, or by loan, advance, capital contribution, or otherwise, except the following: (a) Property to be used in or in connection with the business of Borrower; (b) current assets arising from the sale or lease of goods or rendition of services in the ordinary course of business of Borrower; (c) funds invested for the payment of awards or prizes to patrons of Borrower in accordance with the terms and conditions of such awards or prizes; (d) funds held in any employee benefit or deferred compensation plan or account which is invested at the direction of individual employees or beneficiaries of such plan or account; (e) bank accounts maintained for ongoing operations of Borrower in the ordinary course of business, that are held in banks described in clause (g), in an aggregate amount not exceeding Five Million Dollars ($5,000,000); (f) direct obligations of the United States of America, or any agency thereof whose obligations are backed by the full faith and credit of the United States of America, or obligations guaranteed by the United States of America; (g) certificates of deposit, bankers acceptances, repurchase agreements, Eurodollar bank deposits, or overnight bank deposits, in each case, issued by or created by or with a bank or trust company organized under the laws of the United States or any state thereof having capital and surplus aggregating at least Five Hundred Million Dollars ($500,000,000); (h) commercial paper given a rating not less than P-1 or A-1 or their equivalents by Moody's or Standard and Poor's or their successors; (i) money market mutual funds investing exclusively in instruments described in clauses (f), (g) or (h) above and in which the net asset value per share of the fund is maintained at a constant level; and (j) any other investment constituting a Permitted Investment

        "Second Closing Date" means the date of the first Disbursement pursuant to this Agreement.

        "Second Interim Disbursement" has the meaning set forth in the Recitals hereto.

        "Second Twelve Month Period" has the meaning set forth in Section 3.4 hereto.

        "Secretary" means the Secretary of the United States Department of the Interior.

        "Security Agreement" means that Security Agreement and General Assignment, as amended by the First Amendment thereof, dated as of the date hereof, between Borrower and Lender.

        "Seneca Niagara Falls Casino" has the meaning set forth in the Recitals hereto.

        "SGA" means the Seneca Gaming Authority, established by the Nation pursuant to the Nation's Class III Gaming Ordinance of 2002, adopted on or about August 1, 2002 and amended on November 16, 2002.

        "Shortfall" has the meaning set forth in Section 3.4 hereto.

        "Significant Casualty" means a Casualty, the Restoration of which will cost, in Lender's reasonable estimation, more than Five Million Dollars ($5,000,000) or such higher amount as shall be agreed in the Permanent Loan documents.

        "Sinking Fund Account" shall have the meaning set forth in Section 3.5.

        "State" means the State of New York.

        "State's Land" has the meaning set forth in the Recitals hereto.

        "Sublease" has the meaning set forth in the Recitals hereto.

        "Subsidiary" means, as of any date of determination and with respect to any Person, any other corporation, partnership or other business entity (whether or not, in either case, characterized as such or as a "joint venture"), whether now existing or hereafter organized or acquired: (a) in the case of a corporation, of which a majority of the securities having ordinary voting power for the election of directors or other governing body (other than securities having such power only by reason of the happening of a contingency) are at the time beneficially owned by such Person and/or one or more Subsidiaries of such Person, or (b) in the case of a partnership or other business entity, of which a majority of the partnership or other ownership interests are at the time beneficially owned by such Person and/or one or more of its Subsidiaries.

        "Sub-Sublease" has the meaning set forth in the Recitals hereto.

        "Tax Event" means the imposition of a withholding tax that will give rise to the payment of Additional Amounts.

        "Taxes" has the meaning set forth in section 3.11(b).

        "Term" means the period beginning on the First Closing Date and ending on the Maturity Date.

        "Trade Payables" means unsecured amounts payable by or on behalf of the Borrower for or in respect of the operation of the Facility in the ordinary course and which under GAAP be regarded as ordinary expenses, including amounts payable to suppliers, vendors, contractors, mechanics, materialmen or other Persons providing property or services to the Land or Borrower.

        "Treasury Rate" means (i) the yield, under the heading which represents the average for the immediately prior week, appearing in the most recently published statistical release designated "H. 15(519)" or any successor publication which is published weekly by the Federal Reserve and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Remaining Life (if no maturity is within three months before or after the Remaining Life, yields for the two published maturities most closely corresponding to the Remaining Life shall be determined and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding to the nearest month) or (ii) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the quarterly equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Tax Event Redemption Date. The Treasury Rate shall be calculated on the third Banking Day preceding the Tax Event Redemption Date.

        "UCC" means the Uniform Commercial Code as adopted in the State of New York.

        "Underfunding" means, with respect to any Plan, the excess, if any, of the "accumulated benefit obligations" (within the meaning of Statement of Financial Accounting Standards 87) under such Plan (determined using the actuarial assumption used for financial statement disclosure in the most recent financial statements of the Plan sponsor) over the fair market value of the assets held under the Plan.

        "Variable Interest" means the variable interest payable on the Loan pursuant to Section 3.2 hereof.

        "Variable Rate" means nine and ninety-nine one hundredths of one percent (9.99%) of EBITDA of Borrower.

        "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such Indebtedness into (b) the total of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment.

        "Withdrawal Liability" has the meaning given such term under Part I of Subtitle E of Title IV of ERISA.

        1.2.  Recitals, Exhibits and Schedules. All Recitals, Exhibits and Schedules to this Agreement, either as originally existing or as the same may from time to time be supplemented, modified or amended, are incorporated herein by reference. A matter disclosed on any Schedule shall be deemed disclosed on all Schedules.

        SECTION 2.    ADVANCES

        2.1.    Advances.    Lender agrees, on the terms and subject to the conditions set forth herein, to make Advances to Borrower on the Initial Disbursement Date and from time to time thereafter in aggregate outstanding principal amounts not at any time to exceed the Permanent Loan, and the Borrower agrees, on the terms and subject to the conditions set forth herein, to accept such Advances from Lender and apply them in accordance with the terms of this Agreement. Except as otherwise approved by Lender in its sole and absolute discretion, Advances hereunder shall be made only for purposes of paying Approved Costs; provided further, that Lender shall only make Advances with respect to Approved Costs following written request (including a Project budget) by Borrower setting forth the purposes therefor, consistent with this Agreement. Notwithstanding anything else herein, in no event shall the total Advances made hereunder exceed the total Approved Costs actually incurred by Borrower for the purposes set forth in the request of Borrower relating to such costs. If the Permanent Loan amount is not fully drawn within one (1) month after the Second Closing Date, the Borrower will pay a commitment fee equal to 0.5% per annum on the undrawn amount of the Permanent Loan, payable monthly until the Loan is fully drawn.

        Except as otherwise provided herein, all Advances shall be made directly by Lender to Borrower or to Borrower's general contractor to fund Approved Costs.

        2.2.    Requests for Advances.    (a) Borrower shall, not later than the tenth (10th) Banking Day preceding the date of any requested Advance, submit to Lender a request for Advance, substantially in the form of Exhibit C attached hereto, setting forth (i) the date requested for such Advance (a "Disbursement Date"), which date shall be a Banking Day, (ii) the amount of the requested Advance, which amount shall be in the minimum amount of Five Million Dollars ($5,000,000); provided that any amount drawn in excess of the Five Million Dollars ($5,000,000) shall be drawn in multiples of One Hundred Thousand Dollars ($100,000); provided further that the final Advance shall not be subject to any such threshold, (iii) the use of proceeds from the Advance requested, including an updated Project budget, and (iv) the account of the Borrower in New York, or such other account as the Borrower may direct, to which the proceeds of such Advance are to be credited. No more than one (1) Advance shall be made in any calendar month (i.e., the next Advance after the initial Advance on November 22, 2002 shall be no earlier than December 22, 2002); provided however that the Borrower is permitted to request an interim Advance up to a maximum aggregate principal amount equal to Twelve Million Dollars ($12,000,000) on or prior to December 6, 2002. The submission of a request for an Advance shall constitute Borrower's irrevocable commitment to borrow such amount on such Disbursement Date.

        (b)   All Advance requests shall be accompanied by a certificate of the Chief Executive Officer and the Chief Financial Officer of the Borrower which shall (i) approve the payment to be made with the proceeds of such Advance, (ii) state the purposes for which such Advance is required (including an updated Project budget), (iii) confirm that such payment is for Approved Costs actually incurred or, subject to Lender's reasonable approval, to be incurred by Borrower, (iv) certify the cost and status of invoiced work, (v) indicate the payee(s) to be paid by Borrower with the proceeds of such Advance and (vi) attach copies of such requisitions, certificates, releases and waivers of liens, approvals and supporting invoices or bills, as are applicable to such Advance, in each case in form and substance reasonably satisfactory to Lender from time to time.

        2.3.    Disbursements.    Subject to the conditions set forth herein, Lender shall, on each Disbursement Date, credit the Amount of the Advance to be made on such Disbursement Date to the account specified by Borrower pursuant to Section 2.2 hereof. Notwithstanding the foregoing, if any of the approvals listed below have not been granted within three (3) months of the date of this Agreement, Lender shall have the option of reducing the amount of the Permanent Loan to be disbursed to the amount advanced as of such date, in which event the Lender shall have no obligation to make any additional Advances to the Borrower. For purposes of this Section 2.3, the applicable approvals are: approval by the Commission of the Ordinance, certification pursuant to 18 USC 1161 by the Secretary of the amended tribal liquor ordinance adopted by the Nation, approval by the Secretary of the Nation's application to hold the State's Land in restricted fee status, approval by the Secretary of the Leases and the Leasehold Mortgages, approval by the Secretary of the Non-Disturbance and Attornment Agreement (Head Lease) and Non-Disturbance and Attornment Agreement (Sub-Sublease).

        2.4.    Wire Transfer.    In the absence of specific account instructions given to Lender pursuant to Section 2.3, Lender shall make the Disbursements on the Disbursement Dates by wire transfer to the following account:

  Fleet Bank
  ABA # 021200339
  ACCT # 9429249301
  SWIFT: FNBBUS33NYC
  CHIP # 0032
  BENEFICIARY: Seneca Niagara Falls Gaming Corporation
  Any Questions: Anthony Casdia (716 299 1100)

        2.5.    Loan Accounts.    Lender shall maintain a loan account on its books in the name of Borrower for the Loan in which will be recorded all Advances (including all additions to principal hereunder pursuant to Section 3.4(b)) made by Lender, together with all payments and accruals of Fixed Interest, and payments of Current Interest and Variable Interest on the Loan. The entries in said accounts (in the absence of manifest error in the making thereof) shall constitute prima facie evidence of the outstanding principal thereof and accrued Fixed Interest, and of the aggregate payments of Fixed Interest, and payments of Current Interest and Variable Interest on the Loan from time to time. Lender shall provide Borrower with statements of said accounts from time to time on request.

        2.6.    Loan Register.    Borrower shall keep or cause to be kept at its principal place of business a Loan register in which shall be registered the name and address of the holder(s) of all or any portion of the Loan and the name and address of each assignee of all or any portion of the Loan. The Person in whose name all or any portion of the Loan is registered shall be deemed and treated as the owner and holder thereof for all purposes of this Agreement and all payments of principal and interest in respect of all or any such portion of the Loan shall be made to such Person. Borrower shall register the Loan in the name of Freemantle Limited as of the date hereof. Lender shall advise Borrower of any subsequent holder(s) of all or any portion of the Loan and the name and address of each assignee of all or any portion of the Loan.

        2.7.    Release of Security Agreement and the Leasehold Mortgages.    At such time as the Loan and all other amounts from time to time payable hereunder have been repaid in full, the Lender shall release and discharge the Security Agreement, the Leasehold Mortgages and the other documents creating collateral interests in favor of Lender, as contemplated hereunder, which shall thereupon be of no further force or effect.

        SECTION 3.    INTEREST AND PRINCIPAL PAYMENTS.

        3.1.    Payments of Fixed Interest, Current Interest, Variable Interest and Principal.

        (a)   During the portion of the Term beginning on the First Closing Date and continuing until the date of Project Completion, Borrower shall pay Fixed Interest based on the outstanding principal balance on the Loan from time to time on a monthly basis in arrears on each Interest Payment Date. Such payments may be made out of Loan proceeds.

        (b)   During the portion of the Term beginning on the day after Project Completion and continuing through the Interest Accrual Period ending on December 31, 2003, Borrower shall pay (i) Current Interest based on the outstanding principal balance on the Loan from time to time, plus (ii) Variable Interest (as described in Section 3.2), both such amounts to be paid on a monthly basis in arrears on each Interest Payment Date.

        (c)   Notwithstanding the amounts payable currently pursuant to Section 3.1(b), Fixed Interest based on the outstanding principal balance on the Loan from time to time (including all additions to principal hereunder pursuant to Section 3.4(b)) shall accrue, at the Fixed Rate in effect for such month, on a monthly basis in arrears, during the portion of the Term beginning on the day after Project Completion and continuing through the Interest Accrual Period ending on December 31, 2003.

        (d)   On any Interest Payment Date corresponding to the portion of the Term described in Section 3.1(b), Borrower may elect to pay an amount of interest greater than the amount then currently due under Section 3.1(b) up to the amount of Fixed Interest then accrued and unpaid for the Interest Accrual Period to which Interest Payment Date relates.

        (e)   During the portion of the Term beginning on January 1, 2004 and continuing until the Maturity Date, Borrower shall pay Fixed Interest on each Interest Payment Date.

        (f)    On the Maturity Date, Borrower shall pay to Lender an amount equal to (i) the then outstanding principal amount of the Permanent Loan (including all additions to principal hereunder pursuant to Section 3.4(b)), plus (ii) all accrued and unpaid Fixed Interest, plus (iii) any other amounts payable hereunder.

        (g)   Unless otherwise advised by the Lender by notice to the Borrower, all payments due to Lender shall be made to the following account by wire transfer:

  JP Morgan Chase Bank, New York Office
  For account of:
  Westpac Bank Corporation, Singapore
  77 Robinson Road
  #19-00, SIA Building
  Singapore 068896
  Account No. 001-1-910213 CHIPS UID 142544
  Swift Code: CHASUS 33
  For subsequent credit to
  Freemantle Limited
  Account No. 306845
  (Attention: Mr. Mervin Ho/Ms. Jaslyn Lim)

        3.2.    Variable Interest.    During the portion of the Term beginning on the day after Project Completion and continuing through the Interest Accrual Period ending on December 31, 2003, Borrower shall pay Variable Interest on a monthly basis in arrears on each Interest Payment Date, in an amount equal to nine and ninety-nine one hundredths of one percent (9.99%) of the EBITDA of the Borrower for the calendar month prior to such Interest Payment Date. By way of illustration, the Variable Interest payment due on March 15, 2003 would be based on the EBITDA of the Borrower for the calendar month of February, 2003. Within twenty (20) days after the delivery of the audited financial statements for the fiscal year of Borrower ending on September 30, 2003 pursuant to Section 13.1, the Borrower shall adjust the amount of Variable Interest paid in respect of such fiscal year by either paying additional Variable Interest in an amount computed by subtracting (x) the sum of the monthly Variable Interest payments previously made by Borrower in respect of such fiscal year from (y) nine and ninety-nine one hundredths of one percent (9.99%) of the actual EBITDA set forth in such financial statements for such fiscal year, or, if the resulting difference is negative, by crediting the difference against each successive monthly payment of Fixed Interest by Borrower until fully reimbursed to the Borrower. Each payment of Variable Interest shall be accompanied by Borrower's detailed computation of the amount of such payment and a copy of its financial statements upon which such computation is based.

        3.3.    Cash Account.    Borrower shall establish and at all times maintain, for the benefit of the Lender, the Cash Account, which shall be an Eligible Account pursuant to the Cash Collateral Account Agreement. Such Account shall be established in a manner consistent with the terms of the Security Agreement, such that the Lender shall have a first priority perfected security interest in the funds held in the Cash Account from time to time, provided that the Cash Account need not be in the name of the Lender. Borrower shall deposit into such Cash Account all gross revenues generated by the Project or the Borrower from any source, following which such funds shall be swept into the operating account of the Borrower (the "Operating Account") in accordance with the Cash Collateral Account Agreement; provided however, that the Borrower shall maintain, commencing as of June 30, 2003 and continuing at all times until the Maturity Date, an Available Cash Balance of Ten Million Dollars ($10,000,000), calculated on a monthly average basis, plus an amount equal to the pro rata quarterly or annual required amount of unpaid deposits to the Sinking Fund Account for the applicable Fiscal Year (e.g., in the month of July, 2004, a year in which the Sinking Fund Deposit of $12,000,000 is due on December 31, 2004, the Borrower would be required to have an Available Cash Balance of $16,000,000, reflecting $10,000,000 plus six months of accrual toward the Sinking Fund Account deposit). Notwithstanding deposit of such gross revenues in the Cash Account and transfer of such amounts into the Operating Account, so long as (i) no Default or Event of Default has occurred and is continuing, (ii) no Default would occur as a result of such use, (iii) the total expenditures described in subparagraph (c) of this Section 3.3 during any fiscal year of Borrower will not exceed, in the aggregate, an amount equal to three percent (3%) of the Project's gross revenues for such fiscal year, without Borrower having obtained Lender's prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed, and (iv) the required deposits have been made into the Sinking Fund Account pursuant to Section 3.5, then Borrower may withdraw funds from the Operating Account in order to pay the following categories of expenditures (each, a "Permitted Use of Cash Flow"):

        (a)   for paying Interest Charges and principal on the Loan and on any Indebtedness permitted to be incurred hereunder or otherwise incurred with the consent of the Lender and for paying rent under leases of capital equipment permitted hereunder and Trade Payables incurred by Borrower;

        (b)   for funding any net increase in the working capital requirements of Borrower for the operation (following its completion) of the Project;

        (c)   for funding Maintenance Capital Expenditures;

        (d)   the costs of operation on the Land or in the Project of any casino facilities, hotel facilities, shopping, restaurant, lounge and entertainment facilities, parking garage, food and beverage preparation and other service and related amenities, all pre-opening services, and all facilities and activities related to the conduct or operation of the Project, determined in accordance with GAAP consistently applied;

        (e)   for making monthly rental payments not to exceed One Million Dollars ($1,000,000) to the Nation in connection with the Head Lease; provided however that (i) any amount of rent owed to the Nation shall be paid in each month at least one Banking Day after such month's Interest Payment Date and only after Lender has received all monthly Current Interest and Variable Interest payments, or Fixed Interest payments, as the case may be, on the Loan then due in accordance with Sections 3.1 and 3.2 and only after required deposits into the Sinking Fund Account in accordance with Section 3.5, plus any other amounts then due and payable under this Agreement; (ii) upon the occurrence and during the continuation of an Event of Default, no rent shall be paid to the Nation under the Head Lease; (iii) as of the Maturity Date, no rent shall be payable under the Head Lease until the Lender has received all amounts then due under the Loan; and (iv) in the event of the foreclosure of the Leasehold Mortgages, the monthly rental payment and any other amounts payable by the Borrower to the Nation shall be reduced to One Dollar ($1.00) until all amounts due under the Loan have been repaid in full.

        Subject to the provisions of the Security Agreement, all funds of Borrower deposited in the Cash Account may only be applied by Borrower for Permitted Uses of Cash Flow; provided, however, that so long as no Event of Default has occurred and is continuing, the Borrower shall be permitted to withdraw from the Cash Account funds in excess of those used for Permitted Uses of Cash Flow for the purpose of making Permitted Transfers. The Borrower shall submit a monthly financial report to the Lender computing, on a monthly and year-to-date basis in a format and with a level of detail reasonably acceptable to the Lender, the amount of deposits and withdrawals from the Cash Account, the Permitted Uses of Cash Flow, Available Cash Flow, Available Cash Balance, the Debt Service Coverage Threshold, the amount of Permitted Transfers, calculations sufficient to demonstrate that all transfers of funds to the Nation or any Affiliate and all Restricted Investments made by the Borrower constitute Permitted Transfers and a copy of Borrower's financial statements upon which such computation is made.

        3.4.    Shortfall.    (a) During the portion of the Term beginning on the day after Project Completion and continuing through the Interest Accrual Period ending on December 31, 2003, on each Interest Payment Date corresponding to such portion of the Term, the Borrower shall calculate an amount (herein, the "Shortfall") equal to the excess, if any, of (i) the amount of Fixed Interest accrued as of such date on the principal outstanding under the Loan from time to time (including all additions to principal hereunder pursuant to Section 3.4(b)), over (ii) the aggregate amount of Current Interest, Variable Interest and Fixed Interest (if any) paid on such Interest Payment Date. The Shortfall shall be added to the outstanding principal hereunder in accordance with Section 3.4(b), provided that payment of such aggregate Shortfall by the Borrower shall be due and payable on the Maturity Date; provided further, that such Shortfall shall continue to accrue interest at the Fixed Rate in accordance with the provisions of Section 3.4(b).

        (b)   The Shortfall amount, as determined in accordance with Section 3.4(a), shall be added to the outstanding principal under the Loan or the Permanent Loan, as the case may be, on each Interest Payment Date, and shall bear interest at the Fixed Rate until repaid in full.

        3.5.    Sinking Fund.

        (a)   The Borrower shall, prior to Project Completion, establish and maintain a Sinking Fund Account, which shall be an Eligible Account, pursuant to a control agreement to be entered into by the Lender, the Borrower and an Eligible Institution. Such Account shall be held as additional collateral for the benefit of the Lender until the Maturity Date, shall be established in a manner consistent with the terms of the Security Agreement, in the name of and for the benefit of the Lender, or in such other manner as the parties may agree such that the Lender shall have a first priority perfected security interest in the funds held in the Sinking Fund Account from time to time (the "Sinking Fund Account").

        (b)   As additional collateral for the Loan, the Borrower will deposit funds into the Sinking Fund Account, commencing on or before December 31, 2003 as follows:

Year	Period of Time	Deposit	Timing of Deposit
1	November 22, 2002 through December 31, 2003	Six Million Dollars ($6,000,000)	Year end: On or before December 31, 2003
2	January 1, 2004 through December 31, 2004	Twelve Million Dollars ($12,000,000)	Year end: On or before December 31, 2004
3	January 1, 2005 through December 31, 2005	Twenty-two Million Dollars ($22,000,000)	Four equal quarterly payments, each made on or before the last day of the fiscal quarters of calendar year 2005
4	January 1, 2006 through December 31, 2006	Twenty-two Million Dollars ($22,000,000)	Four equal quarterly payments, each made on or before the last day of the fiscal quarters of calendar year 2006
5	January 1, 2007 through the Maturity Date	Eighteen Million Dollars ($18,000,000)	Three equal quarterly payments, each made on or before the last day of the first three fiscal quarters of calendar year 2007, and one equal quarterly payment made on or before the Maturity Date

        (c)   Any interest or dividends earned on amounts on deposit in the Sinking Fund Account shall remain on deposit therein, and shall not be withdrawn from the Sinking Fund Account; provided that if and when the Borrower enters into an unconditional bank loan commitment or irrevocable standby letter of credit as described in clause (g) below, such interest and dividends may be withdrawn; provided further, no additional deposits shall thereafter be required to be made into the Sinking Fund Account.

        (d)   So long as no Event of Default shall have occurred and be continuing, Borrower shall be permitted to direct the investment of funds from time to time held in the Sinking Fund Account in Permitted Investments; provided, however, that if an Event of Default has occurred and is continuing, the Lender shall be permitted to direct the investment of funds held in the Sinking Fund Account in Permitted Investments. Any income earned thereon shall remain on deposit in and constitute part of the Sinking Fund Account. Such income shall not reduce the obligation of the Borrower to contribute the deposit set forth in Section 3.5(b).

        (e)   Borrower shall be solely responsible in all circumstances for any loss of interest and principal of invested funds in the Sinking Fund Account. In the event of any such loss of principal, Borrower shall deposit in the Sinking Fund Account an amount sufficient such that the total amount on deposit equals at least the aggregate amount required to be in the Sinking Fund Account as of such date in accordance with the table set forth in Section 3.5(b) herein.

        (f)    At the Maturity Date, Borrower shall be permitted to use the funds on deposit in the Sinking Fund Account to pay to the Lender the amounts then due and payable under the Loan. After payment of all such amounts, any amounts remaining in the Sinking Fund Account shall be paid to the Borrower or as Borrower directs.

        (g)   Borrower may elect on or after January 1, 2003 to obtain an unconditional bank loan commitment or irrevocable standby letter of credit from an Eligible Institution that meets the following conditions: (1) Borrower obtains prior written consent of Lender (including approval of the form of such bank commitment or letter of credit), (A) which may be granted or denied in Lender's sole and absolute discretion in connection with the unconditional bank loan commitment and (B) which may be granted or denied subject to the reasonable satisfaction of the Lender in connection with the irrevocable standby letter of credit; (2) Borrower assigns such unconditional bank loan commitment for the Lender's benefit or opens the irrevocable standby letter of credit from an Eligible Institution for the benefit of the Lender; (3) the expiration date of such unconditional bank loan commitment or irrevocable standby letter of credit is at least ten (10) Banking Days after the Maturity Date; (4) the aggregate principal amount thereof is at least equal to the difference between (x) Eighty Million Dollars ($80,000,000) and (y) the amounts then on deposit in the Sinking Fund Account, pursuant to Section 3.5(b); provided further that upon delivery of such unconditional bank loan commitment or irrevocable standby letter of credit, no further deposits shall be required to be made into the Sinking Fund and, subject to the Borrower's compliance with any conditions required of it by such bank loan commitment or letter of credit, the limitations on the incurrence of additional Recourse Obligations set forth in Section 8.3(e) hereto shall be waived at the later of (1) January 1, 2006 or (2) obtaining an unconditional bank loan commitment or an irrevocable standby letter of credit.

        3.6.    Bankruptcy.    Borrower and the Lender hereby acknowledge and agree that upon the commencement of any proceeding by or in respect of Borrower under any bankruptcy, insolvency, reorganization or similar law affecting creditors' rights generally (including, without limitation, the Bankruptcy Code) or the commencement of any debt arrangement, dissolution, winding up, or composition or readjustment of debts, the making of a general assignment for the benefit of creditors, the appointment of a trustee, receiver, custodian, liquidator, assignee, sequestrator (or other similar official) for Borrower for all or substantially all of its assets (an "Insolvency Proceeding"), the collateral in the Cash Account, the Sinking Fund Account and all proceeds thereof shall be deemed not to be property of Borrower or its bankruptcy or insolvency estate or included in property to be administered in any such Insolvency Proceeding (the "Bankruptcy Estate") (including, without limitation, for purposes of Section 541 of the Bankruptcy Code), to the extent permitted by applicable law. In the event, however, that a court of competent jurisdiction determines that, notwithstanding the foregoing characterization by Borrower and Lender of the Cash Account, the Sinking Fund Account and all proceeds thereof, the Cash Account, the Sinking Fund Account and/or any proceeds thereof shall be held to constitute property of Borrower's Bankruptcy Estate, then Borrower and the Lender hereby further acknowledge and agree that all such Cash Account, Sinking Fund Account and all proceeds thereof, are and shall be cash collateral of the Lender.

        3.7.    Defeasance.    The Permanent Loan, after it is fully drawn in the amount of $80,000,000, including any additions to principal under Section 3.4(b), will be subject to defeasance as provided in Exhibit D.

        3.8.    Dispute Resolution.    In the event of any unresolved dispute between the parties as to (i) the amount of any Variable Interest payment, or (ii) the amount of cash that Borrower is entitled to withdraw from the Cash Account or Operating Account, whether as Permitted Uses of Cash Flow or Permitted Transfers, the parties shall submit such dispute to an internationally recognized independent certified public accounting firm, mutually acceptable to the parties, whose resolution shall be conclusive. In connection therewith, each party shall submit to the accounting firm its computation relating to the amount of cash that the Borrower is permitted to withdraw. In the event that such accounting firm determines that the Borrower withdrew from the Cash Account or Operating Account an amount that it was not entitled to withdraw, the Borrower shall re-deposit such amount in the Cash

Account or Operating Account within ten (10) days of the date of the resolution. All fees payable to the accounting firm and other costs incurred by the parties in respect of the dispute shall be borne and paid by the party whose computation is furthest from the resolution determined by the accounting firm.

        3.9.    Making of Payments.    (a) Each payment by Borrower hereunder or under the Note or under any other Loan Documents shall be made, without setoff, counterclaim or deduction of any kind, in immediately available funds to Lender by deposit to Lender's account, as Lender may have last designated by notice to Borrower. Such payment shall be initiated by Borrower at the earliest possible time on the date such payment is due, with instructions for such payment given on the preceding date.

        (b)   Whenever any payment hereunder or under the Note shall be stated to be due on a day which is not a Banking Day, such payment shall be made on the next preceding Banking Day.

        3.10.    Computations and Prorations.    Fixed Interest payable hereunder by Borrower to be prorated hereunder shall be computed or prorated, as the case may be, on the basis of a three hundred sixty (360) day year and actual days elapsed. Lender shall endeavor to notify Borrower in writing of the amount of Fixed Interest due with respect to such month as of the Interest Determination Date.

        3.11.    Certain Tax Matters.    (a) Borrower and Lender agree to treat all amounts payable under this Agreement as exempt from United States withholding tax imposed under Sections 881(a), 1442 and 1446 of the Code because such amounts constitute either principal or interest that qualifies for the "portfolio interest" exemption pursuant to Code Section 881(c)(2)(B) (or, in the case of certain fees, constitute non-U.S. source income), and Borrower and Lender agree to treat such amounts consistently with the foregoing agreement for all purposes (including for purposes of any reports or returns).

        (b)   Each payment by Borrower under this Agreement shall, except as required by law, be made without withholding or deduction on account of any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto imposed by the United States or any political subdivision thereof, specifically excluding taxes imposed by other jurisdictions on a net income basis ("Taxes"). If any Taxes are required to be withheld or deducted from any such payment, Borrower shall pay such additional amount ("Additional Amount") as may be necessary to ensure that the net amount actually received by Lender free and clear of such withholding or deduction is equal to the amount that Lender would have received had no withholding or deduction been required, and shall pay such withheld or deducted amounts on a timely basis to the relevant tax authority. Borrower shall pay and shall indemnify and hold harmless Lender for any and all Taxes (and any interest or penalties with respect thereto) imposed on any amounts payable under this Agreement (including any amounts payable under this Section 3.11), whether such Taxes, interest and penalties are imposed on Borrower or Lender, and shall pay all costs incurred by Lender relating to such Taxes or any contest thereof. If the Lender pays any Taxes or other amounts that the Borrower is required to pay pursuant to this Section 3.11, the Borrower shall indemnify it on demand in full, together with interest thereon from and including the date of payment to but excluding the date of reimbursement at the Fixed Rate. Within 30 days after payment of any Taxes subject to indemnification hereunder, the Borrower shall deliver to the Lender an official receipt or a certified copy thereof evidencing such payment. Notwithstanding the foregoing, Borrower shall not be required to pay Additional Amounts or to indemnify and hold harmless Lender (including any successor or assignee) in respect of Taxes that would not have been imposed but for (i) the incorrectness of the representation set forth in Section 3.11(c) hereof, or (ii) the failure of Lender (including any successor or assignee) to comply with Section 3.11(d) hereof.

        (c)   Lender represents that it does not have a banking license from any regulatory authority and does not accept bank deposits from customers.

        (d)   Lender (and any assignee that is not a United States person) shall deliver to Borrower, prior to the first date on which payment of interest is due hereunder and as required from time to time thereafter following a timely request by Borrower, a U.S. Internal Revenue Service Form W-8 BEN, in duplicate, certifying that Lender (or such assignee, as the case may be) is a foreign person and any other successor or additional forms required by the U.S. Internal Revenue Service in order to secure an exemption from, or reduction in the rate of, U.S. withholding tax.

        (e)   Borrower shall pay any present or future stamp, transfer or documentary taxes or any other excise or property taxes, charges or similar levies, and any penalties, additions to tax or interest due with respect thereto, that may be imposed in connection with the execution, delivery or registration of this Agreement or any note issued hereunder or the filing, registration, recording or perfection of any security interest contemplated by this Agreement.

        (f)    Lender and Borrower shall cooperate with each other in respect of Taxes that are subject to indemnification hereunder and shall provide each other with such information not reasonably within the knowledge of the requesting party as shall reasonably be requested in connection with any such Taxes. Each party shall be entitled to review, and to make recommendations to the other party as to the form and substance of, all information returns and other filings by the other party with any tax authority in respect of this Agreement and the other Loan Documents and any payments made by or on behalf of Borrower to Lender, prior to their submission to the tax authority. Each party shall promptly inform the other party of all inquiries, communications or claims received from any tax authority in respect of this Agreement or any such payments. Each party's representatives shall be allowed to attend all meetings between the party receiving such inquiry, communication or claim and the taxing authority and shall be provided with copies of all correspondence and documents relating to such inquiries, communications or claims, and the party receiving such inquiry, communication or claim shall consider in good faith recommendations made by the other party in respect of the conduct of any contest.

        (g)   Borrower's obligations under this Section 3.11 shall survive repayment of the Loan and all other amounts due from time to time hereunder.

        (h)   The Loan shall be redeemable at the option of the Borrower, in whole but not in part, on any Interest Payment Date after the occurrence of a Tax Event (the "Redemption Date") at a redemption price equal to the sum of (i) the then outstanding principal under the Loan (including all additions to principal hereunder pursuant to Section 3.4(b)), plus (ii) all accrued and unpaid Fixed Interest through the Redemption Date plus (iii) the present value of any interest that would have accrued at the Fixed Rate from the Redemption Date through the Maturity Date (the "Remaining Life"), provided that for the purposes of computing such present value, such interest will be discounted at a discount rate equal to the then prevailing Treasury Rate on U.S. Treasury securities with comparable remaining maturities.

        3.12.    No Prepayment    No prepayment of the principal of the Loan or the Permanent Loan is permitted.

        SECTION 4.    LATE PAYMENT OF INTEREST.

        4.1.  Any amounts of Current Interest, Variable Interest or Fixed Interest which are overdue shall bear interest and be payable at the Default Rate.

        SECTION 5.    ADDITIONAL LENDER RIGHTS.

        5.1.    Future Financing.    In the event that Borrower, the Nation or any Affiliate thereof proposes to undertake an expansion of the Project, including without limitation another gaming facility or any facilities ancillary to the Project or another casino such as parking garages, hotels, restaurants and meeting facilities (collectively, the "Additional Development"), Lender will be under no obligation to finance such Additional Development, and the Borrower shall be under no obligation to obtain financing from Lender for such Additional Development.

        5.2.    Appointment of Servicers.    Lender shall have the right from time to time to retain one or more servicers to handle administrative matters in connection with this Agreement and the other Loan Documents, such as notifying Borrower of the amount of interest due in advance of any Interest Payment Date and reviewing financial reports and any information related thereto; provided that Lender shall not delegate its authority to grant or deny any request for a consent or waiver made pursuant to this Agreement.

        SECTION 6.    CONDITIONS PRECEDENT.

        6.1.    Conditions Precedent to Advances.    The obligation of Lender to make any Advances hereunder shall be subject to the fulfillment, to the satisfaction of Lender in its sole discretion, of all of the following conditions precedent:

        (a)   The representations and warranties of Borrower contained in this Agreement shall be true and correct in all respects on and as of the Disbursement Date with respect to such Advance with the same effect as if made on and as of such date, and no event or condition shall have occurred and be continuing that constitutes, or that, with the giving of notice or the lapse of time or both, would constitute an Event of Default, and no such event or condition shall occur as a result of the making of such Advance; provided, however, that, except with respect to the representations of Borrower contained in Sections 7.1(a), 7.1(b), 7.1(c), 7.1(d) (but only with respect to actions pending, and not with respect to actions threatened), 7.1(f), 7.1(g), 7.1(j), 7.1(k), 7.1(l), 7.1(m), 7.1(n), 7.1(o), 7.1(u), 7.1(z) (but only with respect to actions pending, and not with respect to actions threatened or actions relating to the proposed or actual use of the Leased Property), 7.1(dd), 7.1(ff), 7.1(ll), 7.1(nn) and 7.1(rr) hereof, Lender shall be required to make Advances hereunder notwithstanding the failure of any representation and warranty contained in this Agreement to be true and correct in all respects on and as of the Disbursement Date with respect to such Advances if (x) such representation and warranty was true and correct in all respects on and as of the date hereof and (y) such failure could not reasonably be expected to materially and adversely affect Borrower's ability timely to achieve Project Completion with respect to the Facility or to operate the Leased Property or the Personalty in the manner contemplated hereby, or to repay the Loan in accordance with the terms hereof, or materially and adversely to affect the value of the Leased Property or the Personalty or Lender's ability to exercise its rights and remedies hereunder or under the other Loan Documents.

        (b)   Lender shall have received copies of such contracts, agreements, maps, Project budgets, plans, specifications and other documents relating to Borrower's application of the Loan as Lender shall have reasonably requested.

        (c)   Lender shall have received notice of all material changes to the Borrower's overall plan and budget for the Project together with a certification by the Chief Executive Officer with respect to such changes that such changes will not (i) impair Borrower's ability timely to achieve Project Completion with respect to the Facility in accordance with such overall plan and budget and (ii) have a material adverse effect on Borrower's ability to perform its obligations hereunder and under the other Loan Documents or on the business, operations, assets or financial or other condition of the Borrower or the Project, as contemplated hereby, had such changes not been made. In the event that a Lender Approval Event shall have occurred, then all such plan and budget changes (whether or not material) shall have been approved by Lender, which approval shall not be unreasonably withheld or delayed.

        (d)   All of the conditions set forth herein with respect to the making of any Advances in respect of Approved Costs shall have been satisfied, and all such Advances previously made hereunder shall have been applied by Borrower strictly in accordance with the terms of Sections 2.1, 6.1 and 6.2 (applicable to the initial Advance) and Lender shall have made such determinations in its sole and absolute discretion. In addition, Lender shall have received a certificate of the Chief Executive Officer certifying that such conditions have been met and certifying as to the cost and status of invoiced work, in form reasonably satisfactory to Lender, and Borrower shall have provided Lender with such other evidence thereof as Lender shall reasonably require.

        (e)   No Event of Default or Default shall have occurred and be continuing.

        (f)    Intentionally deleted.

        (g)   The Leasehold Mortgages shall have been duly executed and delivered by the Borrower, and will be submitted to the Secretary for approval and for a finding that such approval has no significant impact ("FONSI") on the human environment, as required by the National Environmental Policy Act ("NEPA") (if required). Upon such approval (and finding, if required), the Leasehold Mortgages shall be recorded in the appropriate public land records in the county of Niagara, New York and in any other appropriate public filing offices and with the Secretary and the Nation (in each case to the extent required in the opinion of Lender's counsel), and the Borrower shall furnish to the Lender evidence satisfactory to it, in its sole and absolute discretion, that all actions necessary or, in the opinion of the Lender, desirable to perfect and protect the Liens of the Loan Documents have been taken.

        (h)   Intentionally deleted.

        (i)    Intentionally deleted.

        (j)    Lender shall have received a request for an Advance complying with, and all other items required pursuant to, Section 2.2 hereof.

        (k)   Intentionally deleted.

        (l)    The Security Agreement shall have been duly executed and delivered by the Borrower and the Lender.

        (m)  This Agreement and the Note shall have been duly executed and delivered by the Borrower.

        (n)   The Borrower shall have filed any required financing statements under the Uniform Commercial Code relating to the Collateral which names Borrower as debtor in New York and Washington D.C.

        (o)   Borrower shall have paid all of Lender's expenses then due.

        (p)   Lender shall have received such evidence as it deems satisfactory, including a report of its construction engineer (such engineer to be retained at Borrower's expense) that construction of the Project and Facility is progressing in accordance with the agreement with Klewin Building Company, that the work to the date of such Advance has been performed in a satisfactory manner, and that all documentation of construction expenses and related matters, as required by this Agreement, has been submitted in satisfactory form. In connection with each Advance, Borrower and the general contractor shall submit construction cost certifications and other documentation (including lien waivers) consistent with construction lending practices for major commercial projects.

        (q)   The tribal liquor ordinance (which shall permit retail liquor sales to the public in a manner consistent with customary operation of a commercial gaming facility) shall have been duly adopted by the Nation to be filed with the Secretary for certification pursuant to 18 USC §1161.

        (r)   Intentionally deleted.

        (s)   Such documentation as the Lender may reasonably require to establish the due organization, valid existence and good standing of the Nation as a federally recognized Indian tribe, the formation, valid existence and good standing of the Nation and Borrower, their authority to execute, deliver and perform any Loan Documents, and the identity, authority and capacity of each senior officer authorized to act on their behalf, including, without limitation, certified copies of the Nation's Constitution,

Resolution and Borrower's charter and bylaws, and amendments thereto, resolutions, incumbency certificates, Certificates of Senior Officers, and the like.

        (t)    Lender shall have received evidence (including customary ACORD 27 certificate) that builders risk insurance, in the amounts specified in the Loan Documents and as more particularly described in Schedule IV, is maintained in force by Borrower.

        (u)   Upon approval by the Secretary of the Leasehold Mortgages and the recording of the same, Lender shall have received an updated policy of title insurance, consistent with the requirements of the policy described in Section 9.8(a), in an amount equal to the amount of Advances as of such date. Each Advance made subsequent to such recording shall require issuance of an endorsement to such policy of title insurance reflecting such additional Advance.

        (v)   Lender shall have received such other assurances, certificates, consents or opinions as it may reasonably require.

        6.2.    Additional Conditions Precedent to the Advance to be Made on the Initial Disbursement Date.    The obligation of Lender to make any Advance hereunder on the Initial Disbursement Date is also subject to the fulfillment, to the satisfaction of Lender, of all of the following conditions precedent or the waiver thereof in writing by Lender, in its sole and absolute discretion, in addition to the conditions precedent to the Advances set forth in Section 6.1 hereof:

        (a)   Borrower shall have duly executed, delivered and furnished to Lender (i) the Note, the Leases, the Security Agreement, the Leasehold Mortgages and all other Loan Documents, duly executed and dated on or before the Initial Disbursement Date and satisfactory in all respects to Lender and Lender's counsel; (ii) a certificate of Borrower, dated the Initial Disbursement Date, substantially in the form of Exhibit E attached hereto, together with the attachments specified therein; and (iii) an opinion of counsel to Borrower, dated the Initial Disbursement Date, substantially in the form of Exhibit F attached hereto.

        (b)   Lender shall have received and approved the following matters, which approval shall not be unreasonably withheld, conditioned or delayed:

          (i)    A survey of the State's Land certified to the Lender and otherwise satisfactory to Lender in its reasonable discretion;

          (ii)   Such evidence (including a reasoned opinion of counsel for Borrower acceptable to Lender, if required by Lender) as Lender may require that, when completed, the Facility complies with, and does not and will not violate any, (A) applicable Legal Requirements, including, without limitation, zoning and land use laws and building and fire codes, to the extent applicable, and Environmental Laws, or (B) applicable covenants, conditions and restrictions;

          (iii)  Policies or evidence of insurance, including, without limitation, insurance against fire and other hazards (including terrorism), in accordance with applicable requirements of this Agreement (including Exhibit G) and the Leases;

          (iv)  Such evidence (including an opinion of counsel for Borrower acceptable to Lender, if required by Lender) as Lender may reasonably require that any required consents or approvals to the execution, delivery, performance and enforcement of this Agreement have been validly obtained and are in full force and effect.

          (v)   Such evidence (including an opinion of counsel for Borrower acceptable to Lender, if required by Lender) as Lender may reasonably require that the Borrower has submitted to the Secretary for approval the Leases and the Non-Disturbance and Attornment Agreement.

          (vi)  Such evidence (including an opinion of counsel for Borrower, if required by Lender) as Lender may reasonably require that none of the execution, delivery, performance or enforcement of this Agreement or the other Loan Documents will violate any applicable Legal Requirements;

          (vii) An opinion of counsel for Borrower with respect to the authority of the Borrower to enter into the Loan Documents, the enforceability of the Loan Documents, and such other customary matters as Lender may require in its sole and absolute discretion;

          (viii) Evidence that the Nation has submitted an application to the Secretary for the granting to the Nation of the right to hold the State's Land in restricted fee status;

          (ix)  Evidence regarding planned or current compliance with the requirements of the American Disability Act in connection with the Facility (e.g, letter from the Architect); and

        (c)   Intentionally deleted.

        (d)   Intentionally deleted.

        (e)   Either (i) the Nation has adopted the Uniform Commercial Code of New York or (ii) the Borrower has presented evidence to the Lender satisfactory to the Lender in its reasonable discretion that, notwithstanding a failure to adopt the Uniform Commercial Code of New York, the Uniform Commercial Code of New York shall still be binding upon the Borrower.

        (f)    The Nation, the Borrower and the Seneca Gaming Corporation shall have adopted such authorizing resolutions as are appropriate, in the reasonable opinion of Lender's counsel, for such parties to execute, deliver and perform their obligations under the Loan Documents.

        (g)   The Borrower shall have filed a Notice of Lending sufficient to satisfy the requirements of the Lien Law of the State of New York with respect to the construction costs to be paid from the proceeds of the Loan and shall have caused such notice to be filed in the appropriate public records of the County of Niagara and such other public offices as shall be appropriate in the opinion of Lender and its counsel.

        (h)   Intentionally deleted.

        (i)    The Borrower shall have entered into a Building Loan Agreement sufficient to satisfy the requirements of the Lien Law of the State of New York, and provided an affidavit under Section 22 of such Lien Law, with respect to the construction costs to be paid from the proceeds of the Loan, and shall have caused such agreement and Affidavit to be filed in the appropriate public records of the County of Niagara and such other public offices as shall be appropriate in the opinion of Lender and its counsel.

        (j)    The Secretary by letter dated November 12, 2002, has stated that (a) lands placed in restricted fee status pursuant to the Seneca Nation Land Claims Settlement Act, 25 U.S.C. §1774, et. Seq., meet the definition of "Indian country" under 18 U.S.C. §1151 and are subject to the Nation's jurisdiction; (b) are subject to Section 20 of IGRA, 25 U.S.C. §2719; and (c) are exempt from the prohibition on gaming contained in Section 20 because they are lands acquired as part of the settlement of a land claim, and thus fall within the exception in 25 U.S.C. §2719(b)(1)(B)(i).

        (k)   Intentionally deleted.

        (l)    The Nation Agreement, in a form attached hereto as Exhibit L, shall have been duly authorized, executed and delivered to the Lender, including such authorizing resolutions in form and substance as are mutually acceptable to the Nation and the Lender.

        (m)  The State and the Nation shall have entered into satisfactory non-disturbance agreements (the "Non-Disturbance and Attornment Agreement (Head Lease) and the Non-Disturbance and Attornment Agreement (Sub-Sublease)") with the Lender affording adequate protection of the Lender's remedial rights under the Leasehold Mortgages, including without limitation protection against a default in payment of "Supplemental Rent" (as defined in the Sub-Sublease) to the ESD as may be required under the Sub-Sublease.

        SECTION 7.    REPRESENTATIONS AND WARRANTIES OF BORROWER.

        7.1.    Representations and Warranties of Borrower.    Borrower hereby represents and warrants as follows:

        (a)   The Nation is a federally recognized Indian tribe, organized pursuant to the Constitution of the Seneca Nation of Indians of 1848, as amended. The Borrower is a non-taxable entity for purposes of federal income taxation under the Code, with full power and authority to own its properties and to transact the business as contemplated hereby. Borrower is a wholly-owned instrumentality of the Nation, incorporated pursuant to a tribal charter approved by resolution of the Tribal Council of the Seneca Nation of Indians. The Seneca Gaming Corporation is a wholly-owned instrumentality of the Nation and the Borrower has assumed all obligations, responsibilities and duties of the Seneca Gaming Corporation to the extent applicable to the Project, subject to the control of the Seneca Gaming Corporation. The Seneca Gaming Corporation has duly adopted appropriate resolutions to authorize the transactions contemplated by this Agreement and the other Loan Documents.

        (b)   Borrower has full power, authority and legal right to execute, deliver and perform this Agreement and the other Loan Documents, and has taken all necessary corporate and other action to authorize the execution, delivery and performance by Borrower of this Agreement and the other Loan Documents. This Agreement and the other Loan Documents have been duly executed and delivered by a duly authorized officer of Borrower, and this Agreement and the other Loan Documents constitute valid, legal and binding obligations of Borrower, enforceable against Borrower in accordance with their terms, subject, as to enforcement, to the availability of equitable remedies and limitations imposed by bankruptcy, insolvency, reorganization and other similar laws and related court decisions relating to or affecting creditors' rights generally.

        (c)   The execution, delivery and performance by Borrower of this Agreement and the other Loan Documents and the enforcement by Lender of such documents will not result in the creation or imposition of any lien, charge or encumbrance other than the lien in favor of Lender created pursuant to this Agreement and the other Loan Documents upon any of the Leased Property or the Personalty pursuant to the terms of, or conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, any material indenture, mortgage, deed of trust, loan agreement, lease or other material agreement or instrument to which Borrower is a party or by which it is bound or to which any of the Leased Property or Personalty is subject, which breach or default would have a material adverse effect on the business, operations, assets or financial or other condition of the Borrower, as contemplated hereby, or the ability of Borrower to perform its obligations under this Agreement and/or the other Loan Documents, nor will such actions result in any violation of the provisions of Borrower's organizational documents or the Nation's Constitution, the Ordinance or any statute, including, without limitation, IGRA, the Compact, or any order, rule or regulation of any court or governmental or tribal agency or body having jurisdiction over Borrower, the Nation or any of the Leased Property or Personalty, and except for approvals set forth on Schedule II, any consent, approval, authorization, order, registration or qualification of or with or notice to any court or any such governmental or tribal agency or body required for the execution, delivery and performance by Borrower of this Agreement or the other Loan Documents and the enforcement by Lender of such documents, has been validly obtained and is in full force and effect.

        (d)   Except as disclosed on Schedule I, Borrower has no knowledge that there is any action or proceeding pending or threatened, before any court, judicial, quasi-judicial or tribal body or administrative agency, against Borrower, the Nation or any of the Leased Property (i) with respect to this Agreement, the other Loan Documents or the transactions contemplated hereby or thereby, or

(ii) that would, if determined adversely, have a material adverse effect on the business, operations, assets or financial or other condition of Borrower, as contemplated hereby, or the ability of Borrower to perform its obligations under this Agreement and/or the other Loan Documents. All rights to appeal any decision rendered in any previously concluded action or proceeding of such nature, to the best of Borrower's knowledge, have expired.

        (e)   The fiscal year for the Borrower's financial statements is October 1, through September 30.

        (f)    Other than as set forth in this Agreement and the obligations set forth and contemplated in the Leases, there has been no material adverse change in the business, property, assets or financial or other condition of Borrower since October 31, 2002.

        (g)   Neither Borrower nor the Nation is in material default under any agreement to which it is a party, including, without limitation, agreements for borrowed money, which default could have a material adverse effect on the business, operations, assets or financial or other condition of Borrower, as contemplated hereby, or the ability of Borrower to perform its obligations under this Agreement and/or the other Loan Documents.

        (h)   Borrower has filed all material income tax returns and met all other material obligations to file information returns, excise tax returns or other returns or reports relating to material tax or revenue-sharing obligations imposed by any Governmental Authority and has paid all charges reflected thereon that are due and payable, and Borrower has no knowledge of any deficiency or additional assessment in connection therewith.

        (i)    Borrower has not been known as or used any other corporate or fictitious name.

        (j)    Borrower's principal place of business, chief executive office and the place at which its books and records are kept is William Seneca Administration Building, 1490 Route 438, Cattaraugus Reservation, Irving, New York 14081.

  (k)    (i) To the Borrower's knowledge, none of the execution and delivery of this Agreement or the other Loan Documents by the borrowing of the Loan, the granting of the Leases, the Leasehold Mortgages or any security interest or the consummation of the transactions contemplated hereby or by the other Loan Documents constitute or will result in any transaction prohibited pursuant to Section 406 of ERISA or any "prohibited transaction" under Section 4975 of the Code.

          (ii)   No labor strike, slowdown, stoppage or lockout of employees of the Borrower exists or, to the best of the Borrower's knowledge, is threatened or imminent.

          (iii)  Each of the Plans has been operated and administered in all material respects in accordance with its terms and with applicable Laws, including but not limited to ERISA and the Code; and no Plan is under audit or is the subject of an investigation by the Internal Revenue Service, the U.S. Department of Labor, the PBGC or any other Governmental Authority, nor, to the best of Borrower's knowledge, is any such audit or investigation threatened.

          (iv)  No ERISA Event has occurred, is planned or is reasonably expected to occur, with respect to any ERISA Plan and, to the best of the Borrower's knowledge, no condition or event currently exists or currently is expected to occur that could result in any such ERISA Event. No amendment with respect to which security is required under Section 307 of ERISA or Section 401(a)(29) of the Code has been made or is reasonably expected to be made to any ERISA Plan.

          (v)   The Borrower and each ERISA Affiliate has made all contributions required to be made by such person to each Plan as and when such contributions have become due. No Plan has any Underfunding in excess of Five Hundred Thousand Dollars ($500,000).

          (vi)  Neither the Borrower nor any ERISA Affiliate has received any notification that any Multiemployer Plan is in reorganization or has been terminated, partitioned or reorganized within the meaning of Title IV of ERISA, and, to the best of Borrower's knowledge, no Multiemployer Plan is reasonably expected to be in reorganization or to be terminated, partitioned or reorganized within the meaning of Title IV of ERISA, in either case if such event could result in a liability to the Borrower.

        (l)    None of the transactions contemplated in this Agreement or the other Loan Documents (including, without limitation, the use of certain proceeds from the Loan) will violate or result in the violation of Regulations T, U and X of the Board of Governors of the Federal Reserve System ("Federal Reserve Board"), 12 C.F.R., Chapter II. Borrower does not own or intend to carry or purchase any "margin stock" within the meaning of said Regulation U. None of the proceeds of the Loan will be used, directly or indirectly, to purchase or carry (or refinance any borrowing, the proceeds of which were used to purchase or carry) any "margin stock" within the meaning of said Regulation U.

        (m)  The covenant set forth in Section 8.1(a) has not been breached.

        (n)   Except for an agreement with Asher Financial, Inc., Borrower has not dealt with any financial advisor, finder or broker in connection with any of the transactions contemplated by this Agreement or the other Loan Documents, and Borrower agrees to indemnify and hold Lender harmless from and against any and all claims, liabilities or obligations with respect to the fees payable pursuant to the agreement with Asher Financial, Inc. and any other fees asserted by any Person in respect of any such financial advisory, finders or brokerage fee.

        (o)   Except for this Agreement, agreements entered into with third parties who are not Affiliates of Borrower or the Nation pertaining to the sharing of proceeds from entertainment programs offered within the Facility and which comply in all respects with the restrictions relating thereto set forth in Section 8.1(h), certain employment contracts with employees of Borrower and the Compact, neither Borrower nor the Nation has entered into any contract, agreement or commitment conferring on anyone other than Borrower any right or claim to undertake with the Borrower any of the transactions contemplated by this Agreement or to receive any portion of the income from the Facility or the Project.

        (p)   Intentionally deleted.

        (q)   Intentionally deleted.

        (r)   To the best of Borrower's knowledge, the Leased Property is an independent unit which does not rely on any drainage, sewer, access, structural or other facilities located on any property not included in the Leased Property (other than utility easements, water storage facilities and the sewage treatment plant) to fulfill any zoning, building code or other requirement of any Governmental Authority with jurisdiction over the Leased Property or for structural support. To the best of Borrower's knowledge, no building or other improvement not included in any part of the Leased Property relies on any part of the Leased Property to fulfill any zoning, building code or other requirement of any Governmental Authority with jurisdiction over the Leased Property or for structural support or the furnishing to such building or improvement of any essential building systems or utilities.

        (s)   Borrower has not received written notice from any insurance company or bonding company of any material defects or inadequacies in the Leased Property or any part thereof which have not been rectified or satisfied or which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges therefor or of any termination or threatened termination of any policy of insurance or bond.

        (t)    To the best of Borrower's knowledge, all construction and development heretofore performed with respect to the Project has been or will be as of Project Completion performed substantially in accordance with Borrower's agreement with the Klewin Building Company and budget therefor, and with all Legal Requirements, applicable covenants, conditions, restrictions and agreements; there are no structural defects in the Facility except as will be remedied prior to Project Completion with respect to the Facility; and the operation of the Facility for its intended purpose as contemplated hereby complies with all Legal Requirements and all applicable covenants, conditions, restrictions and agreements, the non-compliance with which could have a material adverse effect on the business, operations, assets or financial or other condition of Borrower, as contemplated hereby, or the ability of Borrower to perform its obligations under this Agreement or the other Loan Documents.

        (u)   The Leased Property has access to and from a public road.

        (v)   Intentionally deleted.

        (w)  Exhibit H attached hereto (i) is a true and correct copy of the Ordinance, (ii) is the sole ordinance of Borrower within the meaning of Sections 2710(b)(1)(B) and 2710(d)(i)(A) of IGRA which is the federal statute presently in force governing the conduct of gaming activities on the Land, (iii) has not been amended, modified, supplemented or revoked, and (iv) complies with Section 2710(d)(1)(A) of IGRA.

        (x)   Intentionally deleted.

        (y)   To the best of Borrower's knowledge and except for amounts secured by any of the Permitted Encumbrances and the agreement with Klewin Building Company and except for amounts disclosed in the application for payments submitted by Klewin Building Company, Borrower has paid and discharged, or caused to be paid and discharged, all other material sums which have become due or payable (or, in the case of installment contracts, all installment sums which have become due), together with any fine, penalty, interest or cost for non-payment, for labor, material, supplies, personal property (whether or not forming a Fixture under the Head Lease) and services of every kind and character installed in, or tendered to or on, the Leased Property, and no claim for same exists.

        (z)   To the best of Borrower's knowledge and except as set forth on the attached Schedule I, there is no action or proceeding pending or, to the best of Borrower's knowledge, threatened before any court, judicial, quasi-judicial or tribal body or administrative agency (i) for the condemnation or taking by power of eminent domain of all or any portion of the Leased Property, or (ii) otherwise relating to the validity of the Leases, or the proposed or actual use of the Leased Property. All rights to appeal any decision rendered in any previously concluded action or proceeding of such nature have expired.

        (aa)  To the best of Borrower's knowledge and except as otherwise disclosed in writing to Lender at or prior to the date of this Agreement (including matters disclosed in any environmental report previously delivered to Lender (whether pursuant to Section 6.1(b) hereof or otherwise)), (i) the operations of Borrower with respect to the Leased Property comply in all material respects with all Environmental Laws applicable to Borrower, the Leased Property or the Personalty or which could subject Lender to any liability in connection with the Loan, the Leased Property or the Personalty and, to Borrower's knowledge, no conditions exist or are likely to exist prior to the Maturity Date which would subject any Person to material damages, penalties, injunctive relief, or clean-up costs under any Environmental Law or the Personalty or which could subject Lender to any liability in connection with the Loan, the Leased Property or the Personalty or which require or are likely to require any material Remedial Action under any Environmental Law; (ii) Borrower has obtained or will obtain all applicable Environmental Permits necessary for the conduct of its present operations with respect to the Leased Property, and all such Environmental Permits are in good standing; (iii) Borrower is not a party to any litigation or administrative proceeding alleging the violation of any Environmental Law or asserting that Borrower is required to take any Remedial Action under any Environmental Law; (iv) with respect to present facilities and operations, Borrower is not subject to any outstanding written order or agreement with any Governmental Authority or private party respecting (A) any Environmental Law (except as disclosed to the Lender), (B) any Remedial Action under any Environmental Law, or (C) any Environmental Claim under any Environmental Law; (v) to Borrower's knowledge, the operation of the Leased Property is not the subject of any federal, state or local investigation evaluating whether any Remedial Action under any Environmental law is needed; and (vi) no recorded Liens in favor of any Governmental Authority of (A) any liability under any Environmental Law or (B) damages arising from or costs incurred by such Governmental Authority in response to a Release of a Contaminant into the environment has been filed or attached to the Leased Property or any other property of Borrower.

        (bb)  None of this Agreement, the other Loan Documents or any other document or certificate furnished to Lender by or on behalf of Borrower in connection with the execution and delivery of this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby, taken together, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading. There is no fact known to Borrower which materially and adversely affects the business, operations or assets or financial or other condition of Borrower, as contemplated hereby, the ability of Borrower to repay the Loan, or the construction, development or operation of the Facility, as contemplated hereby which has not been set forth in this Agreement, the other Loan Documents or in the other documents or certificates furnished in writing to Lender or otherwise disclosed to Lender in connection with the transactions contemplated hereby and thereby.

        (cc)  To the best of Borrower's knowledge, the Leased Property is not materially damaged or injured as a result of any fire, explosion, accident, flood or other casualty.

        (dd)  To the best of Borrower's knowledge, neither the Borrower nor the Project is in violation of any laws, ordinances, governmental rules or regulations, orders, writs, judgments or decrees to which it is subject, which violation could materially and adversely affect the business, operations, assets or financial or other condition of the Borrower, as contemplated hereby, or the ability of Borrower to perform its obligations under this Agreement or the other Loan Documents.

        (ee)  Intentionally deleted.

        (ff)  Subject to confirmation by the Commission in the exercise of its discretion in matters involving gaming activities, none of the Leases, the Leasehold Mortgages, the Loan Agreement or the other Loan Documents (i) constitutes a "management contract" within the meaning of IGRA, (ii) deprives Borrower of the sole proprietary interest and responsibility for the conduct of any gaming activity within the meaning of IGRA or (iii) requires any consent, approval, authorization, order, registration or qualification of or with or notice to any court or governmental or tribal agency or body other than the approval of each of the Loan Documents by the Secretary of the Interior and approval of the Leases and the Leasehold Mortgages by the Secretary of the Interior.

        (gg)  Subject to confirmation by the Commission in the exercise of its discretion in matters involving gaming activities, the Ordinance complies with the requirements of IGRA and will be in full force and effect by the time that gaming operations commence at the Project.

        (hh)  Borrower possesses authority to enter into this Agreement and the other Loan Documents and has complied with all procedural requirements in entering into this Agreement and the other Loan Documents.

        (ii)  Intentionally deleted.

        (jj)  The State has transferred the fee title to the State's Land in fee simple to the Nation. The Nation has filed an application with the Secretary to hold the State's Land in restricted fee status pursuant to the Seneca Nation Land Claims Settlement Act, 25 U.S.C. § 1774 et. seq. The Secretary's determination as to this application is expected to occur on or prior to November 29, 2002. Based on the Borrower's review of the attached copy of the title policy No. 905-NI-172,094 as Exhibit I, the

Nation has good and marketable title in fee simple and right of use, occupancy and possession of the State's Land and Buildings and Fixtures thereon, and Borrower has good title to the Personalty and, pursuant to the Leases, Borrower has a valid leasehold interest to the Buildings and Fixtures, in each case, free and clear of all Liens whatsoever, except the Permitted Encumbrances as set forth in Exhibit J, as set forth in such title policy and as set forth in Schedule I attached hereto, and upon approval of the State's Land as restricted fee status, the Borrower shall be entitled to conduct gaming activities thereon consistent with the requirements of the Compact.

        (kk)  The Leases create valid tenancies, respectively, enforceable in accordance with their terms, subject only to any applicable Permitted Encumbrances.

        (ll)  The Security Agreement creates a perfected first security interest in and to, the Personalty, in accordance with the terms thereof, subject only to any applicable Permitted Encumbrances. Except as disclosed in writing by Borrower to Lender as of the date of this Agreement, no financing statement under the Uniform Commercial Code as in effect in any jurisdiction relating to the Fixtures or the Personalty which names Borrower or the Nation as debtor has been filed in any state or other jurisdiction, and neither Borrower nor the Nation has signed any security agreement authorizing any secured party thereunder to file any such financing statement.

        (mm)  Intentionally deleted.

        (nn)  The Board of Directors of the Borrower has taken all required action, and has duly adopted appropriate resolutions, in order to grant the Borrower the authority to consent to certain obligations under the Loan Documents, including waiver of sovereign immunity and consent to jurisdiction.

        (oo)  As of the Second Closing Date, the assumptions set forth in the Projections are reasonable and consistent with each other and with all facts known to the Borrower, no material assumption is omitted as a basis for the Projections, and the Projections are reasonably based on such assumptions. Nothing in this Section shall be construed as a representation, warranty or covenant that the Projections in fact will be achieved.

        (pp)  Intentionally deleted.

        (qq)  Other than the Borrower, the Nation has no Subsidiaries and no Affiliates which are included in or controlled by or through Borrower. All activities of the Nation constituting or relating to the ownership and operation of gaming facilities (including all Class III gaming activities within the meaning of IGRA) and all activities of the Nation constituting or relating to the ownership of hotel, restaurant, entertainment and resort facilities in Niagara County, New York are conducted on behalf of the Nation by Borrower pursuant to the authority granted to Borrower in the Resolution and the Head Lease.

        (rr)  The executed Deed, Head Lease, Sublease, Sub-Sublease, Memoranda of the Leases, the Non-Disturbance and Attornment Agreement and the TP-584 Real Property Transfer Tax Forms for each conveyance, to the extent applicable, have been recorded in the appropriate public land records of Niagara County. In its application to have the Secretary hold the State's Land in restricted fee status pursuant to the Seneca Nation Land Claims Settlement Act, the Borrower has requested that the Secretary approve the Leases and the Non-Disturbance and Attornment Agreement pursuant to Section 8.1.

        (ss)  No other public filings are required to perfect title in the Nation or Borrower, as the case may be, in connection with the Deed, Head Lease, Sublease, Sub-Sublease, Memoranda of the Leases, the Non-Disturbance and Attornment Agreement and the TP-584 Real Property Transfer Tax Forms for each conveyance.

        (tt)  Intentionally deleted.

        (uu)  Borrower agrees that all of the representations and warranties of Borrower set forth in this Agreement and in the other Loan Documents shall survive for so long as any portion of the Recourse Obligations hereunder are outstanding and thereafter to the extent provided herein. All representations, warranties, covenants and agreements made by Borrower in this Agreement or in the other Loan Documents shall be deemed to have been relied upon by the Lender, notwithstanding any investigation heretofore or hereafter made by the Lender or on its behalf.

        (vv)  Intentionally deleted.

        (ww)  Intentionally deleted.

        (xx)  Borrower has provided to Lender the balance sheet of Borrower dated as of October 31, 2002 and the related statements of income and changes in financial position for the fiscal year then ended; provided further that Borrower will represent that such financial statements fairly present its financial condition as at such date and the results of its operations for the period ended on such date.

        (yy)  As of November 21, 2002, (i) the State of New York Racing and Wagering Board, acting pursuant to the Compact, has issued a temporary finding of suitability for Non-Class III Gaming Registration for the Lender and for Tan Sri Lim Kok Thay as principal thereof, subject to certain conditions, and (ii) the SGA, acting pursuant to the Compact and the Ordinance, has issued a temporary registration for Non-Class III Gaming Enterprise for Lender to provide lending services to the Borrower, subject to certain conditions.

        SECTION 8.    COVENANTS AND ENVIRONMENTAL AGREEMENT.

        8.1.    Affirmative Covenants and Environmental Agreement of Borrower Applicable Throughout the Term.     Borrower hereby covenants and agrees with Lender that at all times throughout the Term (except as otherwise set forth herein):

        (a)   Borrower's Debt Coverage Ratio will be maintained, as of the end of each fiscal year of Borrower, at levels equal to or greater than those set forth in Section 8.3(e)(z).

        (b)   Borrower will furnish to Lender the financial information and statements as required pursuant to Section 13.1 herein. Financial statements and other financial information provided to Lender pursuant to Section 13.1 shall be held in confidence by Lender, except that Lender may disclose any such information:

          (i)    to its counsel, or to any of its agents or advisers that need to know such information in connection with their duties; or

          (ii)   as required by law; or

          (iii)  with the prior written consent of Borrower; or

          (iv)  in connection with the exercise by Lender of any of its rights or remedies under this Agreement or the other Loan Documents; or

          (v)   to Lender's Affiliates, auditors and bankers.

        (c)   The Borrower will engage primarily in the business presently conducted or contemplated by it, as set forth in the Resolution. The Borrower will qualify to do business and will remain in good standing under the laws of each jurisdiction in which it is required to be qualified by reason of the location of the properties owned or leased by it or the conduct of its business. Borrower will operate in accordance with the Resolution and the Ordinance and will maintain its existence as a tribally chartered corporation operating as an instrumentality of the Nation. The Borrower shall operate the Project and Facility as a Class III gaming facility consistent with the description of the Project attached as Exhibit A-3, or at such expanded level as the Borrower may elect, and in compliance with the Compact and all applicable ordinances of the Nation. During the Term of the Loan, the Borrower will not conduct or seek to conduct any Class III gaming operation in any location other than the Project site. In the event that Borrower shall form or utilize one or more wholly-owned Affiliates or Subsidiaries for the purpose of owning or operating any assets of the Borrower or otherwise conducting any activities in connection with the Project, each such Affiliate and Subsidiary shall, prior to commencement of any such operations or activities, execute and deliver a guarantee of all Obligations set forth in the Loan Documents, which is in form and substance acceptable to the Lender, and shall execute and deliver any and all other documents reasonably required by the Lender in connection with the Loan Documents.

        (d)   Borrower will comply with all material Legal Requirements relative to the conduct of the business of Borrower and the location of the properties owned or leased by it, the non-compliance with which could have a material adverse effect on the business, operations, assets or financial or other condition of Borrower or the Project, as contemplated hereby, or the ability of Borrower to perform its obligations under this Agreement or the other Loan Documents, and will obtain or cause to be obtained as promptly as possible any material permit, license, consent or approval of any Governmental Authority and make any filing or registration therewith which at the time shall be required with respect to the performance of its obligations under this Agreement or the other Loan Documents or for the operation of the business of Borrower as presently conducted or as contemplated by it; provided, however, that Borrower may, in good faith, contest the scope or applicability of any such Legal Requirements in accordance with the Contest Procedure.

        (e)   Borrower will, promptly upon obtaining knowledge thereof, give written notice to Lender of: (i) the occurrence of any Default or Event of Default or any event which could have a material adverse effect upon the business, operations, assets or financial or other condition of Borrower, as contemplated hereby, or the ability of Borrower to perform its obligations under this Agreement or the other Loan Documents; (ii) the occurrence of any event which would render any material representation and warranty made by Borrower herein untrue or misleading; (iii) any litigation or proceedings involving Borrower or the Nation or any of the properties or assets of Borrower or the Nation which, if adversely determined, would have a material adverse effect upon the business, operations, assets or financial or other condition of Borrower or the Project, as contemplated hereby, or the ability of Borrower to perform its obligations under this Agreement or the other Loan Documents; and (iv) any dispute between Borrower or the Nation and any Governmental Authority that would, if resolved adversely to the Borrower or Nation, materially interfere with the normal business operations of Borrower or the Nation.

        (f)    Borrower will keep books of record and account in which full, true and correct entries in accordance with GAAP consistently applied will be made of all dealings or transactions in relation to its business and activities.

        (g)   Borrower will permit any person designated by Lender (during normal business hours, upon reasonable prior notice and as often as Lender may reasonably request, but not so as to unreasonably interfere with the business of Borrower or the activities of its contractors) to (i) visit and/or inspect, as the case may be, the Leased Property (including all construction and development activity with respect thereto) and the Personalty, (ii) inspect any of the books or financial records of Borrower, and (iii) verify the amount, quantity, quality, value and/or condition of, or any other matter relating to, any or all of the Leased Property and Personalty,). Without limitation of the foregoing, Borrower shall:

          (i)    provide to the Construction Consultant any and all requested access to the Project site;

          (ii)   provide to the Construction Consultant any and all information then available which is reasonably required for the preparation of a monthly Construction Progress Report;

          (iii)  cooperate in the preparation of each monthly Construction Progress Report and, if requested by the Lender, cause the Borrower's general contractor to certify, and cause such general contractor to cause the Borrower's architect to certify, in accordance with AIA document G702 that the improvements constructed as of the date of any Construction Progress Report conform to the Project plans as in existence and approved by owner as of the time of the relevant construction and Project budget (as estimated by Borrower and Borrower's general contractor as of the time of the relevant construction) in all material respects, or, if not, to specify the details of such non-conformance;

          (iv)  maintain a full set of working drawings at the construction office for the Project for review by the Construction Consultant; and

          (v)   within fifteen (15) days following any request by the Lender, deliver (A) then current construction plans for the Project certified as true and correct by the architect for the Project, (B) a then current list of the names of each contractor, subcontractor and material supplier with respect to the Project and the dollar value and amounts paid with respect to the related contracts, and (C) then current versions of the construction schedule for all uncompleted work on the Project and all executed contracts and subcontracts for such work.

        (h)   Except as provided for in the Compact, Borrower shall not, without the prior written approval of Lender, which approval shall not be unreasonably withheld, enter into any contract, agreement or commitment which confers on anyone other than the Borrower, the Nation or any Affiliate of either, any right or claim to receive any portion of the income from the Facility other than as provided in this Agreement, employment agreements and agreements entered into with third parties which are not Affiliates of Borrower or the Nation pertaining to the sharing of proceeds from entertainment programs or non-gaming retail or food and beverage facilities offered within the Facility on terms in accordance with customary industry practice with respect thereto.

        (i)    Borrower will obtain in a timely manner, maintain in full force and effect, and comply with and satisfy all of the terms and conditions of, all material permits, licenses, consents and approvals necessary to permit the Project, the Leased Property and the Personalty to be operated as contemplated hereby; provided, however, that the Borrower may, in good faith, contest the scope or applicability of any such permits, licenses, consents and approvals in accordance with the Contest Procedure.

        (j)    Borrower will ensure that all gaming employees to be employed in connection with the operation of the Project, as contemplated hereby are properly licensed under the Ordinance, the Compact and IGRA and all other applicable Legal Requirements if required thereunder.

        (k)   Borrower will operate the Project as a casino gaming facility, in all respects as contemplated hereby, and will comply with all Legal Requirements, the non-compliance with which could have a material adverse impact on the business, operations, assets, or financial or other condition of Borrower or the Project, as contemplated hereby, or the ability of Borrower to perform its obligations under this Agreement and the other Loan Documents, and in accordance with all agreements and instruments to which Borrower or the Nation is a party or by which it is bound or to which any Property or assets of Borrower is subject, the non-compliance with which could have a material adverse impact on the business, operations, assets, or financial or other condition of Borrower or the Project, as contemplated hereby, or the ability of Borrower to perform its obligations under this Agreement or the other Loan Documents; provided, however, that Borrower may, in good faith, contest the scope or applicability of any Legal Requirement or contractual obligation to Borrower in accordance with the Contest Procedure. Borrower will not amend, supplement, modify or revoke the Resolution, or suffer to have the Resolution amended, supplemented, modified or revoked, in any way which would materially impair the ability of Borrower to operate the Project as a casino gaming facility, or the profitability of Borrower or the Project, in all respects as contemplated hereby, without the prior written consent of Lender, which consent may be granted or withheld in Lender's sole discretion.

  (l)    (i) Borrower will warrant and defend forever (A) its interest in the Leased Property and the Personalty and every part thereof, subject only to the Permitted Encumbrances, and (B) the enforceability, validity and priority of the Head Lease and the Sub-Sublease, in each case, subject only to the Permitted Encumbrances and against the claims of all Persons whatsoever.

          (ii)   Borrower agrees to indemnify and hold harmless Lender from and against any and all losses, claims, damages and liabilities, joint or several, incurred by Lender or to which Lender may become subject, including any amount paid in settlement of any litigation or other action (commenced or threatened) with respect to which Borrower shall have consented in writing (such consent not to be unreasonably withheld or delayed), whether or not Lender is a party and whether or not liability resulted, in each case, arising out of one or more of the following matters (each, an "Indemnified Claim"):

            (A)  the failure of any of the representations and warranties contained in this Agreement to be true at all times during the Term;

            (B)  the lack of a right of access to and from the Land to a public roadway;

            (C)  the invalidity or unenforceability of the lien of any of the Head Lease, the Sub-Sublease or the Leasehold Mortgages upon any of the Leased Property;

            (D)  the priority of any lien or encumbrance over the lien of any of the Head Lease, the Sub-Sublease or the Leasehold Mortgages whether attaching prior to or at any time after the date hereof (other than the Permitted Encumbrances or as otherwise expressly permitted hereby);

            (E)  the lack of priority of the lien of the Head Lease, the Sub-Sublease or the Leasehold Mortgages over any statutory lien for services, labor or material affecting title to the Leased Property; and

            (F)  the failure of Borrower to timely fulfill the obligations set forth in Section 8.1(l)(i) hereof;

  provided, however, that the Borrower shall not be liable with respect to any Indemnified Claim pursuant to this Section to the extent that a court having competent jurisdiction shall have determined by final judgment (not subject to further appeal) that such Indemnified Claim resulted primarily and directly from the willful misfeasance or gross negligence of Lender. In addition, Borrower agrees to reimburse Lender promptly upon demand for expenses (including fees and expenses of legal counsel) as they are incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any litigation, proceeding or other action in respect of any Indemnified Claim.

          (iii)  Lender shall have the right to retain separate legal counsel of its own choice to conduct the defense and all related matters in connection with any Indemnified Claim, and Borrower shall promptly upon demand pay the reasonable fees and expenses of such legal counsel, and such legal counsel shall to the fullest extent consistent with their professional responsibilities cooperate with Borrower and any legal counsel designated by the Borrower. Borrower agrees to consult in advance with Lender with respect to the terms of any proposed waiver, release or settlement of any claim, liability, proceeding or other action against Borrower to which Lender may also be subject, and to use its best efforts to afford Lender the opportunity to join in such waiver, release or settlement.

          (iv)  The indemnification provisions set forth in this Section 8.1(l) shall remain in full force and effect and shall survive the Maturity Date and the repayment of the Loan and the grant and surrender of the Head Lease, and shall be in addition to any liability that the Borrower might otherwise have to Lender under this Agreement or the other Loan Documents.

        (m)  Borrower will duly pay and discharge, or cause to be paid and discharged, the Impositions as the same become due and payable, provided, however, that Borrower may, in good faith, contest the validity, applicability or amount of any asserted Imposition in respect of any tax or assessment in accordance with the Contest Procedure. Borrower shall deliver to Lender, promptly upon Lender's request from time to time, evidence satisfactory to Lender that the Impositions have been so paid and are not then delinquent or that any contest of any Imposition is being conducted in compliance with this Section. Borrower shall not suffer and shall promptly cause to be paid and discharged any Lien whatsoever, other than a Permitted Encumbrance, which may be or become a lien or charge against the Leased Property or the Personalty or against Borrower with respect to the Leased Property or Personalty, shall pay any tax imposed on any portion of the Land or the Leased Property through the passage after the date of the Head Lease of any federal, state or municipal law that creates any lien thereon, or changing in any way the laws now in force for the taxation of leases, or of debts secured by leases, so as to impose a tax on the Head Lease or the obligations secured thereby; provided, however, that Borrower may contest the validity, applicability or amount of any such Lien, tax or change in law in accordance with the Contest Procedure.

        (n)   Borrower will maintain and preserve the Leased Property in good and safe condition and repair, promptly repairing, replacing or rebuilding any part of the Leased Property which may be destroyed by any Casualty, or become damaged, worn or dilapidated. Notwithstanding anything in this Section 8.1(n) to the contrary, at any time following the occurrence of a Lender Approval Event, if the Casualty is a Significant Casualty, then Lender may, in its sole and absolute discretion, either allow Borrower to use all insurance proceeds in respect of such Casualty for Restoration of the Leased Property or the Personalty or require that such proceeds, at the option of Lender, be used to cure any Defaults or Events of Default of Borrower hereunder; it being understood that in the absence of a Lender Approval Event, all insurance proceeds are to be paid in periodic disbursements to Borrower to be used to rebuild or restore the Project as such rebuilding and restoration progress. The Buildings and the Fixtures shall not be removed, demolished or materially altered without the prior written consent of Lender, which consent shall not be unreasonably withheld, conditioned or delayed, except that Borrower shall have the right without such consent to materially alter, remove or demolish any portion of the Buildings and the Fixtures if such alteration does not result in any material diminution in the overall value of the Project or impair its usefulness as contemplated hereby. Notwithstanding anything to the contrary in the Leases, this Agreement and the other Loan Documents shall govern all the rights of the Borrower and the Lender with respect to Casualty relating to the Project, Leased Property or Personalty.

        (o)   At all times during the Term, Borrower shall maintain policies of liability casualty and other insurance in full force and effect with responsible and reputable insurance companies or associations in such amounts and against such risks and in substantially the form described in Exhibit G and in Schedule IV.

        (p)   Borrower shall pay, together with interest, fines, and penalties, if any, any documentary stamp, recording, transfer, mortgage, Indebtedness, intangibles, filing or other taxes or fees whatsoever due, if any, under applicable Legal Requirements in connection with the making, execution, delivery, filing of record, recordation, assignment, enforcement, release, or discharge of the Memoranda of the Leases, the Leasehold Mortgages and/or the Security Agreement.

        (q)   In the event that the Maturity Date occurs without the Loan having been repaid in full (including all amounts due hereunder), or in the event that this Agreement or any of the other Loan Documents is put into the hands of an attorney for collection, suit, action or foreclosure, or in the event of the foreclosure of any lien prior to or subsequent to the Leasehold Mortgages or the Security Agreement in which proceeding Lender is made a party, or in the event of any Insolvency Proceeding, Borrower, its successors or assigns, shall be chargeable with and agree to pay all reasonable costs of collection and defense, including, to the extent permitted by applicable Legal Requirements, reasonable attorneys' fees in connection therewith and in connection with any appellate proceeding or post-judgment action involved therein, which shall be due and payable together with all required service or use taxes.

        (r)   Borrower, within ten (10) days after a request from Lender, shall from time to time furnish to Lender a statement, duly acknowledged and certified, setting forth (i) the amount then owing under this Agreement and the Note, (ii) the date through which Current Interest and Variable Interest hereunder have been paid, (iii) the amount on deposit in the Sinking Fund Account, (iv) the amount of accrued but unpaid Fixed Interest and (v) any offsets, counterclaims, credits, or defenses to the payment of the Loan, and acknowledging that this Agreement and the other Loan Documents are valid, legal and binding obligations and have not been modified or if modified, giving the particulars of such modification. Lender and any permitted assignee of the Loan or participant in the Loan shall have the right to rely on any such certification.

        (s)   Borrower, upon the request of Lender, will execute, acknowledge, record and/or file such further instruments and do such further acts as may be reasonably necessary, desirable or proper to carry out more effectively the purposes of this Agreement and the other Loan Documents and to subject to the lien and security interest of the Leasehold Mortgages or Security Agreement any property intended by the terms hereof or of the Leasehold Mortgages or Security Agreement to be covered by the Leasehold Mortgages or Security Agreement, including without limitation, any renewals, additions, substitutions, replacements, betterments or appurtenances to the Leased Property or Personalty.

        (t)    With respect to the Leased Property and the Project, Borrower covenants and agrees (i) to comply with all applicable Environmental Laws, non-compliance with which could materially and adversely affect its business, operations, assets or financial or other condition as contemplated hereby, the ability of Borrower to perform its obligations under the Loan Documents or which could subject the Borrower or the Nation to material damages, penalties, injunctive relief or clean-up costs or could be likely to require any material Remedial Action; (ii) to obtain all licenses, permits and approvals required under Environmental Laws applicable to Borrower, the Leased Property, the Project or the Personalty or which could subject Lender to any liability in connection with the Loan, the Leased Property, the Project or the Personalty; (iii) to use, store, treat or recycle any Contaminants or other regulated substance or material only in compliance with Environmental Laws, non-compliance with which could materially and adversely affect the business, operations, assets or financial or other condition of the Borrower, as contemplated hereby, the ability of Borrower to perform its obligations under the Loan Documents or which could subject the Borrower, the Lender or the Project to material damages, penalties, injunctive relief or clean-up costs or could be likely to require any material Remedial Action; (iv) to provide to Lender, promptly upon receipt, copies of any notice, pleading, citation, indictment, complaint, order or decree from any source, or other document from any Governmental Authority, asserting or alleging a material violation of Environmental Laws or a circumstance or condition which requires or may require a financial contribution by Borrower for a cleanup, removal, remedial action, or other response by or on the part of Borrower under Environmental Laws, or which seeks material damages or civil, criminal or punitive penalties from Borrower for an alleged violation of Environmental Laws; (v) to comply with any order, decree or similar requirements from any Governmental Authority with jurisdiction over the Borrower, the Leased Property, the Project or the Personalty or, with respect to its activities in connection with the Loan, the Leased Property, the Project or the Personalty, concerning a material violation of any Environmental Law or a cleanup, removal, remedial action or other response by or on the part of Borrower under any Environmental Law, except that compliance shall not be required so long as the validity of the same shall be contested in accordance with the Contest Procedure and (vi) to advise Lender in writing as soon as Borrower becomes aware of any condition or circumstance which makes the environmental representations, warranties, covenants and agreements contained herein incomplete or inaccurate in any material respect.

        (u)   With respect to the Leased Property and the Project, Borrower agrees to indemnify and hold the Indemnified Parties harmless for, from and against and to reimburse the Indemnified Parties with respect to, any and all Environmental Claims, loss, damage, liabilities, costs and expenses (including reasonable attorneys' fees and court costs) of any and every kind or character, known or unknown, fixed or contingent, asserted against or incurred by the Indemnified Parties (or any of them) at any time and from time to time by reason of or arising out of any violation or asserted violation of any Environmental Laws or arising out of any act, omission, event or circumstance existing or occurring at any time (including without limitation the actual, proposed or threatened storage, existence, generation, processing, abatement, handling or presence on or under the Leased Property, or release, emission, removal, disposition, discharge or transportation into or from the Leased Property, of Contaminants disposed of or released at any time), regardless of whether the act, omission, event or circumstance constituted a violation of any Environmental Law at the time of the existence or occurrence; provided, however, that this indemnity shall not apply to any and all Environmental Claims, loss, damage, liabilities, costs or expenses resulting solely from, or solely attributable to, any act or omission of the Indemnified Parties or the authorized agent of any of them.

  (v)    (i) The obligations of Borrower to the Indemnified Parties under Subsections (l), (u), (w) and (x) hereof (the "Indemnity Obligations") shall survive the making and repayment of the Loan and any transfer of all or any portion of Borrower's interest in the Leased Property.

          (ii)   So long as any of the Indemnity Obligations created hereby shall remain in effect, Borrower shall not be released by any act or omission that might, but for this Subsection, be deemed a legal or equitable discharge (including, but not limited to, any retroactive repeal or amendment of laws or regulations), or by reason of any waiver, extension, modification, forbearance or delay or other act or omission of any Indemnified Party or the failure of any of them to proceed promptly or otherwise, or by reason of any action taken or omitted or circumstance that may or might vary the risk or affect the rights or remedies of Borrower or by reason of any further dealings between Borrower and any Indemnified Party (other than an express written modification of this indemnity between Borrower and such Indemnified Party) and, to the extent permitted by law, Borrower hereby expressly waives and surrenders any defenses to its liabilities hereunder based upon any of the foregoing acts, omissions, indemnities or waivers of any Indemnified Party.

        (w)  In no event shall any site visit to the Leased Property, observation or testing by or on behalf of any Indemnified Party be deemed to constitute a representation that Contaminants are or are not present in, on or under the Leased Property, or that there has been or shall be compliance with any Environmental Law or any other applicable law pertaining to Contaminants. Neither Borrower nor any other Person shall be entitled to rely on any site visit, observation, or testing by or on behalf of any Indemnified Party, unless such Indemnified Party shall have consented in writing to such reliance. No

Indemnified Party shall owe any duty of care to protect Borrower or any other Person against, or to inform Borrower or any other Person of, any contaminants or any other adverse condition affecting the Leased Property. No Indemnified Party shall be obligated to disclose to Borrower or any other Person any report or findings made as a result of, or in connection with, any site visit, observation or testing by any Indemnified Party.

        (x)   If any Indemnified Party intends to seek indemnity with respect to any Environmental Claim or other matter pursuant to Subsection (u) hereof, such Indemnified Party shall promptly notify Borrower of such matter in reasonably sufficient time under the circumstances to permit Borrower to assert any defenses which may be available to such claim. Borrower shall have thirty (30) days after receipt of such notice (or such shorter period as may be required by any pleadings related to such Environmental Claim or other matter) to undertake, conduct and control, through counsel of Borrower's own choosing and at Borrower's expense, the settlement or defense therefor, and the Indemnified Parties shall cooperate with Borrower in connection therewith and shall promptly provide Borrower with copies of all notices, pleadings or other documents relating to such Environmental Claim or matter, provided, however, that: (i) Borrower shall not thereby permit to exist any Lien on any asset of any Indemnified Party; (ii) Borrower shall permit the Indemnified Parties to participate in such settlement or defense through counsel chosen by the Indemnified Parties, provided that the fees and expenses of such counsel shall be borne by the Indemnified Parties; and (iii) Borrower shall agree promptly to reimburse the Indemnified Parties for the full amount of any loss resulting from such Environmental Claim or other matter and all related expenses incurred by the Indemnified Parties within the limits of this Subsection. So long as Borrower is reasonably contesting any such matter in accordance with the Contest Procedure, the Indemnified Parties shall not admit liability or pay or settle any such Environmental Claim or other matter. Lender shall cooperate in documenting any settlement or other disposition of such Environmental Claim or such other matter by executing such instruments as Borrower shall reasonably request in connection therewith. Notwithstanding the foregoing, the Indemnified Parties shall have the right to pay or settle any such Environmental Claim or other matter without Borrower's consent, provided that in such event they shall waive any right to indemnity therefor by Borrower. If Borrower does not notify the Indemnified Parties within thirty (30) days after receipt of any Indemnified Party's notice of an Environmental Claim or other matter for which indemnity is sought hereunder that Borrower elects to undertake the defense thereof, the Indemnified Parties shall have the right to contest, settle or compromise such Claim or other matter in the exercise of their exclusive discretion at the expense of Borrower (except to the extent that such indemnity is not available hereunder).

        (y)   Borrower shall promptly give Lender written notice of the actual or threatened commencement of any condemnation or eminent domain proceeding relating to the Project, Leased Property or Personalty and shall deliver to Lender copies of any and all papers served in connection with such proceedings. Notwithstanding any taking by any tribal, public or quasi-public authority through eminent domain or otherwise (including but not limited to any transfer made in lieu of or in anticipation of the exercise of such taking), Borrower shall continue to be responsible for repayment of the Loan and the satisfaction of its obligations hereunder, as provided herein and under the other Loan Documents, and such obligations shall not be reduced until any award or payment therefor shall have been actually received after expenses of collection and applied by Lender to the repayment of the Loan and the discharge of such obligations. Lender shall not be limited to the interest paid on the award by the condemning authority but shall be entitled to receive out of the award interest at the rate or rates provided herein. If the Lender reasonably determines after a condemnation that it is not commercially feasible to rebuild the Facility or Project after good faith consultation with Borrower, the Lender may elect to apply any such award or payment to the repayment of all or a portion of the Loan and the discharge of all or a portion of Borrower's obligations hereunder whether or not then due and payable; otherwise, all condemnation proceeds are to be paid to Borrower to be used to rebuild or restore the Project. If the Leased Property or the Head Lease is sold, through foreclosure or otherwise, prior to the receipt by Lender of such award or payment, Lender shall have the right, whether or not a deficiency judgment with respect to the Loan shall have been sought, recovered or denied, to receive said award or payment, or a portion thereof sufficient to repay the Loan and satisfy all of the Borrower's obligations hereunder. Notwithstanding anything to the contrary in the Leases, this Agreement and the other Loan Documents shall govern all the rights of the Borrower and the Lender with respect to any condemnation relating to the Project, Leased Property or Personalty.

        (z)   During the continuance of an Event of Default, (A) Borrower will permit Lender to exercise any or all of its rights, remedies and recourses hereunder or under the other Loan Documents, including, without limitation, by (i) permitting a receiver to be appointed in accordance with clause (ii) of Section 11.1 hereof, (ii) entering into the management agreement referred to in clause (iii) of Section 11.1 hereof in any form consistent with IGRA as may be required by Lender, subject to such approvals of any Governmental Authorities (including without limitation the Commission) as may then be required, and/or (iii) by complying with instructions of Lender or its designee pursuant to clause (d) of Section 11.1 hereof, in each case, if requested by Lender; and (B) Borrower (i) will not in any way interfere with the exercise of such rights or remedies by Lender, and (ii) will cooperate with Lender and promptly do all things required of it by Lender toward obtaining all necessary authority, permission, licenses, consents, authorizations and approvals from any Governmental Authority (including, without limitation, the Commission) or otherwise as may be necessary or desirable for Lender to exercise any of its rights, remedies and recourses hereunder or under the other Loan Documents; provided, however, that nothing herein shall prohibit Borrower from asserting that no Event of Default has occurred.

        (aa)  Intentionally deleted.

        (bb)  Intentionally deleted.

        (cc)  Borrower shall notify Lender of the anticipated attainment of Project Completion with respect to each casino or casino/hotel owned or operated by Borrower, the Nation or any Affiliate of the Nation which is located on or in the general vicinity of the Land but which is not located on the Land, not less than thirty (30) days prior thereto.

        (dd)  Promptly following the end of each fiscal quarter during which any Shortfall accrues, Borrower shall execute and deliver an amendment to the Leasehold Mortgage (Indirect Costs) to reflect the additions to principal pursuant to Section 3.4(b), and Borrower shall pay any additional mortgage recording taxes due on such increased principal amount when each such amendment to the Leasehold Mortgage (Indirect Costs) is recorded. Borrower shall cause the title insurance company to issue endorsements to the title policy delivered to Lender pursuant to Section 9.8(a) reflecting such additions to principal upon the recording of each such amendment to the Leasehold Mortgage (Indirect Costs).

        (ee)  Intentionally deleted.

        (ff)  Intentionally deleted.

        (gg)  If an Event of Default shall occur and be continuing, all operating and capital budgets shall be subject to the approval of Lender in its sole discretion, and Borrower shall incur and pay expenses and other amounts only in accordance with such approved operating and capital budgets.

        (hh)  The Borrower agrees that any real property, within the area designated herein as Private Land and more particularly described in Exhibit A-2, acquired, whether or not such property is used for gaming activities, including any improvements thereon, following the Second Closing Date (the "After-Acquired Property") shall be purchased by the Nation and leased to the Borrower and subjected to a form of leasehold mortgage substantially in the form of the Leasehold Mortgages; provided further that any rent paid to the Nation or any Affiliate with respect to such After-Acquired Property shall in all events be subordinate to payment (i) of Current Interest, Variable Interest, Fixed Interest and principal hereunder, and (ii) of funds into the Sinking Fund Account as set forth in Section 3.5.

        (ii)  Intentionally deleted.

        (jj)  Borrower will file all, if any, material property and similar tax returns required to be filed by it with respect to or which could in any way affect the Leased Property or Project and will pay and discharge, or cause to be paid and discharged, all material Impositions imposed by any Governmental Authority against, affecting or relating to the Leased Property, the Project or the Personalty, other than those which may be subject to contest in accordance with the Contest Procedure, together with any fine, penalty, interest or cost for non-payment pursuant to such returns or pursuant to any assessments that may be received by it.

        (kk)  Borrower has advised Lender that Lender is not required to obtain a license or registration from the SGA in order to enter into the Loan Agreement and the other Loan Documents and to enjoy the benefits intended to be derived therefrom. In the event that the SGA or the State determines that Lender is required to obtain such a license or registration, or Lender's counsel hereafter reasonably determines that Lender is required to obtain such a license or registration, Borrower shall take such steps as are necessary as to cause the SGA to grant such a license or registration to Lender.

        (ll)  Borrower shall submit this Agreement and the other Loan Documents to the Commission for a determination that the document does not constitute a "management contract;" provided that if there is a determination by the Commission that this Agreement or any of the Loan Documents or any portion of any of them does constitute a "management contract," the Borrower agrees to cooperate in good faith with the Lender to amend this Agreement and/or the other Loan Documents to obtain a determination from the Commission that this Agreement and/or the other Loan Documents do not constitute a "management contract."

        (mm)  Prior to or on Project Completion, Borrower shall use commercially reasonable efforts to ensure that all utility services necessary for the construction of the Facility and the operation of the Facility for its intended purpose as contemplated hereby, including, without limitation, water supply, adequate sewage system, gas (if applicable), and electric and telephone utilities (i) are or will be as needed available on or at the boundaries of the Facility, (ii) can be used or tapped into by Borrower, and (iii) are of sufficient capacity to meet adequately all needs and requirements necessary for the construction and development of the Project and the use thereof for its intended purpose, and all payments which are payable therefor have been made. Access to all such utility services is either (i) directly through adjoining public streets or land belonging to such utility providers and does not pass through adjoining private land, or (ii) through valid easements which benefit the Leased Property and cannot be obstructed, terminated or interfered with.

        (nn)  Prior to or on Project Completion, Borrower shall use commercially reasonable efforts to ensure that, (i) Borrower and Nation have obtained all permits, licenses, consents and approvals necessary (including those listed in Schedule II) to permit the Facility to be constructed and developed in accordance with Borrower's overall plan and budget therefor and to permit the operation of the Facility for its intended purpose as contemplated hereby; (ii) all such permits, licenses, consents and approvals as have been obtained are in full force and effect without the existence of any appeals therefrom or any judicial or administrative proceeding challenging the same, or unexpired appeal periods in respect of such permits, licenses, consents and approvals from which there is a statutory appeal period; (iii) Borrower and Nation have no notice or knowledge of any violations or claims of violations of any such permit, license, consent or approval or any other Legal Requirement applicable to or affecting the Facility and (iv) such permits, licenses, consents and approvals contain no conditions or terms which have not been fully satisfied or which will not be fully satisfied by Project Completion with respect to the Facility if operated as contemplated herein.

        (oo)  Intentionally deleted.

        (pp)  Intentionally deleted.

        (qq)  Borrower will appoint and retain suitably qualified persons who are properly licensed pursuant to IGRA, the Compact and the Ordinance as managing or supervisory employees of Borrower (including, without limitation, any chief operating officer and the Chief Executive Officer); provided, however, that if an Event of Default shall occur and be continuing, and Borrower elects to replace the Chief Executive Officer or Chief Financial Officer, such replacement Chief Executive Officer or Chief Financial Officer to be subject to the reasonable approval of the Lender.

        (rr)  The Borrower will use its best commercially reasonable efforts to ensure that the tribal liquor ordinance will be certified prior to Project Completion by the Secretary in accordance with all Legal Requirements and will be in full force and effect prior to commencement of gaming operations at the Facility. The Borrower will either (i) confirm with the State of New York that no State permit for the sale of liquor within the Facility will be required, or (ii) obtain such permits or licenses as are prudent or required for the sale of liquor within the Project, which will be in full force and effect prior to commencement of gaming operations at the Project.

        (ss)  The Borrower shall maintain a Sinking Fund Account and deposit funds into such account in accordance with Section 3.5 herein.

        (tt)  The Borrower shall provide an opinion of counsel for Borrower stating that 25 USC §81 is not applicable to the Loan.

        8.2.    Affirmative Covenants of Borrower Applicable Only Prior to Certain Dates.

        Borrower hereby covenants and agrees with Lender:

        (a)   Intentionally deleted.

        (b)   Borrower will obtain in a timely manner, will maintain in full force and effect, and will comply with and satisfy all of the terms and conditions of, all material permits, licenses, consents and approvals necessary to permit the Facility to be constructed and developed in accordance with the approved plans and specifications and budget; provided, however, that Borrower may contest the scope or applicability of any such permits, licenses, consents and approvals in accordance with the Contest Procedure.

        (c)   Borrower shall notify Lender (in writing) of all material changes to the plans and specifications and budget for the development of the Facility and Project that are made prior to Project Completion.

        (d)   Intentionally deleted.

        8.3.    Negative Covenants of Borrower Applicable Throughout the Term.    Borrower hereby covenants and agrees with Lender that at all times throughout the Term:

        (a)   Borrower shall not use, maintain, operate or occupy, or allow the use, maintenance, operation or occupancy of, any portion of the Leased Property, the Project or the Personalty in any manner which would result in a violation of Legal Requirements or the terms, covenants or conditions of any agreement or instrument to which Borrower or the Nation is a party or by which either of them is bound or to which any of the property or assets of Borrower are subject, the violation of any of which could have a material adverse effect on the business, operations, assets or financial or other condition of Borrower or the Project, as contemplated hereby, or the ability of Borrower to perform its obligations under this Agreement and/or the other Loan Documents, or make void, voidable or cancelable, or substantially increase the premium of, any insurance then in force, or required hereunder to be in force, with respect thereto; provided, however, that Borrower may contest the applicability of any Legal Requirement in accordance with the Contest Procedure.

        (b)   Borrower shall not commit or permit any waste of the Leased Property or permit any nuisance to be maintained thereon.

        (c)   Except for Permitted Transfers and as permitted by Section 3.3 hereof, Borrower will not (i) directly or indirectly declare or make, or incur any liability to make, any dividends or other distributions on, or any redemption or other acquisitions of, its ownership interests or transfer funds from Borrower to the general fund or other accounts of the Nation, or transfer Property (including funds) of Borrower to any Affiliate at any time, or (ii) sell, transfer, distribute, or pay any money or Property to the Nation or any Affiliate, or lend or advance money or Property to the Nation or any Affiliate, or invest in (by capital contribution or otherwise) or purchase or repurchase any ownership interest or Indebtedness, or any Property, of the Nation or any Affiliate, or become liable on any guaranty of the Indebtedness, dividends, or other obligations of the Nation or any Affiliate; provided, however, that Borrower may (i) pay any reasonable compensation obligations incurred in the ordinary course of the business of Borrower to individuals who are employees, officers or directors of Borrower or who provide services to Borrower in the ordinary course of the business of Borrower, (ii) award prizes fairly won by Affiliates of Borrower and (iii) reimburse the Nation or an Affiliate for the actual cost incurred by the Nation or such Affiliate for goods or services provided by the Nation or such Affiliate to Borrower in the ordinary course of the business of Borrower; provided, however, that so long as no Event of Default has occurred or is continuing, Borrower may (x) reimburse the Nation or an Affiliate for the fair market value of such goods and services so long as the price paid by Borrower to the Nation does not exceed the price which Borrower would have paid in a comparable arm's length transaction with an unrelated Person providing such goods or services, and (y) employ enrolled members of the Nation and their immediate family members on terms consistent with those which Borrower would have used in a comparable arm's length transaction with an unrelated Person.

        (d)   Borrower shall not enter into any transaction of merger, reorganization, or consolidation or wind up, liquidate or dissolve, nor agree to do any of the foregoing.

        (e)   So long as (x) no Default or Event of Default has occurred and is continuing, (y) the taking of such action would not have a material adverse effect on the business, operations, assets or financial or other condition of the Borrower or the Project, as contemplated hereby, or the ability of Borrower to perform its obligations under the Loan Documents or to complete the construction of the Facility and (z) Borrower maintains the Debt Coverage Ratio at a level equal to or greater than (i) 1.70:1.00 for the period from January 1, 2003 through December 31, 2003; (ii) 1.90:1.00 for the period from January 1, 2004 through December 31, 2004; (iii) 2.00:1.00 for the period from January 1, 2005 through December 31, 2005; (iv) 2.10:1.00 for the period from January 1, 2006 through December 31, 2006 and (v) 2.20:1.00 for the period from January 1, 2007 for the Maturity Date, then:

          (i)    Borrower may, with the prior written consent of Lender, not to be unreasonably withheld (except as set forth in clauses (A)(5) and (6) below):

            (A)  enter into operating or capital leases, or other equipment financing, with Sodak Gaming Inc. ("IGT") and Bally Gaming, Inc. ("Bally") (substantially as set forth in the term sheet attached as Exhibit K hereto) for the acquisition of gaming and other equipment; provided that:

              (1)   the total principal amount of Indebtedness does not exceed Thirty-Five Million Four Hundred Thousand Dollars ($35,400,000);

              (2)   IGT and Bally shall hold a first priority interest in the respective equipment which each finances, and the Lender shall hold a second priority security interest in such equipment;

              (3)   notwithstanding that the financing with IGT and Bally shall mature prior to the Maturity Date of the Loan, any additional indebtedness to finance equipment leases incurred in accordance with Section 8.3(e)(i)(A)(4) hereto shall have a Weighted Average Life to Maturity that shall be longer than the Weighted Average Life to Maturity Date of the Loan;

              (4)   to the extent that Borrower repays or prepays the principal component of such equipment financing with IGT and Bally, it may incur additional indebtedness to finance equipment leases, so long as the aggregate principal amount of such Indebtedness relating to equipment financing (including that with IGT and Bally and any additional indebtedness) does not exceed Thirty-Five Million Four Hundred Thousand Dollars ($35,400,000) at any time; provided that no such additional indebtedness shall be incurred unless the Borrower at the time of such incurrence satisfies the applicable Debt Coverage Ratio set forth in the first paragraph of Section 8.3.(e), after taking account of such additional indebtedness on a pro forma basis;

              (5)   the Borrower may not incur additional Recourse Obligations (i) unless the Borrower at the time of such incurrence satisfies the applicable Debt Coverage Ratio set forth in the first paragraph of Section 8.3.(e), after taking account of such additional indebtedness on a pro forma basis, (ii) such Recourse Obligations are fully subordinated in all respects to the rights and interests of Lender granted herein or in the other Loan Documents and (iii) in all events, without the consent of Lender, such consent not to be unreasonably withheld provided that the proceeds of such additional Recourse Obligations are used for the purpose of investing in the Project (including funding the working capital requirements thereof), paying closing costs and expenses in connection with the incurrence thereof and/or refinancing other Recourse Obligations the incurrence of which was permitted hereunder;

              (6)   if an Event of Default has occurred and is continuing, Borrower shall not enter into any subsequent equipment lease or sublease without the consent of Lender, which may be granted or denied in Lender's sole and absolute discretion.

            (B)  incur additional Indebtedness in the form of a working capital line so long as such additional Indebtedness (1) does not exceed an aggregate principal amount of, at maximum, Five Million Dollars ($5,000,000); and (2) is fully subordinated in all respects to the rights and interests of Lender granted herein or in the other Loan Documents.

          (ii)   Borrower may, without the consent of Lender (except as provided in clause (C)):

            (A)  make Restricted Investments and Permitted Transfers, but only in connection with any Permitted Use of Cash Flow as contemplated by Section 3.3 hereof;

            (B)  transfer all or any portion of its Property if such transfer meets the following conditions: (i) is in exchange for reasonable consideration, (ii) if such Property is no longer useful in the operation of the Project, as contemplated hereby, (iii) if such transfer is in respect of payment of wagers or prizes in the ordinary course of business, provided, that if such transfer is to an Affiliate, it shall be subject to Section 8.3(c) hereof, (iv) in connection with any liens granted by Borrower or the Nation in connection with other Recourse Obligations that are permitted under Section 8.3(e)(i) hereof, or (v) in connection with lease financing of equipment or other personal property used in the Project as authorized pursuant to Section 8.3(e)(i)(A) hereof. For purposes hereof, a "transfer" of Property shall be deemed to occur upon the sale, conveyance, pledge, hypothecation, mortgaging, leasing, encumbering or other transfer of any direct or indirect interest in Borrower or in any of Borrower's Property. For purposes hereof, any condemnation or other involuntary transfer of Property shall not be deemed a transfer in violation of this Section so long as such transfer does not materially impair the ability of Borrower to perform its obligations under this Agreement;

            (C)  incur Trade Payables not represented by a promissory note, customarily paid by Borrower within ninety (90) days of incurrence and in fact not more than ninety (90) days outstanding, which are incurred in the ordinary course of Borrower's ownership and operation of the Project, in amounts reasonable and customary for similar properties.

          (iii)  The Recourse Obligations as permitted pursuant to Sections 8.3(e)(i)(A)(1) through (5) and 8.3(e)(i)(B) herein shall be further subject to the following limitations and requirements:

            (A)  Lender and such other lender or lenders shall execute and deliver in connection with such Recourse Obligations an inter-creditor or lien subordination agreement (including, without limitation, with IGT and Bally) consistent with the aforesaid Sections and otherwise satisfactory to Lender, which shall contain, among other terms, reasonable subordination, notice, cure and other remedial provisions in favor of Lender, including the right of Lender to purchase such other Recourse Obligations from the lender or lenders thereof, in each case, upon the occurrence of a default thereunder, such right to be exercisable by Lender prior to the taking of any actions by such other lender or lenders to enforce its rights or remedies under the documentation relating to such lender's loan;

            (B)  The Weighted Average Life to Maturity of each of the aforesaid Recourse Obligations shall be longer than the Weighted Average Life to Maturity of the Loan; provided however that this clause shall not apply to the equipment lease financing to be provided by IGT and Bally pursuant to Section 8.3(e)(i)(A).

        (f)    Borrower will maintain all Property of Borrower including all funds and bank accounts separate and distinct from other Property, including other funds and bank accounts of the Nation or any Affiliate of the Borrower, and, except for Permitted Transfers and as otherwise permitted under Section 8.3(c) hereof, will not transfer, loan or make any other distribution of any Property of the Borrower to any other accounts or funds of the Nation or of any other Affiliate of the Borrower or otherwise divert, transfer or distribute cash or property held by Borrower for or with respect to the Project or its operations for other purposes of Borrower or any Affiliate; and Borrower shall not demand, impose or receive any tax, charge, assessment, fee, or other Imposition or impose any regulatory or licensing requirement (or suffer to exist any of the foregoing), except as provided in the Ordinance, against Borrower, Lender, the Leased Property, the Project, the Personalty or the employees, officers, directors, or patrons of Borrower, other than the obligation of Borrower to pay the actual and reasonable regulatory expenditures of the SGA under the Ordinance and to pay any fee imposed on Borrower by the Commission under IGRA; provided, however, that nothing in this paragraph (f) shall prohibit Borrower from making Permitted Transfers.

        (g)   Borrower shall not pay to the Nation any monthly rental payments or "Supplemental Rent" in connection with any of the Leases except for Permitted Uses of Cash Flow as authorized in Section 3.3(e).

        (h)   Intentionally deleted.

        (i)    At least sixty (60) days prior to commencement of construction of a permanent Gaming Facility (as defined in Section 20.02 of the Sub-Sublease), the Borrower agrees that it shall deposit in a mutually satisfactory escrow account cash or a satisfactory letter of credit from an Eligible Institution in an aggregate principal amount equal to twenty-four million dollars ($24,000,000); provided that such escrow shall be established for the purpose of holding security for payment to the State of the balance of the general obligation bonds pledged in connection with the acquisition of the State's Land by the Nation. Absent the foregoing, the Borrower shall not commence operation of a permanent Gaming Facility (as described in the Sub-Sublease) in Niagara Falls.

        (j)    Borrower shall not, without the prior written consent of the Lender, provided that Lender's consent shall not be unreasonably withheld, conditioned or delayed with respect to any Major Lease consistent with leasing guidelines that shall be mutually agreed upon between Borrower and the Lender upon commercially reasonable terms, enter into any lease or sublease of real property, as lessor or sublessor, for any portion of the Project or Facility which shall constitute a "Major Lease." A Major Lease shall be a lease, sublease or irrevocable license of any portion of the Project or Facility which exceeds Ten Thousand (10,000) square feet. Lender will provide a commercially reasonable subordination, non-disturbance and attornment agreement for any approved Major Lease that exceeds Ten Thousand (10,000) square feet.

  (k)    (i)     (i) The Borrower shall not, and it shall not permit any ERISA Affiliate to (A) permit the Underfunding with respect to all Plans which have any Underfunding to exceed an amount that would be reasonably likely to have a material averse effect on the business, operations, assets or financial or other condition of the Borrower, as contemplated hereby, or the ability of Borrower to perform its obligations under this Agreement and/or the other Loan Documents or (B) make any amendment to any ERISA Plan that would give rise to an obligation to provide security under Section 307 of ERISA or Section 401(a)(29) of the Code if the amount of such security would be reasonably likely to have a material adverse effect on the business, operations, assets or financial or other condition of the Borrower, as contemplated hereby, or the ability of Borrower to perform its obligations under this Agreement and/or the other Loan Documents.

          (ii)   The Borrower shall not, at any time, permit any ERISA Plan to engage in any non-exempt "prohibited transaction" as such term is defined in Section 406 of ERISA and Section 4975 of the Code that would be reasonably likely to have a material adverse effect on the business, operations, assets or financial or other condition of the Borrower, as contemplated hereby, or the ability of Borrower to perform its obligations under this Agreement and/or the other Loan Documents. The Borrower shall not, at any time, permit any Plan to fail to comply with its terms or applicable Laws in any respect that would be reasonably likely to have a material adverse effect on the business, operations, assets or financial or other condition of the Borrower, as contemplated hereby, or the ability of Borrower to perform its obligations under this Agreement and/or the other Loan Documents.

        (l)    Borrower agrees that it shall not (i) exercise its right to purchase the interest of the State, as subtenant in the Sublease, pursuant to Section 22.01 of the Sublease, (ii) exercise its right to purchase the interest of the State, as sublandlord in the Sub-Sublease, pursuant to Section 22.01 of the Sub-Sublease, or (iii) cause any event or circumstance that merges its interest and the interests of the State under either or both of the Sublease or the Sub-Sublease, without Lender's prior written consent, to be granted or withheld in its sole discretion. Without limiting the foregoing, Lender's grant or denial of such consent shall be subject to satisfaction, among other matters, of the following conditions:

          (i)    (A) the Borrower, in its capacity as tenant under the Head Lease, shall either assume the Leasehold Mortgage, such that the mortgaged property thereunder includes the Borrower's interest in the Head Lease, or spread the lien of the Leasehold Mortgage to include the Borrower's interest in the Head Lease or (B), if Borrower is unable or fails to take either of the steps described in clause (A), Borrower shall grant to Lender a new leasehold mortgage (the "New Mortgage") on its interest in the Head Lease; and

          (ii)   (A) the Borrower shall cause the title insurance company to provide an endorsement to the Title Insurance Policy ensuring that the Leasehold Mortgage is a valid first lien on the leasehold interest of the Borrower under the Head Lease, subject only to Permitted Encumbrances, or (B) if such endorsement is not available, Borrower shall cause the title insurance company to provide a new title insurance policy (in all respects equivalent to the Title Insurance Policy) ensuring that the New Mortgage is a valid first mortgage lien on the leasehold interest of the Borrower under the Head Lease, subject only to Permitted Encumbrances, in either case, in form and substance reasonably satisfactory to Lender.

        SECTION 9.    POST-CLOSING CONDITIONS.    Lender agrees that the Borrower may satisfy the following obligations after the Second Closing Date by the dates set forth below:

        9.1.  The Leases, Leasehold Mortgages, the Non-Disturbance and Attornment Agreement (Head Lease) and the Non-Disturbance and Attornment Agreement (Sub-Sublease) shall have been (i) approved by the Secretary prior to the date of any subsequent Advance following the initial Advance on November 22, 2002, including a finding (if required) that the approval of the Leasehold Mortgages is not a major federal action and that such approval has no significant impact on the human environment, pursuant to NEPA, or a determination that no such finding is required by virtue of the Seneca Nation Land Claims Settlement Act, (ii) the Leasehold Mortgages, the Non-Disturbance and Attornment Agreement (Head Lease) and the Non-Disturbance and Attornment Agreement (Sub-Sublease) have been recorded in the appropriate public land records in the county of Niagara, New York and in any other appropriate public filing offices and with the Secretary and the Nation (in each case to the extent required in the opinion of Lender's counsel) promptly after receipt of approval by the Secretary, and (iii) the Lender shall have received evidence satisfactory to it, in its sole and absolute discretion, that all actions necessary or, in the opinion of the Lender, desirable to perfect and protect the Liens of the Leasehold Mortgages have been taken. Upon such recording, the Leasehold Mortgages will create a valid and perfected first security interest in the Collateral described therein securing the Loan, subject only to any applicable Permitted Encumbrances and such matters identified on Schedule I.

        9.2.  The Secretary shall grant to the Nation the right to hold the State's Land in restricted fee status, which grant is anticipated on or about November 29, 2002.

        9.3.  Borrower shall have cooperated with Lender's counsel and shall have promptly submitted this Agreement and the other Loan Documents, within two (2) Banking Days after the Second Closing Date, to the Commission in order to obtain a determination by the Commission that this Agreement and each of the other Loan Documents do not constitute a "management contract." The Commission shall have issued a declination letter stating that this Agreement and the other Loan Documents do not constitute a "management contract."

        9.4.  The Commission shall approve the Ordinance prior to or on November 29, 2002.

        9.5.  The tribal liquor ordinance, to the extent required by applicable law, shall have been certified by the Secretary prior to Project Completion (and the State if required under the Compact) in accordance with all Legal Requirements such that it will be in full force and effect. To the extent legally required, in the reasonable opinion of Lender's counsel, the Borrower has obtained or will obtain prior to Project Completion from the State a permit for the sale of liquor within the Facility and/or Project.

        9.6.  IGT and Bally, as providers of equipment lease financing to the Borrower, prior to or on December 18, 2002: (i) shall have provided to Lender for its approval, such approval not to be unreasonably withheld, conditioned or delayed, the equipment lease financing agreements and (ii) upon approval of the equipment lease financing agreements, which shall contain terms substantially as set forth in the Term Sheets with IGT and Bally attached hereto as Exhibit K, shall have executed and delivered intercreditor agreements in accordance with the conditions set forth in Section 8.3(e)(iii)(A).

        9.7.  Borrower shall enter into an agreement with the Lender and an Eligible Institution to establish the Sinking Fund Account, such agreement to be in a form satisfactory to the Lender, in its sole and absolute discretion, prior to Project Completion.

        9.8.  Lender shall have received and approved the following matters, which approval shall not be unreasonably withheld, conditioned or delayed:

        (a)   Upon recording of the Leasehold Mortgages, a lender's title insurance policy in the form of Exhibit I attached hereto, ensuring that the Leasehold Mortgages constitute a first leasehold lien on the mortgaged property, and reports of Uniform Commercial Code, tax, judgment and lien searches, each of which shall be satisfactory to Lender in its sole and absolute discretion, in an amount equal to the amount of Advances as of such date, with such exceptions as are acceptable to the Lender and with such endorsements as the Lender shall require and are commercially available, together with reinsurance allowing for direct access, from re-insurers and in amounts each of which are reasonably acceptable to the Lender;

        (b)   Such evidence (including an opinion of counsel for Borrower acceptable to Lender, if required by Lender) as Lender may reasonably require that any required consents or approvals to the execution, delivery, performance and enforcement of this Agreement, the Deed, the Leases, the Leasehold Mortgages, the Non-Disturbance and Attornment Agreement, the Non-Disturbance and Attornment Agreement (Head Lease) and the Non-Disturbance and Attornment Agreement (Sub-Sublease) and the other Loan Documents, have been validly obtained and are in full force and effect.

        9.9.  Intentionally deleted.

        9.10. Borrower shall, and shall cause the Cash Collateral Account Bank, to execute the Cash Collateral Agreement on or prior to December 5, 2002 in the form satisfactory to the Lender, in its sole and absolute discretion; provided further that Borrower shall cause its counsel to issue an opinion letter on such date, in form and substance satisfactory to the Lender and substantially equivalent to the opinions delivered to Lender on the Second Closing Date, with respect to the authority of the Borrower to enter into the Cash Collateral Agreement, the enforceability of the Cash Collateral Agreement and that Lender has a perfected security interest in such Cash Collateral Account and such other customary matters as Lender may require in its sole and absolute discretion.

        9.11. Lender shall have received evidence (including customary ACORD 27 certificates) that insurance, of the types and in the amounts specified in the Loan Documents and as more particularly described in Schedule IV, is maintained in force by Borrower prior to any disbursement on or about December 22, 2002.

        SECTION 10.    EVENTS OF DEFAULT.

        10.1. Events of Default. The following events shall constitute Events of Default (whether any such event shall be voluntary or involuntary or come about or be effected by operation of law or pursuant to or in compliance with any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

        (a)   Any payment of principal or of Current Interest, Variable Interest or Fixed Interest due hereunder or under the Note shall not be paid by Borrower when due and payable or declared due and payable by Lender and such failure shall continue unremedied for a period of five (5) days, or any other payment due hereunder or under the other Loan Documents to Lender shall not be paid by Borrower within fifteen (15) days after written notice to Borrower of the amount due and the reasons therefor; provided, however, that Borrower's withdrawal of funds from the Cash Account that is subject to a good faith dispute and which has been timely referred to the dispute resolution procedure set forth in Section 3.4 hereof shall not constitute an Event of Default so long as payment is made following resolution of such dispute as provided in such Section 3.4; or

        (b)   Borrower shall fail to perform or observe the covenants or agreements to be performed or observed by it under Sections 8.1(b), 8.1(c), 8.1(d), 8.1(h), 8.1(i), 8.1(k), 8.1(l), 8.1(m), 8.1(o), 8.1(t), 8.1(u), 8.1(z), 8.1(cc), 8.1(dd), 8.1(hh), 8.1(qq), 8.1(ss), 8.1(tt), 8.2(b), 8.3(a), 8.3(c), 8.3(d), 8.3(e), 8.3(f), 8.3(g), 8.3(i), 8.3(k), 8.3(l) and 11.7, or the Nation shall fail to perform or observe the covenants or agreements to be performed or observed by it under the Nation Agreement, and in either case such failure shall continue unremedied to Lender's reasonable satisfaction for a period of ten (10) days after written notice thereof by Lender to Borrower; or

        (c)   Borrower or Nation shall fail to perform or observe any other covenant or agreement to be performed or observed by it hereunder or under the other Loan Documents (including payment of any amount due hereunder other than Fixed Interest or principal) and (i) Borrower shall not commence to remedy such failure within ten (10) days after written notice thereof by Lender to Borrower and thereafter diligently pursue such remedy by all means available to Borrower, or (ii) such remedy shall not be accomplished to Lender's reasonable satisfaction within sixty (60) days after written notice thereof by Lender to Borrower; or

        (d)   Any representation or warranty made by Borrower herein or in the other Loan Documents, or by the Nation in the Nation Agreement, or in any other certificate or document furnished to Lender by Borrower or any of its officers in connection with the transactions contemplated hereby or by the other Loan Documents shall prove to have been incorrect in any material respect as of the date hereof or any date remade; provided, however, that, except with respect to the representations of Borrower contained in Sections 7.1(a), 7.1(b), 7.1(c), 7.1(d) (but only with respect to actions pending, and not with respect to actions threatened), 7.1(k), 7.1(t) (except to the extent that any structural defects have been previously remedied), 7.1(y), 7.1(z) (but only with respect to actions pending, and not with respect to actions threatened or actions relating to the proposed or actual use of the Leased Property), 7.1(bb), 7.1(dd), 7.1(ll), 7.1(nn) and 7.1(rr) hereof, the material incorrectness of any such representation and warranty shall not constitute an Event of Default if (x) such representation and warranty was true and correct in all material respects on and as of the date hereof and (y) such incorrectness could not materially and adversely affect Borrower's ability to achieve Project Completion with respect to the Facility or to operate the Leased Property or the Personalty in the manner contemplated hereby, or Borrower's ability to repay the Loan in accordance with the terms hereof, or materially and adversely affect the value of the Leased Property or the Personalty or Lender's ability to exercise its rights and remedies hereunder or under the other Loan Documents; or

        (e)   The imposition by the State of New York or any other Governmental Authority, other than on a temporary and immaterial basis, of any restrictions on the operation of the Facility beyond those contained in the Compact (and other federal statutes referenced therein or otherwise applicable) which materially impair (i) the ability of Borrower to operate the Project as a Class III casino gaming facility, hotel facility, parking facility, retail and entertainment facility, restaurant, lounge or other support facility, as contemplated hereby, (ii) the profitability of Borrower or the Project or (iii) the ability of Borrower to perform its obligations under this Agreement or under any of the other Loan Documents;

        (f)    Borrower or Nation (i) is dissolved, (ii) fails or is unable or admits in writing its inability to pay its debts generally as they become due, (iii) commences a voluntary Insolvency Proceeding, or (iv) consents by answer or otherwise to the commencement against it of an involuntary Insolvency proceeding; or a court enters an order for relief or a decree in an involuntary Insolvency Proceeding, in respect of Borrower or any property of Borrower, if such order or decree is not dismissed or stayed on or before the sixtieth (60th) day after the entry thereof or if any such dismissal or stay ceases to be in effect; or

        (g)   There occurs a failure or breach, after giving effect to any applicable cure period, of any covenant, condition or obligation on the part of Borrower to be performed by it under any note, mortgage, loan agreement, lease, security agreement or any other document or agreement delivered in connection with any other Indebtedness incurred by Borrower in an aggregate principal amount equal to at least Five Hundred Thousand Dollars ($500,000), which failure would permit the Lender under any or all of such loans to accelerate the maturity thereof.

        (h)   There occurs a Change in Control.

        (i)    Any Loan Document, at any time after its execution and delivery and for any reason other than the agreement of the Lender or satisfaction in full of all the Obligations under the Loan Documents, ceases to be in full force and effect or is declared by a court of competent jurisdiction to be null and void, invalid or unenforceable in any respect which, in any such event in the reasonable opinion of the Lender, is materially adverse to the interests of the Lender; or Borrower or the Nation denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind the same or any provision thereof.

        (j)    The Nation ceases to be a federally recognized Indian tribe.

        (k)   The Borrower ceases to be a wholly owned instrumentality of the Nation.

        (l)    The occurrence of any event or circumstance which results in the failure of Borrower to have any material portion of the Project or Facility open to the public for Class III gaming activities for more than thirty (30) consecutive days, other than due to a force majeure event.

        (m)  The occurrence of any event or circumstance which results in the prohibition of the Nation or Borrower to conduct Class III gaming activities at the Project or Facility for more than thirty (30) consecutive days.

        (n)   Any ERISA Event with respect to an ERISA Plan shall have occurred that would be reasonably likely to have a material adverse effect on the business, operations, assets or financial or other condition of the Borrower, as contemplated hereby, or the ability of Borrower to perform its obligations under this Agreement and/or the Loan Documents.

        SECTION 11.    REMEDIES.

        11.1. Remedies. If any Event of Default shall occur and be continuing, Current Interest on the unpaid principal amount of the Loan (including all additions to principal pursuant to Section 3.4(b)) shall thereafter be payable at the Default Rate, and Fixed Interest on the Loan shall thereafter accrue at the Default Rate on the unpaid principal amount of the Loan (including all additions to principal pursuant to Section 3.4(b)) plus any accrued interest thereon, and Lender may exercise any or all of the following rights, remedies and recourses, in addition to any rights, remedies and recourses it may have under the Leasehold Mortgages, the Security Agreement and the other Loan Documents and any other remedies which may now or hereafter exist in equity or at law.

        (a)   Prior to, upon or at any time after, exercise of any or all of its other rights, remedies or recourses or commencement of any legal proceedings, Lender may declare all amounts owing to Lender hereunder or under the Note to be immediately due and payable, all without diligence, presentment, demand of payment, protest or notice of any kind, which are hereby expressly waived by Borrower;

        (b)   Prior to, upon or at any time after, exercise of any or all of its other rights, remedies or recourses or commencement of any legal proceedings, Lender may, pursuant to application to a court of competent jurisdiction, have a receiver appointed for the Project, which, at the option of Lender, may be Lender or any party designated by Lender in its sole and absolute discretion. Such application may be made as a matter of strict right and without notice to Borrower (unless notice is required by applicable Legal Requirements and such right of notice may not be waived by Borrower) or regard to the adequacy of the Leased Property or insolvency of Borrower or any person who may be legally or equitably liable to pay the amounts owing to Lender hereunder and under the Note and without giving bond to Borrower (unless bond is required by applicable Legal Requirements and such right of bond may not be waived by Borrower), and Borrower does hereby irrevocably consent to such appointment. Any such receiver shall have all the usual powers and duties of receivers in similar cases (subject to the extent required to the approval of the Commission and the requirements of IGRA), including, without limitation, the full power to rent, maintain and otherwise operate the Project, all upon such terms as may be approved by the court (and subject, to the extent required by IGRA, to the approval of the Commission); provided, however, that so long as the Project continues to be operated, with Lender's consent, for the conduct of gaming activities, Borrower, in accordance with IGRA, shall retain the sole proprietary interest in and responsibility for the conduct of such gaming activities and the powers and duties of such receiver shall be limited to the receipt and application of all funds of Borrower and all of its daily net proceeds from the operation of the Project and such receiver shall remain in place until the Loan (including all additions to principal pursuant to Section 3.4(b)), together with all Current Interest, Variable Interest and Fixed Interest accrued thereon, and all other amounts payable hereunder or under the other Loan Documents, shall have been paid, and all of the obligations of Borrower under this Agreement and the other Loan Documents shall have been fully satisfied in accordance with the terms hereof or thereof. Rents, revenues, income, proceeds, profits and other amounts received by the receiver in respect of the use, occupancy or operation of the Project shall be applied by the receiver in accordance with the following priorities:

          (A)  First, to the payment of the ordinary, necessary and reasonable costs and expenses of use, occupancy and operation of the Project including, without limitation, all fees and expenses associated with the receiver and all management fees, if any;

          (B)  Second, to the payment of all accrued and unpaid Current Interest, accrued and unpaid Variable Interest, accrued and unpaid Fixed Interest (to the extent then due and payable), principal (including all additions to principal pursuant to Section 3.4(b)) and other amounts payable by Borrower to Lender hereunder (except as otherwise set forth herein);

          (C)  Third, the payment of (or the provision of cash collateral to secure fully the payment of) all or any portion of the outstanding principal balance of the Loan, in such order and in such amounts as Lender, in its sole and absolute discretion, may specify; and

          (D)  Fourth, the balance, to Borrower.

        (c)   Upon an Event of Default during construction or operation of the Facility, Lender may require that Borrower enter into a management contract for the construction or operation of the Facility with such party as Lender may direct, including without limitation the Lender or its designee, with full power and authority in accordance with Section 2711 of IGRA to operate the Facility for casino gaming operations and as otherwise contemplated hereby, on such terms and conditions as are consistent with Section 2711 of IGRA and otherwise as are directed by Lender or such designee until the Loan is repaid in full; provided, however, that such management contract shall be subject to the approval of the Commission in accordance with Section 2711 of IGRA, and shall not become effective until such approval has been obtained. Rents, revenues, income, proceeds, profits and other amounts generated through the operation of all or any portion of the Project shall be applied by the manager in accordance with clause (b) above.

        (d)   Lender may require that Borrower (or any manager appointed by Borrower) comply with instructions of Lender or any party designated by Lender in its reasonable discretion (to the extent that such instructions are consistent with IGRA and the Compact) to take or refrain from taking any lawful action with respect to the operation of the Project which, in the judgment of Lender exercised in its reasonable discretion, is necessary or desirable to remedy any Default or exercise any of its remedies hereunder or under any of the other Loan Documents and/or to deliver all or any portion of the rents, revenues, income, proceeds, profits and other amounts received by Borrower in respect of the use, occupancy or operation of the Project to a depository specified by Lender or its designee for application in accordance with clause (b) above.

        11.2.    Remedies Cumulative, Concurrent and Nonexclusive.    Lender shall have all rights, remedies and recourses granted herein or in the Leasehold Mortgages or the Security Agreement and all rights, remedies or recourses available at law or equity (including specifically those granted by the Uniform Commercial Code as in effect in the State or such other jurisdiction or jurisdictions where the Personalty is located) and, except as limited by applicable Legal Requirements, the same (a) shall be cumulative and concurrent; (b) may be pursued separately, successively or concurrently against Borrower or against all or any portion of the Leased Property, the Project or Personalty, at the sole discretion of Lender; (c) may be exercised as often as occasion therefor shall arise, it being agreed by Borrower that the exercise or failure to exercise any of same shall in no event be construed as a waiver or release thereof or of any other right, remedy or recourse; and (d) are intended to be, and shall be, nonexclusive. To the fullest extent permitted by applicable Legal Requirements, Lender may resort to the rights, remedies and recourses set forth herein and in the Leasehold Mortgages and the Security Agreement and any other security therefor in such order and manner as Lender may elect.

        11.3.    No Conditions Precedent to Exercise of Remedies.    Borrower shall not be relieved of any obligation it has under this Agreement or under the Leasehold Mortgages or the Security Agreement by reason of (a) the cancellation of the Head Lease or the Sub-sublease, regardless of consideration, with respect to any of the Leased Property or the addition of any property to the Leased Property; (b) any agreement or stipulation between any assignee of all or any portion of Lender's rights under this Agreement, the Leasehold Mortgages or the Security Agreement extending, renewing, rearranging or in any other way modifying the terms of this Agreement, of the Head Lease, the Sub-sublease, the Leasehold Mortgages or Security Agreement, without first having obtained the consent of, given notice to or paid any consideration to Lender, and in such event Borrower shall continue to be liable to make payment according to the terms of any such extension or modification agreement unless expressly released and discharged in writing by Lender; or (c) any other acts or occurrences, save and except the complete satisfaction of all of the obligations of Borrower hereunder and under the Note.

        11.4.    Waivers.    (a) To the fullest extent permitted by applicable Legal Requirements, Borrower hereby irrevocably and unconditionally WAIVES and RELEASES (i) any claim of sovereign immunity (and any defense based thereon) with respect to the enforceability of this Agreement and the other Loan Documents; (ii) all benefits that might accrue to Borrower by virtue or any present or future law exempting the Leased Property and/or the Project from attachment, levy or sale on execution or providing for any appraisement, valuation, homestead exemption, stay of execution, exemption from civil process, redemption or extension of time for payment; (iii) except as otherwise specifically provided herein, all notices of any demand, Event of Default, intent to accelerate or acceleration or the election by Lender to exercise or the actual exercise of any right, remedy or recourse provided for under this Agreement or under the Leasehold Mortgages or the Security Agreement and (iv) any restrictions or conditions upon the exercise by Lender of its rights, remedies and recourses set forth herein or in the Leasehold Mortgages or the Security Agreement.

        11.5.    Discontinuance of Proceedings.    To the extent permitted by applicable Legal Requirements, in case Lender shall have proceeded to invoke any right, remedy or recourse permitted under this Agreement or under the Leasehold Mortgages or the Security Agreement, and shall thereafter elect to discontinue or abandon same for any reason, Lender shall have the unqualified right so to do and, in such an event, Borrower and Lender shall be restored to their former positions with respect to this Agreement, the Leasehold Mortgages, the Security Agreement, the Leased Property and otherwise, and the rights, remedies, recourses and powers of Lender shall continue as if same had never been invoked.

        11.6.    Costs.    Borrower also agrees to pay all reasonable out-of-pocket costs of Lender, including reasonable attorney's fees and court costs, incurred with respect to the collection of any of Borrower's obligations hereunder or under the Note, the enforcement of any of its rights hereunder or under the Leasehold Mortgages or the Security Agreement, and the performance and observance of any obligation or agreement of Borrower contained herein or in the Leasehold Mortgages or the Security Agreement.

        11.7.    Liquidated Damages.    The Lender and the Borrower have executed this Agreement to evidence their intention to enter into the Permanent Loan in the amount of $80,000,000. The Borrower agrees that, prior to full disbursement of the Permanent Loan, it shall not (and shall not suffer any of their Affiliates and representatives to) initiate, solicit or encourage inquiries or proposals with respect to, engage in any negotiations concerning, provide any confidential information to, or have any discussions with, any person other than the Lender relating to obtaining financing in connection with the Project, except as specifically permitted hereunder. The Borrower acknowledges that it would be difficult to establish the amount of actual damages that the Lender, its successors and assigns would incur as a result of the occurrence of any breach of this agreement set forth in this Section 11.7; it being further understood and acknowledged by the Borrower that the Lender has reserved funds in the maximum amount of the Permanent Loan to be used in connection with the Project. Accordingly, in the event that the Borrower breaches this agreement set forth in this Section 11.7 and fails to borrow the full amount of the Permanent Loan on the terms described herein, the Borrower will be required to pay to the Lender liquidated damages equal to the amount of the aggregate interest which would have accrued at the Fixed Rate on a loan in the full principal amount of the Permanent Loan, during the five (5) year period commencing on the Initial Disbursement Date. All payments under this Section 11.7 shall be made by wire transfer of immediately available U.S. dollar funds to an account designated by Lender. The Borrower acknowledges that the agreement contained in this Section 11.7 is an integral part of the transactions contemplated by this Agreement and that without this agreement, the Lender would not have entered into this Agreement. Accordingly, if the Borrower fails to pay any amount when due pursuant to this Section 11.7 and, in order to obtain such payment, Lender brings a suit or action which results in a judgment against the Borrower, then the Borrower shall pay to Lender its costs and expenses (including attorneys fees) in connection with such suit or action.

        11.8.    Remedy upon Suspension or Revocation of Non-Class III Gaming Registration.

        (a)   Borrower acknowledges that, as of November 21, 2002, (i) the State of New York Racing and Wagering Board, acting pursuant to the Compact, has issued a temporary finding of suitability for Non-Class III Gaming Registration for the Lender and for Tan Sri Lim Kok Thay as principal thereof, subject to certain conditions, and (ii) the SGA, acting pursuant to the Compact and the Ordinance, has issued a temporary registration for Non-Class III Gaming Enterprise for Lender to provide lending services to the Borrower, subject to certain conditions. The "Suspension Date" shall be the earliest date on which any of the events in clauses (a), (b) or (c) has occurred: (a) the Lender's Non-Class III Gaming Registration (including its temporary registration) is withdrawn, suspended, revoked, denied or not renewed, and all available appeals of any such withdrawal, suspension, revocation, denial or non-renewal have been finally exhausted or the time for such appeal has expired (provided, that Lender shall have no obligation to pursue any such appeal), or (b) the finding of suitability of the Lender is withdrawn, suspended, revoked or denied and all available appeals of any such withdrawal, suspension, revocation or denial have been finally exhausted or the time for such appeal has expired (provided, that Lender shall have no obligation to pursue any such appeal), or (c) at any time the Lender is no longer authorized, pursuant to the Compact and the Ordinance, by virtue of the foregoing registration procedures to continue to provide lending services to the Borrower. Upon the occurrence of the Suspension Date, the Borrower shall be obligated to either (x) Defease the Permanent Loan on an Interest Payment Date no later than the Repayment Date (defined below); provided that such Defeasance shall be made in accordance with the terms and conditions set forth in Section 3.7 and

Exhibit D, or (y) repay the Permanent Loan, by paying to the Lender an amount equal to (A) the aggregate principal amount outstanding, including any additions to principal under Section 3.4(b), plus (B) all accrued and unpaid Fixed Interest and any other charges due and payable hereunder through the Repayment Date, plus (C) the present value of the aggregate interest which would have accrued at the Fixed Rate on a loan in the full principal amount of the Permanent Loan, including any additions to principal under Section 3.4(b), during the period of time commencing on the Repayment Date and continuing through the Maturity Date; provided further, that for purposes of computing such present value, such interest will be discounted at a discount rate equal to the then prevailing Treasury Rate on U.S. Treasury securities with comparable remaining maturities. The defeasance or repayment of the Permanent Loan pursuant to the foregoing clauses (x) or (y) shall be made no later than the earliest Interest Payment Date ("Repayment Date") which falls twelve (12) months after the Suspension Date, unless the Lender is no longer authorized by virtue of the foregoing registration procedures to continue to provide lending services to the Borrower for such additional twelve (12) month period, in which event the Repayment Date shall be the Suspension Date.

        (b)   Notwithstanding any withdrawal, suspension, revocation, denial or non-renewal of the Lender's Non-Class III Gaming Registration (including its temporary registration) or finding of suitability for Non-Class III Gaming Registration (including its temporary registration), or the pendency of any appeal relating thereto, the Borrower shall remain obligated to pay and perform all of its obligations under the Loan Documents, and no such withdrawal, suspension, revocation, denial or non-renewal of the Lender's Non-Class III Gaming Registration (including its temporary registration) or finding of suitability for Non-Class III Gaming Registration (including its temporary registration) shall constitute a defense to any payment or performance required hereunder or thereunder.

        SECTION 12.    RECOURSE.

        The obligations of the Borrower under this Agreement shall be full recourse obligations of the Borrower and shall be enforceable against Borrower to the full extent of its assets.

        SECTION 13.    INFORMATION AND REPORTING REQUIRMENTS.

        13.1.    Financial and Business Information.    So long as any Advance remains unpaid, or any other Obligation remains unpaid or unperformed, Borrower shall, unless the Lender otherwise consents, deliver to the Lender, at Borrower's sole expense:

        (a)   As soon as practicable, and in any event within forty-five (45) days after the end of each fiscal quarter, commencing with the fiscal quarter that ends on December 31, 2002, (i) the balance sheets of Borrower and any Affiliate of Borrower which owns and/or operates the Facility or any given portion of the Project as at the end of such fiscal quarter, (ii) statements of income, expense, retained earnings and of cash flow of Borrower and any Affiliate of Borrower which owns and/or operates the Facility or any given portion of the Project as at the end of such fiscal quarter and for the portion of the fiscal year ended with such fiscal quarter, and (iii) the statements of cash flow of Borrower and any Affiliate of Borrower which owns and/or operates the Facility or any given portion of the Project for such fiscal quarter and for the portion of the fiscal year ended with such fiscal quarter, all in reasonable detail. Such financial statements shall be certified by the Chief Executive Officer and Chief Financial Officer of Borrower as fairly presenting the financial condition, results of operations and changes in financial position or cash flows of Borrower in accordance with GAAP (other than any requirement for footnote disclosures) consistently applied, as at such date and for such periods, subject only to normal year-end accruals and audit adjustments;

        (b)   As soon as practicable, and in any event within one hundred twenty (120) days after the end of each fiscal year, starting with the fiscal year ended September 30, 2002, (i) the audited balance sheets of Borrower and any Affiliate of Borrower which owns and/or operates the Facility or any given portion of the Project as at the end of such fiscal year, (ii) audited statements of income and retained earnings and of cash flows of Borrower and any Affiliate of Borrower which owns and/or operates the Facility or any given portion of the Project for such fiscal year, and (iii) audited statements of cash flow of Borrower and any Affiliate of Borrower which owns and/or operates the Facility or any given portion of the Project for such fiscal year, all in reasonable detail. Such financial statements shall be prepared in accordance with GAAP, consistently applied, certified without material qualification by a firm of internationally recognized independent certified public accountants reasonably acceptable to Lender (subject to constraints imposed by governmental auditing requirements) and certified by the Chief Executive Officer and the Chief Financial Officer;

        The monthly and annual financial statements with respect to Borrower to be furnished by Borrower to Lender under this Section 13.1(b) and Section 13.1(d) herein shall be prepared on a combined basis and, except with respect to the balance sheets and statements of changes in financial position, on an activity-by activity basis (or on such other basis as shall be reasonably satisfactory to the Lender), including, without limitation, separate income statements with respect to the casino gaming operation to be conducted within the Facility or elsewhere in the Project, any hotel operations to be conducted in connection with the Facility or the Project and all other operations of Borrower, and shall include, without limitation, a balance sheet, an income statement, and a statement of changes in financial position, computations of the EBITDA of the Borrower, the Debt Coverage Ratio, the Debt Coverage Ratio Threshold, Sinking Fund Account balance and reports of the Borrower's Capital Expenditures and incurrence of Recourse Obligations. The Borrower shall also provide a summary of deposits into the Cash Account, Available Cash Balances, Available Cash Flow, Permitted Uses of Cash and Permitted Transfers for such period, if applicable. All financial statements provided with respect to any Affiliates of Borrower referred to in this Section 13.1 shall be in the same form and shall contain the same information as the financial statements of the Borrower referred to in this Section 13.1.

        (c)   Intentionally deleted.

        (d)   Commencing with the Interest Payment Date on February 15, 2003, on each Interest Payment Date, provide monthly financial statements with respect to the prior calendar month for the Borrower and any Affiliate of Borrower which owns and/or operates the Facility or any given portion of the Project, certified by the Chief Executive Officer and the Chief Financial Officer, in such form as shall permit Borrower to confirm Borrower's compliance with its obligations under this Agreement and the other Loan Documents;

        (e)   As soon as practicable, and in any event within one hundred eighty (180) days after the commencement of each fiscal year, projected financial statements by Fiscal Year for each of the three fiscal years immediately subsequent to that fiscal year, including, in each case, projected balance sheets, statements of income and retained earnings and statements of cash flow of Borrower, all in reasonable detail (certified by the Chief Financial Officer and the Chief Executive Officer) and in any event to include (i) projected distributions to be made to the Nation by Borrower and (ii) projected Capital Expenditures;

        (f)    Promptly following receipt by Borrower, copies of any detailed audit reports or recommendations submitted to Borrower by independent accountants in connection with the accounts or books of Borrower or any audit of Borrower;

        (g)   Promptly following a filing, copies of any specific report or other document filed by Borrower with any Governmental Agency, including without limitation all reports which Borrower is required to file with the Commission under 25 C.F.R. Part 514;

        (h)   So long as any Advance remains unpaid, or any other Obligation remains unpaid or unperformed (other than the obligations referenced in Section 3.18), Borrower shall, unless the Lender otherwise consents, deliver to the Lender, at Borrower's sole expense:

          (i)    Promptly, upon written request of the Lender, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed with the Internal Revenue Service with respect to each ERISA Plan;

          (ii)   Promptly, and in any event within ten (10) days after the Borrower knows or has reason to know of the occurrence of any "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Internal Revenue Code) in connection with any ERISA Plan or any trust created thereunder, written notice specifying the nature thereof and specifying what action Borrower is taking or proposes to take with respect thereto, and, when known, any action taken by the Internal Revenue Service with respect thereto unless such prohibited transaction would not reasonably be expected to result in liability to the Borrower and the ERISA Affiliates together in excess of One Hundred Thousand Dollars ($100,000);

          (iii)  Promptly, and in any event within ten (10) days after the Borrower knows or has reason to know that any ERISA Event has occurred, a statement of the chief financial officer of the Borrower describing such ERISA Event and the action, if any, which the Borrower, such Subsidiary or such ERISA Affiliate proposes to take with respect thereto unless such ERISA event would not reasonably be expected to result in liability to the Borrower and the ERISA Affiliates together in excess of One Hundred Thousand Dollars ($100,000);

          (iv)  Promptly, and in any event within five (5) Banking Days after the Borrower receives, or knows that any ERISA Affiliates has received, copies of each notice received by the Borrower or any ERISA Affiliate from the PBGC stating its intention to terminate any ERISA Plan or to have a trustee appointed to administer any ERISA Plan;

          (v)   At the time notice is given or required to be given to the PBGC under Section 302(f)(4)(A) of ERISA or Section 412(n)(4)(A) of the Code of the failure to make timely payments to an ERISA Plan, a copy of any such notice filed and a statement of the chief financial officer of the Borrower setting forth (A) sufficient information necessary to determine the amount of the lien under Section 302(f)(3) or Section 412(n)(3) of the Code, (B) the reason for the failure to make the required payments and (C) the action, if any, which the Borrower or its ERISA Affiliate proposes to take with respect thereto;

        (i)    As soon as practicable, and in any event not less than ten (10) days (or, if acceptable to the Lender, a shorter period) prior to the proposed effective date thereof, written notice of any proposed amendment, modification or waiver of the terms and provisions of any of the material documents, with respect to the Project or the Project Budget.

        (j)    As soon as practicable, and in any event within five (5) Banking Days after a senior officer of the Borrower becomes aware of the existence of any condition or event which constitutes a Default or Event of Default, written notice specifying the nature and period of existence thereof and specifying what action Borrower and the Nation are taking or propose to take with respect thereto;

        (k)   Promptly upon a senior officer of the Borrower becoming aware that (i) any Person has commenced a legal proceeding with respect to a claim against Borrower that is, in the reasonable opinion of their independent legal counsel, One Million Dollars ($1,000,000) or more in excess of the amount thereof that is fully covered by insurance (subject to applicable deductibles and retentions), (ii) any creditor or lessor under a written credit agreement with respect to Indebtedness in excess of One Million Dollars ($1,000,000) or lease involving unpaid rent in excess of One Million Dollars ($1,000,000) has asserted a default thereunder on the part of Borrower, (iii) any Person commenced a legal proceeding with respect to a claim against Borrower under a contract that is not a credit agreement or lease in excess of One Million Dollars ($1,000,000), (iv) any labor union has notified Borrower of its intent to strike Borrower on a date certain, which strike could reasonably be expected to have a material adverse effect upon the business, operations, assets or financial or other condition of Borrower or the Project, as contemplated hereby, or the ability of Borrower to perform its obligations under this Agreement or the other Loan Documents, or (v) any other event or circumstance occurs or exists that would constitute a material adverse effect upon the business, operations, assets or financial or other condition of Borrower, as contemplated hereby, or the ability of Borrower to perform its obligations under this Agreement or the other Loan Documents, in each case a written notice describing the pertinent facts relating thereto and what action Borrower is taking or propose to take with respect thereto;

        (l)    Not later than the fifteenth (15th) day of each calendar month, such information as may be required for the completion of the monthly Construction Progress Report;

        (m)  Within ten (10) days after request from Lender, a statement, duly acknowledged and certified, setting forth (i) the amount then owing under this Agreement and the Note, (ii) the date through which Current Interest and Variable Interest hereunder have been paid, (iii) the amount of Shortfall, (iv) the amount of accrued but unpaid Fixed Interest and (v) any offsets, counterclaims, credits, or defenses to the payment of the Loan, and acknowledging that this Agreement and the other Loan Documents are valid, legal and binding obligations and have not been modified or if modified, giving the particulars of such modification; and

        (n)   Such other data and information regarding the Borrower and the business of the Project as from time to time may be reasonably requested by the Lender.

        13.2.    Written Analysis and Compliance Certificates.    So long as any Advance remains unpaid, or any other Obligation remains unpaid or unperformed, Borrower shall, unless the Lender otherwise consents, deliver to the Lender, at Borrower's sole expense, concurrently with the financial statements required pursuant to Sections 13.1(a) and 13.1(b), (i) a written discussion and analysis of the financial condition and results of operations of Borrower in reasonable detail, including in the case of any such report delivered in connection with the financial statements referred to in Section 13.1(b), an explanation of any material variance from operational results or balance sheet items contained in projections previously delivered to the Lender and (ii) a compliance certificate signed by the Chief Executive Officer and Chief Financial Officer of Borrower stating that the Borrower is in compliance with the financial and other covenants set forth in this Agreement, together with a narrative description of the results of the operations of Borrower.

        SECTION 14.    MISCELLANEOUS.

        14.1.    Costs and Expenses.    Borrower will pay all of Lender's out-of-pocket costs and expenses (including attorneys fees and disbursements) incurred in connection with the Loan and in review of plans, specifications, budgets and monitoring of construction for the Project (including the fees and disbursements of Lender's Construction Consultant and of Lender's insurance consultant, if one is retained), and including filing fees, recording fees, mortgage recording tax, title insurance fees, appraisal fees, search fees and other out-of-pocket expenses, independent public accountants and other outside experts retained by the Lender, and including, without limitation, any costs, expenses or fees incurred or suffered by the Lender in connection with or during the course of any Insolvency Proceeding of Borrower. Borrower shall pay any and all documentary and other taxes and all costs, expenses, fees and charges payable or determined to be payable in connection with the filing or recording of this Agreement, any other Loan Document or any other instrument or writing to be delivered hereunder or thereunder, or in connection with any transaction pursuant hereto or thereto, and shall reimburse, hold harmless and indemnify the Lender from and against any and all loss, liability or legal or other expense with respect to or resulting from any delay in paying or failure to pay any such tax, cost, expense, fee or charge or that any of them may suffer or incur by reason of the failure of any party to perform any of its obligations. Any amount payable to the Lender under this Section shall bear interest at the Default Rate.

        14.2.    Indemnification.    Borrower will indemnify and hold harmless Lender and its Affiliates, directors, officers, agents, attorneys and employees (collectively the "Indemnitees") from and against all losses, damages, costs and expenses (including reasonable attorneys' fees and disbursements) which may be incurred by Lender in connection with the Loan, the Project or the other transactions contemplated herein, including (a) any and all claims, demands, actions or causes of action that are asserted against any Indemnitee by any third party, if the claim, demand, action or cause of action directly or indirectly relates to a claim, demand, action or cause of action that such Person asserts or may assert against Borrower (or, to the extent related to the Loan Documents or the transactions contemplated thereby, any Affiliate of Borrower or any officer of Borrower); (b) any and all claims, demands, actions or causes of action by a third party if the claim, demand, action or cause of action arises out of or relates to the Loan, the relationship of Borrower and the Lender under this Agreement or any transaction contemplated by the Loan Documents; (c) any administrative or investigative proceeding by any Governmental Agency arising out of or related to a claim, demand, action or cause of action described in clauses (a) or (b) above; and (d) any and all liabilities, losses, costs or expenses (including reasonable attorneys' fees and disbursements and other professional services) that any Indemnitee suffers or incurs as a result of the assertion of any foregoing claim, demand, action or cause of action; provided that no Indemnitee shall be entitled to indemnification for any loss caused by its own gross negligence or willful misconduct. If any claim, demand, action or cause of action is asserted against any Indemnitee, such Indemnitee shall promptly notify Borrower, but the failure to so promptly notify Borrower shall not affect Borrower's obligations under this Section unless Borrower is materially prejudiced thereby (and then only to the extent prejudiced). Each Indemnitee may contest the validity, applicability and amount of such claim, demand, action or cause of action with counsel selected by such Indemnitee. Each Indemnitee is authorized to employ counsel in enforcing its rights hereunder and in defending any claim, demand, action or cause of action covered by this Section; provided that each Indemnitee shall endeavor in connection with any matter covered by this Section which also involves other Indemnitees, to use reasonable efforts to avoid unnecessary duplication of effort by counsel for all Indemnitees. Any obligation or liability of Borrower to any Indemnitee under this Section shall survive the expiration or termination of this Agreement and the repayment of the Loan and the payment and performance of all other obligations under the Loan Documents owed to the Lender.

        14.3.    Nonliability of the Lenders.    Borrower acknowledges and agrees that:

        (a)   Any inspections of any Property of Borrower made by or through the Lender are for purposes of administration of the Loan Documents only, and Borrower is not entitled to rely upon the same;

        (b)   By accepting or approving anything required to be observed, performed, fulfilled or given to the Lender pursuant to the Loan Documents, the Lender shall not be deemed to have warranted or represented the sufficiency, legality, effectiveness or legal effect of the same, or of any term, provision or condition thereof, and such acceptance or approval thereof shall not constitute a warranty or representation to anyone with respect thereto by the Lender.

        14.4.    Relationship with the Lender.

        (a)   The relationship between the Borrower and the Lender is, and shall at all times remain, solely that of a borrower and a lender. The Lender shall under no circumstance be deemed to be in a relationship of confidence or trust or a fiduciary relationship with Borrower or any of its Affiliates, or to owe any fiduciary duty to the Borrower or its Affiliates; the Lender does not undertake or assume any responsibility or duty to the Borrower or its Affiliates to select, review, inspect, supervise, pass judgment upon or inform the Borrower or its Affiliates of any matter in connection with their Property or the operations of Borrower or its Affiliates, The Borrower and its Affiliates shall rely entirely upon their own judgment with respect to such matters; and any review, inspection, supervision, exercise of judgment or supply of information undertaken or assumed by the Lender in connection with such matters is solely for the protection of the Lender and neither the Borrower nor any other Person is entitled to rely thereon.

        (b)   The Lender shall not be responsible or liable to any Person for any loss, damage, liability or claim of any kind relating to injury or death to Persons or damage to Property or other loss, damage, liability or claim caused by the actions, inaction or negligence of the Borrower and its Affiliates, and Borrower hereby indemnifies and holds the Lender harmless from any such loss, damage, liability or claim.

        (c)   This Agreement is made for the purpose of defining and setting forth certain obligations, rights and duties of Borrower and the Lender in connection with the Loan, and is made for the sole benefit of the Borrower, the Lender, and the Lender's successors and assigns. No other Person shall have any rights of any nature hereunder or by reason hereof.

        14.5.    Further Assurances.    The Borrower shall, at its sole expense and without expense to the Lender do, execute and deliver such further acts and documents as the Lender from time to time reasonably requires for the assuring and confirming unto the Lender of the rights hereby created or intended now or hereafter so to be, or for carrying out the intention or facilitating the performance of the terms of any Loan Document. Notwithstanding the representation set forth in Section 7.1(ff), if it proves to be the case that the Commission renders an adverse determination, the parties shall cooperate in good faith to amend this Agreement and/or the other Loan Documents to the extent necessary to obtain a determination that this Agreement and/or any of the other Loan Documents do not constitute a "management contract."

        14.6.    Integration.    This Agreement, together with the other Loan Documents (including the exhibits, annexes and schedules attached hereto and thereto or referred to herein and therein) and any other documents or certificates delivered at the Second Closing Date, comprises the complete and integrated agreement of the parties on the subject matter hereof and supercedes all prior agreements, written or oral (including the Commitment), on the subject matter hereof. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control and govern; provided that the inclusion of supplemental rights or remedies in favor of the Lender in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

        14.7.    Amendments.    The terms of this Agreement shall not be altered, modified, amended or supplemented in any manner whatsoever except by written instrument signed by the party against which such alteration, modification, amendment or supplement is sought.

        14.8.    Assignment; Binding Effect; Successors and Assigns.    Lender may, at any time after Project Completion and full disbursement of the Loan with respect to the Facility, sell, transfer or assign, in its sole and absolute discretion, portions of the Loan or all or any of its rights, interests and/or obligations hereunder to any Person on any terms, subject only to compliance with any applicable requirements of applicable federal and state laws, including securities laws. In connection with any such sale, transfer or assignment, Lender agrees to comply with any such federal and state securities laws, the non-compliance with which would impose any requirement that any of the Loan Documents be registered or filed pursuant to any applicable federal or state securities laws. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their successors and assigns; provided, however, that Borrower may not assign all or any portion of this Agreement at any time; and, provided, further, that in the event that Lender's rights hereunder and under the other Loan Documents are by operation of one or more assignments held by more than one Person, subject to Section 3.8 hereof, the holders thereof shall designate a single Person to exercise the rights and powers of "Lender" hereunder to receive all payments and notices and to give all consents and waivers provided for hereunder and under the other Loan Documents, and Borrower shall have no obligation hereunder or thereunder to deal with any Person other than Lender until receipt by Borrower of such designation executed by each assignee who may hold any such rights. Each reference in this Agreement to "Lender" shall be deemed to be a reference to Lender and any or all of its successors and assigns.

        14.9.    Captions; References.    Section headings and the Table of Contents are for convenience only and shall not be construed as a part of this Agreement. All references herein to numbered Articles and Sections, unless otherwise indicated, are to Articles and Sections of this Agreement.

        14.10.    Counterparts.    This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original for all purposes, but all such counterparts shall together constitute but one and the same instrument.

        14.11.    Severability.    If any term or provision hereof or the application thereof to any circumstance shall, in any jurisdiction and to any extent, be invalid or unenforceable, such term or such provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable any remaining terms and provisions hereof or the application of such term or provision to circumstances other than those as to which it is held invalid or unenforceable. To the extent permitted by applicable law, the parties hereto hereby waive any provision of law which renders any term or provision hereof invalid or unenforceable in any respect.

        14.12.    Survival of Representations, Etc.    Except as set forth in Sections 8.1(l), 8.1(u), 8.1(v), 8.1(w), 8.1(x), 14.2 and 14.4(b) hereof, all representations, warranties, covenants and agreements made herein and in certificates delivered pursuant hereto shall survive any investigation or inspection made by or on behalf of Lender and shall continue in full force and effect until all of the obligations of Borrower under this Agreement, the Note, the Leases, Leasehold Mortgages and the Security Agreement shall be fully performed in accordance with the terms hereof or thereof.

        14.13.    Notices.    Any notice required or permitted to be given under this Agreement, to be effective, shall be in writing (including by facsimile), and shall be deemed to have been duly given or made (a) when delivered by hand or by nationally recognized overnight carrier, (b) upon receipt after being deposited in the mail, certified mail and postage prepaid or (c) in the case of notice by fax, when sent and electronically confirmed, addressed as set forth below, with a copy of such notice sent by any other means provided in clauses (a) and (b) above.

  (a)
  If to Lender, at:

  Freemantle Limited
  c/o Kien Huat Realty Sdn. Bhd.
  22nd Floor—Wisma Genting
  Jalan Sultan Ismail
  Kuala Lumpur, Malaysia 50250
  Facsimile No. (011 60 3) 2162 4951
  Attention: E.S. Teo

  with a copy to:
  Cleary, Gottlieb, Steen & Hamilton
  One Liberty Plaza
  New York, New York 10006
  Facsimile No. (212) 225 3999
  Attention: Steven G. Horowitz, Esq.

  (b)
  If to Borrower, at:

  Seneca Niagara Falls Gaming Corporation
  P.O. Box 777
  Niagara Falls, NY 14303-0777
  Facsimile No. 716 299 1200
  Attention: G. Michael Brown

  with a copy to:
  Akin, Gump, Strauss, Hauer & Feld, L.L.P.
  Robert S. Strauss Building
  1333 New Hampshire Avenue, N.W.
  Suite 400
  Washington, D.C. 20036-1564
  Facsimile No. (202) 887 4288
  Attention: Donald R. Pongrace and Barry Brandon

        (c)   If to any of the foregoing parties, at such other address as such party shall from time to time designate in writing to the other parties hereto.

        (d)   In the event any notice shall be given by facsimile, the party giving such notice shall confirm such notice by a writing delivered by hand or international courier (specifying the fastest delivery method available); provided, however, that for all purposes hereunder notice shall be deemed effective at the time given by facsimile.

        14.14.    Compliance with 25 U.S.C. § 81.    In compliance with 25 U.S.C. § 81, the residence and occupation of the parties in interest are stated as follows:

(a)	Party in interest:	Seneca Niagara Falls Gaming Corporation
	Residence:	Niagara Falls, New York
	Occupation:	A tribally chartered corporation of a federally recognized Indian tribe
	Party in interest:	Freemantle Limited
	Residence:	Isle of Man
	Occupation:	Business Corporation

        (b)   Scope of Authority:

        The Chairman of Borrower is authorized to execute this Agreement by resolutions of the Board of Directors of the Seneca Niagara Falls Gaming Corporation, said resolutions adopted by such Board on November 13, 2002. The Chairman exercises his authority in this instance because he believes that the Agreement is in the best interests of Borrower.

        (c)   This Agreement was executed on or about 1:00 p.m. on the 22nd day of November, 2002, for the particular purposes set forth above.

        (d)   This Agreement shall expire on or before the later of the Maturity Date or, if later, the full repayment of the Loan and all other amounts due hereunder.

        (e)   Borrower agrees that this Agreement is in compliance with 25 U.S.C. § 81.

        14.15.    Waivers.    Lender shall not by any act, delay, omission or otherwise be deemed to have waived any of its rights or remedies hereunder and no waiver shall be valid unless in writing, signed by Lender, and then only to the extent therein set forth. A waiver by Lender of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which Lender would otherwise have had on any future occasion. No failure to exercise nor any delay in exercising on the part of Lender, any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

        14.16.    Waiver of Immunity and Consent to Suit.    In accordance with the provisions of the resolutions of the Borrower dated November 13, 2002, Borrower hereby irrevocably waives its sovereign immunity (and any defense based thereon) from any suit, action or proceeding or from any legal process (whether through service of notice, attachment prior to the judgment, attachment in aid of execution, execution, exercise of contempt powers or otherwise) in any forum with respect to this Agreement, the other Loan Documents or any of the agreements or transactions contemplated hereby or thereby and Lender with respect thereto shall have all available legal and equitable remedies, including, without limitation, the right of Lender to specific performance, money damages and/or injunctive and declaratory relief and Borrower expressly consents to the exercise of jurisdiction over such action and over Borrower, and to the extent permitted by Federal law, the exercise of in rem jurisdiction over the available assets and income, by the courts of the State of New York and the courts of any other state or of the United States which may have jurisdiction over the subject matter.

        14.17.    Personal Jurisdiction and Service of Process.    Borrower and Lender hereby irrevocably consent to personal jurisdiction and venue in any court of the State of New York or any federal court sitting in the State of New York, and hereby waive any claim either may have that such court is an inconvenient forum for the purposes of any suit, action or other proceeding arising out of this Agreement, the other Loan Documents or any of the agreements or transactions contemplated hereby or thereby, which is brought by the Lender against the Borrower, or by the Borrower against the Lender, as the case may be, and hereby agree that all claims in respect of any such suit, action or proceeding may be heard or determined in any such court; and each of Borrower and the Lender further consent to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the Borrower or the Lender at its address (including the addresses of their respective attorneys) set forth herein for the giving of notices, such service to become effective ten days after such mailing.

        14.18.    Jurisdiction and Governing Law.    Except as otherwise provided by applicable federal law, this Agreement shall be governed by the law of the State of New York (including without limitation the UCC). The courts of the State of New York and (to the extent jurisdiction over the subject matter is vested in them by the laws of the United States) any federal court sitting in the State of New York, may exercise jurisdiction over any action, suit or proceeding arising with respect to enforcement, construction, termination or modification of this Agreement. Borrower is expressly and irrevocably prohibited from exercising the jurisdiction of any of the Nation's tribal courts (whether now or hereafter existing) or other forums (whether now or hereafter existing) of the Nation over any suit, action or proceeding and Borrower hereby waives any claim or right which Borrower may possess to the exercise of such jurisdiction and any requirement that tribal remedies be exhausted is hereby waived.

        14.19.    Waiver of Trial by Jury.    EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTY HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

        14.20.    Effect of Waivers and Consents.    THE WAIVERS AND CONSENTS DESCRIBED IN THIS ARTICLE 14 SHALL INURE TO THE BENEFIT OF THE LENDER AND EACH OTHER PERSON WHO IS ENTITLED TO THE BENEFITS OF THE LOAN DOCUMENTS (INCLUDING WITHOUT LIMITATION THE INDEMNIFIED PERSONS HEREUNDER). THE LENDER AND SUCH OTHER PERSONS SHALL HAVE AND BE ENTITLED TO ALL AVAILABLE LEGAL AND EQUITABLE REMEDIES, INCLUDING THE RIGHT TO SPECIFIC PERFORMANCE, MONEY DAMAGES AND INJUNCTIVE OR DECLARATORY RELIEF. THE WAIVERS OF SOVEREIGN IMMUNITY AND CONSENTS TO JURISDICTION CONTAINED IN THIS ARTICLE 14 ARE IRREVOCABLE.

        14.21.    Confidentiality.    All information exchanged or shared in connection with negotiations regarding the Loan and the Loan Documents shall remain confidential and not be shared with any other party without Lender's prior written consent, as applicable. Neither party will issue any press release or make any announcement or other public statement regarding the Loan without the prior written consent of the other.

        IN WITNESS WHEREOF, Borrower and Lender have each caused this Agreement to be duly executed as of the date and year first above written.

THE SENECA NIAGARA FALLS GAMING CORPORATION, AS BORROWER:
By:	/s/ CYRUS SCHINDLER Printed Name: Cyrus Schindler Title: Chairman, Seneca Niagara Falls Gaming Corporation
FREEMANTLE LIMITED, AS LENDER:
By:	/s/ TAN SRI LIM KOK THAY Printed Name: Tan Sri Lim Kok Thay Title:

QuickLinks

AMENDMENT NO. 1 TO TERM LOAN AGREEMENT
W I T N E S S E T H
TABLE OF CONTENTS
TERM LOAN AGREEMENT
W I T N E S S E T H